Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LAKES ENTERTAINMENT, INC.,

LG ACQUISITION CORPORATION,

SARTINI GAMING, INC.,

AND

THE BLAKE L. SARTINI AND DELISE F. SARTINI FAMILY TRUST

DATED AS OF JANUARY 25, 2015

 i

3.20	Insurance	24
3.21	Tax Matters	24
3.22	Bank Accounts	27
3.23	Brokers	27
3.24	Licensability	27
3.25	Compliance with Gaming Laws	28
3.26	Relations with Suppliers	28
3.27	Investment Intent	29
3.28	Investigation by Parent	29
3.29	Exclusive Representations and Warranties	29

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT		29

4.1	Corporate Organization and Power	29
4.2	Articles of Incorporation of Parent and Merger Subsidiary; Minutes	30
4.3	Subsidiaries	30
4.4	Authorization	30
4.5	Capitalization	31
4.6	Valid Issuance of Parent Common Stock	33
4.7	Non-Contravention	33
4.8	Consents and Approvals	33
4.9	Parent SEC Documents; Financial Reports	33
4.10	Proxy Statement Information	36
4.11	Absence of Certain Changes	36
4.12	Assets and Properties	36
4.13	Intellectual Property	37
4.14	Compliance with Applicable Law	38
4.15	Permits	39
4.16	Litigation	39
4.17	Material Contracts	39
4.18	Environmental Compliance	40
4.19	Insurance	42
4.20	Tax Matters	42
4.21	Parent Benefit Plans	44
4.22	Labor and Employment Matters	46
4.23	Brokers	47
4.24	Bank Accounts	47
4.25	Listing and Maintenance Requirements	47
4.26	Licensability	47
4.27	Compliance with Gaming Laws	48
4.28	Relations with Suppliers	49
4.29	Investigation by Company	49
4.30	Exclusive Representations and Warranties	49

ARTICLE 5 COVENANTS		49

5.1	Conduct of Business	49

5.2	No Control of Other Party’s Business	55
5.3	Full Access	55
5.4	Confidentiality	55
5.5	Limit to Access and Disclosure	56
5.6	Regulatory Approvals; Consents	56
5.7	Credit Facilities	58
5.8	Further Assurances; Cooperation; Notification	59
5.9	Proxy Statement; Parent Special Meeting	60
5.10	NASDAQ Listing	61
5.11	Acquisition Proposal; No Solicitation	61
5.12	Public Announcements	65
5.13	State Takeover Statutes	66
5.14	Stockholder Litigation	66
5.15	Restrictions on Transfer of Parent Common Stock	66
5.16	Indemnification and Exculpation	66
5.17	Compensation and Employee Benefits Matters	68
5.18	Schedule Updates	68
5.19	Support of Committees	69
5.20	Big Sky Gaming	69
5.21	Company Information Technology Systems	69
5.22	Jamul Dispositions	69
5.23	Issuance of Options	72
5.24	Nevada Business Tax Change	72

ARTICLE 6 CONDITIONS TO PARENT’S AND MERGER SUBSIDIARY’S OBLIGATIONS		72

6.1	Representations and Warranties	73
6.2	Performance	73
6.3	Required Approvals and Consents	73
6.4	No Injunctions or Legal Restraints; Illegality	73
6.5	Subsequent Events	73
6.6	Officer’s Certificate	73
6.7	Articles of Incorporation; Good Standing	74
6.8	Escrow Agreement	74
6.9	NOL Preservation Agreement; Shareholders’ Agreement	74
6.10	Key Individual Noncompetition Agreement	74
6.11	Company Debt	74
6.12	Golden Gaming Warrants	74
6.13	Information Technology Upgrades	74
6.14	Stockholder Investment Representations	74

ARTICLE 7 CONDITIONS TO COMPANY’S OBLIGATIONS		74

7.1	Representations and Warranties	74
7.2	Performance	75
7.3	Required Approvals and Consents	75

7.4	No Injunctions or Legal Restraints; Illegality	75
7.5	Subsequent Events	75
7.6	Officer’s Certificate	75
7.7	Articles of Incorporation; Good Standing	75
7.8	Escrow Agreement	75
7.9	Registration Rights Agreement	76
7.10	Listing of Parent Common Stock	76
7.11	NOL Preservation Agreement; Shareholders’ Agreement	76
7.12	Parent Key Individual Noncompetition Agreement	76
7.13	Parent Closing Funds	76
7.14	Sale of Office Building	76

ARTICLE 8 TERMINATION		76

8.1	Methods of Termination	76
8.2	Effect of Termination	78
8.3	Fees and Expenses	79

ARTICLE 9 TAX MATTERS		80

9.1	Reorganization	80
9.2	Transactional Taxes	81
9.3	Filing of Tax Returns	81
9.4	Tax Contests	82

ARTICLE 10 SURVIVAL; INDEMNIFICATION		82

10.1	Survival of Representations and Warranties	82
10.2	Stockholders’ Indemnification	82
10.3	Limitations on Liability	83
10.4	Indemnification Procedures	85
10.5	Indemnification Shares; Sole Source	86
10.6	Stockholder Acknowledgment	87
10.7	Adjustment to Purchase Price	87
10.8	Independent Board Committee	87

ARTICLE 11 DEFINITIONS		88

11.1	Definitions	88
11.2	Interpretation	105

ARTICLE 12 MISCELLANEOUS		106

12.1	Notices	106
12.2	Amendments; No Waivers	107
12.3	Successors and Assigns	108
12.4	Governing Law	108
12.5	Counterparts; Effectiveness	108

12.6	Entire Agreement	108
12.7	Captions	109
12.8	Severability	109
12.9	Construction	109
12.10	Cumulative Remedies	109
12.11	Third Party Beneficiaries	109
12.12	Specific Performance	109
12.13	Privilege	110

Exhibit Table

Exhibit A – Form of Shareholders’ Agreement

Exhibit B – Form of Voting and Support Agreement

Exhibit C – Form of NOL Preservation Agreement

Exhibit D – Form of Escrow Agreement

Exhibit E – Form of Key Individual Noncompetition Agreement

Exhibit F – Form of Registration Rights Agreement

Exhibit G – Description of Jamul Land

 v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 25, 2015, is entered into by and among Lakes Entertainment, Inc., a Minnesota corporation (“Parent”), LG Acquisition Corporation, a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), Sartini Gaming, Inc., a Nevada corporation (the “Company”), and The Blake L. Sartini and Delise F. Sartini Family Trust (the “Stockholder,” and, together with Parent, Merger Subsidiary and the Company, the “Parties” and each a “Party”). Reference is made to Section 11.1 for the definition of certain terms used but not otherwise defined in this Agreement.

WHEREAS, the Parties wish to provide for the merger of Merger Subsidiary with and into the Company, with the Company being the surviving corporation following such merger (the “Merger”);

WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the rules and regulations promulgated thereunder and this Agreement will be, and is, adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3;

WHEREAS, the Board of Directors of each of Parent and Merger Subsidiary have (i) determined that the Merger is fair to and in the best interests of Parent and Merger Subsidiary and their respective shareholders, and (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, and Parent has approved and adopted this Agreement, the Merger and the other transactions contemplated hereby as the sole shareholder of Merger Subsidiary;

WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to and in the best interests of the Company and the Stockholder, and (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the Stockholder holds of record all authorized, issued and outstanding shares of capital stock of the Company, which capital stock consists exclusively of Company Common Stock, and has voted such shares in favor of this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, simultaneously with the execution of this Agreement and as an inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, the Stockholder has entered into a shareholders’ agreement with Parent and the Restricted Stockholders with respect to Parent board representation following the Merger in the form attached hereto as Exhibit A (the “Shareholders’ Agreement”);

WHEREAS, simultaneously with the execution of this Agreement and as an inducement to the Company’s and the Stockholder’s willingness to enter into this Agreement, the Restricted Stockholders and Parent have entered into the Shareholders’ Agreement and a voting and support agreement with the Company under which the Restricted Stockholders have agreed to support and vote their shares in favor of the issuance of shares of Parent Common Stock to the Stockholder in connection with the Merger and the other transactions contemplated hereby and such other matters to be voted upon under the Proxy Statement in the form attached hereto as Exhibit B (together with the Shareholders’ Agreement, the “Parent Voting Agreements”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent, Merger Subsidiary and the Stockholder hereby agree as follows:

ARTICLE 1
THE MERGER

1.1           The Merger. Upon the terms and subject to the conditions hereof, in accordance with Chapter 78 of the Nevada Revised Statutes (as amended, the “NRS”), at the Effective Time, Merger Subsidiary shall be merged with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger (the “Surviving Corporation”), which shall continue its corporate existence under the laws of the State of Nevada. At the Effective Time, the separate existence of Merger Subsidiary shall thereupon cease and the Merger will have the effects specified in the NRS. As a result of the Merger, the Company will thereafter be a wholly-owned subsidiary of Parent. The name of the Surviving Corporation shall be Golden Holdings, Inc. References herein to the Company with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Corporation.

1.2           Effective Time of the Merger. The Parties shall cause the Merger to be consummated by filing articles of merger of the Company and Merger Subsidiary (the “Certificate of Merger”) with the Secretary of State of the State of Nevada on the Closing Date in such form as required by, and executed in accordance with, the relevant provisions of Section 92A.200 of the NRS. The Merger shall become effective upon such filing of the Certificate of Merger with the Secretary of State of the State of Nevada; provided, that, upon the mutual written consent of Parent and the Company, the Certificate of Merger may provide for a later time or date of effectiveness of the Merger (the date and time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

1.3           Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation.

1.4           Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing (the “Closing”) will take place at the offices of Gray, Plant, Mooty, Mooty & Bennett, P.A., 500 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402, at 10:00 a.m. on the last day of the calendar month in which the conditions set forth in Articles 6 and 7 shall have been satisfied or (to the extent permitted hereunder and by Applicable Law) waived (excluding conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing); provided, that, if the date on which such conditions are satisfied or waived is less than three Business Days prior to the end of any calendar month, the Closing will take place on the last day of the immediately following calendar month; provided, further, that, in the event that the last day of the applicable month is not a Business Day, the Closing will take place on the next Business Day, in each case unless this Agreement has been theretofore terminated pursuant to its terms or unless another place, time or date is mutually agreed to by the Parties in writing (the date of the Closing, the “Closing Date”).

1.5           Articles of Incorporation. At the Effective Time, the Articles of Incorporation of the Company shall be amended and restated in their entirety in the form of the Articles of Incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time (except that Article 1 of such Articles of Incorporation shall be amended to read as follows: “The name of the Corporation is: Golden Holdings, Inc.”), and as so amended shall be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and of the NRS.

1.6           Bylaws. At the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety in the form of the Bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time, and as so amended shall be the Bylaws of the Surviving Corporation until duly amended in accordance with the terms thereof and of the NRS.

1.7           Parent Articles of Incorporation and Bylaws. At or prior to the Effective Time, Parent shall take all actions as may be necessary to cause the Articles of Incorporation of Parent to be amended and restated in their entirety in a form mutually agreed to by Parent and the Company (the “Articles Amendment”) and the First Amended By-Laws of Parent to be amended and restated in their entirety in a form mutually agreed to by Parent and the Company, including such amendments as may be required to effect the provisions of Sections 1.9 and 1.10 and such amendment as may be required to change the name of Parent to Golden Entertainment, Inc., and as so amended shall be the Articles of Incorporation and By-Laws of Parent.

1.8           Directors and Officers of the Company. Unless otherwise mutually agreed by Parent and the Company, from and after the Effective Time: (a) the directors of the Surviving Corporation shall be the directors set forth on Annex I attached hereto, and (b) the officers of the Company shall continue to be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

1.9           Directors and Officers of Parent. Prior to the Effective Time, Parent shall take all actions as may be necessary (including obtaining any required resignations from Parent incumbent directors to permit the Parent Board of Directors composition contemplated below) to cause at the Effective Time:

(a)	the number of directors constituting the Parent Board of Directors to be seven;

(b)

the Parent Board of Directors at the Effective Time to be composed of the following individuals: (i) Lyle Berman and Timothy Cope, or, if any such person is unable or unwilling to serve as a director of Parent, then such other Person or Persons as may be designated by Parent, (ii) Blake L. Sartini, or, if he is unable or unwilling to serve as a director of Parent, then such other Person as may be designated by the Stockholder, (iii) one other Person as may be designated by Parent within 45 days after the date of this Agreement (who shall qualify as an “independent director” (as such term is defined in NASDAQ Equity Rule 5605(a)(2)) with respect to Parent), (iv) two other Persons as may be designated by the Stockholder within 45 days after the date of this Agreement (each of whom shall qualify as an “independent director” with respect to Parent), and (v) one other Person as may be jointly designated by Parent and the Stockholder within 45 days after the date of this Agreement (who shall qualify as an “independent director” with respect to Parent) (all such persons who are not members of the Parent Board of Directors as of the date hereof, the “New Parent Directors”); provided, however, that each of the Persons specified in clauses (iii), (iv) and (v) above shall also meet the minimum requirements to serve on Parent’s audit committee and compensation committee under NASDAQ Marketplace Rules; and provided further, that at any time prior to the Closing Date, each of Parent and the Stockholder, as applicable, shall be entitled to designate another Person to serve in such Person’s stead in the event that any Person previously so designated to serve on the Parent Board of Directors is unable or unwilling to serve in such position or Parent or the Stockholder, as applicable, otherwise determines that such replacement is appropriate;

(c)

Mr. Sartini (or, if Mr. Sartini is unable or unwilling to serve in such position, then such other member of the Parent Board of Directors as the Stockholder shall choose in its discretion) shall be elected to serve as Chairman of the Parent Board of Directors for a period of at least three years following the Effective Time (subject to Mr. Sartini being elected as a director by Parent’s shareholders on an annual basis); and

(d)

the individuals designated as “officers” in Annex II attached hereto to be the officers of Parent, to serve from and after the Effective Time until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law.

1.10         Three Year Initial Board Composition. Parent shall cause each of the Persons designated pursuant to Section 1.09(b) (or their respective replacements designated by Parent or the Stockholder, as applicable, in the event that any Person previously so designated to serve on the Parent Board of Directors is or becomes unable or unwilling to serve in such position) to be re-nominated for election to the Parent Board of Directors at each of the annual meetings of Parent’s shareholders that occurs during the 36 months following the Effective Time.

1.11         Headquarters. Following the Effective Time, the corporate headquarters and related corporate functions for Parent and its Subsidiaries will be located in the Las Vegas, Nevada metropolitan area.

ARTICLE 2
CONVERSION OF SECURITIES

2.1           Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Subsidiary or the Stockholder:

(a)

Treasury Stock. All shares of Company Common Stock that are held by the Company as treasury stock or that are owned by the Company, Parent or any of its Subsidiaries (other than those held in a fiduciary capacity for the benefit of third parties) immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist and no Parent Common Stock or other consideration shall be delivered in exchange therefor.

(b)

Company Capital Stock. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 2.1(a)) shall be canceled and converted into the right to receive such number of validly issued, fully paid and nonassessable shares of Parent Common Stock as is determined by dividing (i) the aggregate number of Merger Consideration Shares by (ii) the aggregate number of such shares of Company Common Stock. For purposes of clarity, the Parties acknowledge that, at the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a Company Certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration Shares to be issued in consideration therefor upon surrender of such Company Certificates as provided in Section 2.3 below.

(c)

Capital Stock of Merger Subsidiary. Each share of capital stock of Merger Subsidiary that is issued and outstanding immediately prior to the Effective Time shall be canceled and converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. The stock certificate(s) evidencing Parent’s ownership of such shares of common stock of the Surviving Corporation shall bear such legends as are required by the NRS and applicable Gaming Laws.

2.2           Merger Consideration Shares.

(a)

Merger Consideration Shares. “Merger Consideration Shares” means such number of validly issued, fully paid and nonassessable shares of Parent Common Stock (rounded to the nearest whole share) as is equal to (i) the product of (x) the aggregate number of Post-Closing Parent Shares multiplied by (y) the Company Stockholder Percentage, less (ii) the Warrantholder Shares (if any).

(b)	Definitions. For purposes of this calculation,

(i)	“Post-Closing Parent Shares” means such number of shares of Parent Common Stock as shall equal the Fully Diluted Pre-Closing Parent Shares divided by the Parent Stockholder Percentage.

(ii)

“Fully Diluted Pre-Closing Parent Shares” means 14,132,195 shares of Parent Common Stock; provided, that if such number of shares is different than the sum of all shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time plus all shares of Parent Common Stock issuable upon exercise, vesting, conversion or exchange of all Parent Stock Options (excluding the Parent Stock Options exercisable for 12,500 shares of Parent Common Stock at an exercise price of $12.85 per share outstanding on the date hereof and excluding any Parent Stock Options redeemed prior to or contemporaneously with the Closing as permitted by the Parent Stock Option Plan) and Parent Convertible Securities that are outstanding immediately prior to the Effective Time, such number of Fully Diluted Pre-Closing Parent Shares shall be adjusted to such sum.

(iii)

“Parent Stockholder Percentage” means the percentage of the Post-Closing Parent Shares to be held by the pre-Merger shareholders of Parent following the Merger or to be issuable upon the exercise of outstanding Parent Stock Options or the conversion, exercise, vesting or exchange of outstanding Parent Convertible Securities, which percentage shall be determined by dividing the Parent Pre-Merger Value by the Total Post-Merger Value; provided, that, in no event shall the Parent Stockholder Percentage be less than the Minimum Percentage, it being understood and agreed that, if the Parent Stockholder Percentage, as determined in accordance with this provision, would otherwise result in a percentage less than the Minimum Percentage, then the Parent Stockholder Percentage will be the Minimum Percentage.

(iv)

“Company Stockholder Percentage” means the percentage of the Post-Closing Parent Shares to be held by the Stockholder following the Merger (together with any Warrantholder Shares held by any Warrantholders following the Merger), which percentage shall be determined by dividing the Company Pre-Merger Value by the Total Post-Merger Value; provided, that, in no event shall the Company Stockholder Percentage be greater than the Maximum Percentage, it being understood and agreed that, if the Company Stockholder Percentage, as determined in accordance with this provision, would otherwise result in a percentage greater than the Maximum Percentage, then the Company Stockholder Percentage will be the Maximum Percentage.

(v)	“Total Post-Merger Value” means the sum of the Parent Pre-Merger Value and the Company Pre-Merger Value.

(vi)

“Parent Pre-Merger Value” means the equity value of Parent and its Subsidiaries, determined on a consolidated basis, immediately prior to the Effective Time, as determined on a preliminary basis in accordance with the terms of Schedule 2.2(b) and adjusted after the Effective Time pursuant to Schedule 2.2(d).

(vii)

“Company Pre-Merger Value” means the equity value of the Company and its Subsidiaries, determined on a consolidated basis, immediately prior to the Effective Time, determined on a preliminary basis in accordance with the terms of Schedule 2.2(b) and adjusted after the Effective Time pursuant to Schedule 2.2(d).

(viii)	“Merger Share Price” means the price per share derived by dividing (x) the Parent Pre-Merger Value by (y) the number of Fully Diluted Pre-Closing Parent Shares.

(c)

Escrowed Merger Consideration. At the Effective Time, Parent shall deliver to the Escrow Agent pursuant to the Escrow Agreement share certificates in the name of the Stockholder representing such number of Merger Consideration Shares equal to: (i) 5% of the Merger Consideration Shares (as calculated prior to adjustment pursuant to Section 2.2(d), and rounded to the nearest whole share) (the “Adjustment Shares”) and (ii) 10% of the Merger Consideration Shares (as calculated prior to adjustment pursuant to Section 2.2(d), and rounded to the nearest whole share) (the “Indemnification Shares”), which shares shall be deducted from the shares of Parent Common Stock issued and delivered to the Stockholder pursuant to Section 2.3(b). The Parties agree to treat the Adjustment Shares and the Indemnification Shares as received and owned by the Stockholder for federal income tax purposes, in all cases to the extent not released to Parent pursuant to Section 2.2(d)(i) or Section 10.5, and to file all Tax Returns on a basis consistent with such treatment. For avoidance of doubt, the Stockholder shall have the right to vote the Adjustment Shares and the Indemnification Shares held in escrow, and any dividends or distributions paid on the Adjustment Shares or Indemnification Shares held in escrow shall be paid to the Stockholder.

(d)

Post-Closing Adjustment. The Parent Pre-Merger Value and the Company Pre-Merger Value will each be subject to final adjustment (the “Post-Closing Adjustment”) in accordance with the terms of Schedule 2.2(d). Within ten Business Days after the determination of the Post-Closing Adjustment:

(i)

in the event that the Merger Consideration (calculated prior to the Post-Closing Adjustment) exceeds the Merger Consideration (calculated after giving effect to the Post-Closing Adjustment), then: (A) an amount of Adjustment Shares with a value (based on the Merger Share Price) equal to such excess shall be released to Parent from escrow under the Escrow Agreement, and (B) all Adjustment Shares (if any) remaining in escrow under the Escrow Agreement shall be released to the Stockholder; provided, that, in the event that after the release of all of the Adjustment Shares to Parent pursuant to clause (A), a portion of such excess amount remains outstanding, the Stockholder shall transfer to Parent that number of additional shares of Parent Common Stock with a value (based on the Merger Share Price) equal to such shortfall; and

(ii)

in the event that the Merger Consideration (calculated after giving effect to the Post-Closing Adjustment) exceeds the Merger Consideration (calculated prior to the Post-Closing Adjustment), then: (A) Parent shall issue and deliver to Stockholder an amount of validly issued, fully paid and nonassessable shares of Parent Common Stock with a value (based on the Merger Share Price) equal to such excess (provided, that, if the issuance of such additional shares would cause the Stockholder’s post-Closing ownership percentage to exceed the Maximum Percentage then only such number of shares of Parent Common Stock as will cause the Stockholder to own the Maximum Percentage), and (B) all Adjustment Shares in escrow under the Escrow Agreement shall be released to the Stockholder.

(e)

In the event that the Company Stockholder Percentage is limited to the Maximum Percentage by operation of the provisos in Section 2.2(b)(iv) or Section 2.2(d)(ii)(A), then the Parties shall negotiate in good faith to agree on additional consideration (such additional consideration is not required to be in the form of cash or shares of Parent Common Stock) to be transferred by Parent to the Stockholder at the Closing (or in connection with the Post-Closing Adjustment, as applicable) with a fair market value equivalent to the product of (i) the Company Stockholder Percentage (calculated without giving effect to the proviso in Section 2.2(b)(iv)) minus the Maximum Percentage multiplied by (ii) the Total Post-Merger Value (such consideration, the “Additional Consideration”), but only to the extent that such Additional Consideration will not cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)

Quest Adjustment. In the event that (i) subsequent to the Effective Time, Parent has continued to use commercially reasonable efforts to defend the Quest Litigation (including payment of litigation-related fees and expenses) and there is a Quest Litigation Resolution, and (ii) the Merger Consideration (calculated pursuant to Section 2.2(d) and Schedule 2.2(d) after giving effect to the Quest Litigation Resolution as if the Quest Litigation Resolution occurred immediately prior to the Effective Time with all amounts payable with respect thereto payable by Parent and its Subsidiaries after the Closing Date) exceeds the Merger Consideration (calculated pursuant to Section 2.2(d) and Schedule 2.2(d)), Parent shall issue and deliver to the Stockholder a number of validly issued, fully paid and nonassessable shares of Parent Common Stock with a value (based on the Merger Share Price) equal to such excess (rounded to the nearest whole share); provided, that, if the issuance of such additional shares would cause the Stockholder’s post-Closing ownership percentage to exceed the Maximum Percentage, then Parent shall pay the Stockholder in immediately available funds an amount equal to the value of such incremental shares (based on the Merger Share Price) that if issued would otherwise cause the Stockholder to exceed the Maximum Percentage, but only to the extent that such cash payment will not cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(g)	Office Building Adjustment. In the event that the sale of the Office Building closes on or after the 60th day after the Effective Time, then:

(i)

in the event that the Merger Consideration (as calculated pursuant to Section 2.2(d) and Schedule 2.2(d)) exceeds the Merger Consideration (calculated pursuant to Section 2.2(d) and Schedule 2.2(d) after giving effect to the sale of the Office Building as if it had occurred immediately prior to the Closing), then the Stockholder shall transfer to Parent shares of Parent Common Stock with a value (based on the Merger Share Price) equal to the amount of such excess (rounded to the nearest whole share); and

(ii)

in the event that the Merger Consideration (calculated pursuant to Section 2.2(d) and Schedule 2.2(d) after giving effect to the sale of the Office Building as if it had occurred immediately prior to the Closing) exceeds the Merger Consideration (as calculated pursuant to Section 2.2(d) and Schedule 2.2(d)), then Parent shall issue and deliver to the Stockholder an amount of validly issued, fully paid and nonassessable shares of Parent Common Stock with a value (based on the Merger Share Price) equal to such excess (rounded to the nearest whole share); provided, that, if the issuance of such additional shares would cause the Stockholder’s post-Closing ownership percentage to exceed the Maximum Percentage, then Parent shall pay the Stockholder in immediately available funds an amount equal to the value of such incremental shares (based on the Merger Share Price) that if issued would otherwise cause the Stockholder to exceed the Maximum Percentage, but only to the extent that such cash payment will not cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(h)

Tax Refunds. In the event that (i) Parent has not received Tax Refunds with respect to tax receivables of Parent in existence as of the Closing in an aggregate amount equal to or greater than $2,155,000 prior to the second anniversary of the Closing Date and (ii) the Merger Consideration (calculated pursuant to Section 2.2(d) and Schedule 2.2(d) after excluding from the Parent Net Working Capital Balance and Parent Current Assets all tax receivables except those for which Tax Refunds were received by Parent prior to the second anniversary of the Closing Date) exceeds the Merger Consideration (as calculated pursuant to Section 2.2(d) and Schedule 2.2(d)), then Parent shall issue and deliver to the Stockholder an amount of validly issued, fully paid and nonassessable shares of Parent Common Stock with a value (based on the Merger Share Price) equal to such excess (rounded to the nearest whole share); provided, that, if the issuance of such additional shares would cause the Stockholder’s post-Closing ownership percentage to exceed the Maximum Percentage, then Parent shall pay the Stockholder in immediately available funds an amount equal to the value of such incremental shares (based on the Merger Share Price) that if issued would otherwise cause the Stockholder to exceed the Maximum Percentage, but only to the extent that such cash payment will not cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

2.3           Exchange Procedures.

(a)

On the Closing Date, the Stockholder shall surrender to Parent for cancellation such Company Certificate or Company Certificates which immediately prior to the Effective Time represented all outstanding shares (other than shares canceled pursuant to Section 2.1(a)) of Company Common Stock, together with executed stock powers and such other administrative documents as may be reasonably required by Parent in connection with such surrender.

(b)

In connection with such surrender, except as set forth in Section 2.2(c), Parent shall issue and deliver to the Stockholder share certificates in the name of the Stockholder representing the Merger Consideration Shares. Until surrendered as contemplated by this Section 2.3, each Company Certificate will be deemed at all times after the Effective Time for all purposes to represent only the right to receive upon such surrender the applicable portion of the Merger Consideration with respect to the shares of Company Capital Stock formerly represented thereby, subject to the provisions of Section 2.2(c).

(c)

Following the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the Stockholder will cease to have any rights as a stockholder of the Surviving Corporation, except as provided by Applicable Law.

2.4           No Further Rights in Company. All shares of Parent Common Stock issued to the Stockholder upon conversion of shares of Company Capital Stock in accordance with the terms of this Article 2 shall be deemed to have been issued or paid in full satisfaction of all obligations of Parent and the Company pertaining to the shares of Company Capital Stock.

2.5           Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Stockholder and an indemnity by the Stockholder against any claims that may be made against Parent with respect to such Company Certificate, Parent will deliver in exchange for such lost, stolen or destroyed Company Certificate the applicable Merger Consideration with respect to the Company Capital Stock formerly represented thereby, subject to the provisions of Section 2.2(c).

2.6           Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Surviving Corporation, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Subsidiary on the date hereof (the “Company Disclosure Schedule”) and any Schedule Update thereto, the Company hereby represents and warrants to Parent and Merger Subsidiary as follows (the Company Disclosure Schedule is arranged in sections corresponding to the sections and subsections of this Article 3, and disclosure in one section of the Company Disclosure Schedule shall constitute disclosure for all other sections of the Company Disclosure Schedule only to the extent to which the applicability of such disclosure is reasonably apparent):

3.1	Corporate Organization and Power.

(a)	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b)

The Company has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate the assets and properties of the Company as now owned, leased and operated. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of its properties and assets owned, leased or operated by it or the nature of the business conducted by it requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole). The Stockholder is a trust formed under the laws of the State of Nevada.

3.2           Articles of Incorporation of Company; Minutes. The Company has heretofore made available to Parent complete and accurate copies of its Articles of Incorporation and Bylaws, as currently in effect. The minute books and stock or equity records of the Company and its Subsidiaries, all of which have been made available to Parent, are complete and correct in all material respects. At the Closing, all such books and records will be in the possession of the Company and its Subsidiaries.

3.3           Subsidiaries and Other Entities. Section 3.3 of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company. Each outstanding share of capital stock or other equity interest in each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and, except for the Golden Gaming Warrants, is owned, beneficially and of record, by the Company or one of its wholly-owned Subsidiaries. Each Subsidiary of the Company and each of the Big Sky Entities is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be and has all requisite entity power and authority to carry on its business as now conducted and to own, lease and operate its assets and properties as now owned, leased and operated, except where the failure to be so organized, existing or in good standing in such jurisdiction would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole). Each such Subsidiary and any of the Big Sky Entities is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of its properties and assets owned, leased or operated by it or the nature of the business conducted by it requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole). Except as set forth in Section 3.3 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries own any equity, partnership, membership or similar interest in any other Person.

3.4           Authorization.

(a)

The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform and comply with its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with its obligations hereunder and the consummation by the Company of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings or shareholder votes on the part of the Company are necessary to authorize this Agreement or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent, the Stockholder, and Merger Subsidiary of this Agreement, constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with the respective terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies. The Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform and comply with its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery by the Stockholder of this Agreement, the performance and compliance by the Stockholder with its obligations hereunder and the consummation by the Stockholder of the transactions contemplated herein have been duly authorized. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by Parent, the Company, and Merger Subsidiary of this Agreement, constitutes the legal, valid and binding obligations of the Stockholder, enforceable against it in accordance with the respective terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b)

The Company has taken all appropriate actions so that the restrictions on business combinations contained in any “Fair Price,” “Control Share Acquisition,” “Business Combination” or other anti-takeover statute, or similar statute or regulation, or any similar provision of the Articles of Incorporation or Bylaws of the Company will not apply to this Agreement, the Merger or any of the other transactions contemplated hereby.

3.5           Capitalization of the Company. The authorized capital stock of the Company consists of 2,500 shares of Company Common Stock. As of the date hereof, there are 711 shares of Company Common Stock issued and outstanding and no shares of Company Common Stock held in treasury. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All issued and outstanding shares of Company Common Stock are owned by the Stockholder. Except for the Golden Gaming Warrants and except as otherwise set forth in Section 3.5 of the Company Disclosure Schedule, there are no other outstanding (x) shares of capital stock or other voting securities of the Company or any of its Subsidiaries, (y) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its Subsidiaries, or (z) options, warrants, conversion privileges, rights of first refusal, contracts, understandings, agreements or other rights to purchase or acquire from the Company or any of its Subsidiaries, and, no obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any of its Subsidiaries (collectively, “Company Securities”). Except as set forth in Section 3.5 of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 3.5 of the Company Disclosure Schedule, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any of its Subsidiaries.

3.6           Non-Contravention. Neither the execution, delivery and performance by the Company of this Agreement nor the consummation of the transactions contemplated hereby: (a) contravene or conflict with the Articles of Incorporation or Bylaws or other equivalent governing document, as the case may be, of the Company or any of its Subsidiaries, (b) assuming all of the Consents described in Section 3.7 are obtained or made, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to the Company or any of its Subsidiaries or any of the assets of the Company or any of its Subsidiaries, (c) result in the creation or imposition of any Lien on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens, or (d) assuming all of the Consents described in Section 3.7 are obtained or made, conflict with, constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under any terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or by which any properties or assets of the Company or any of its Subsidiaries may be bound, except, in the cases of clauses (b), (c) or (d), where such conflicts, violations, Liens, defaults or other occurrences would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole).

3.7           Consents and Approvals. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby do not require any consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a “Consent” and sometimes collectively as “Consents”) any Governmental Authority or other Person, other than (a) such filings as may be required under applicable requirements of the Exchange Act, Securities Act, any state securities, takeover and “blue sky” laws and the rules and regulations of NASDAQ, (b) the filings required under the HSR Act, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada in accordance with the requirements of the NRS, (d) such filings and other actions as are necessary to obtain all required Gaming Approvals, (e) the Consents set forth in Section 3.7 of the Company Disclosure Schedule, and (f) such other Consents which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole).

3.8           Proxy Statement Information. The material, information, financial statements and exhibits, taken as a whole, with respect to the Company supplied in writing by the Company to Parent (and its legal counsel and accounting advisors) for inclusion in the proxy statement prepared by Parent for the Parent Special Meeting (such proxy statement, the “Proxy Statement”), or any amendments thereof or supplements thereto, will not, at the time of the mailing of the Proxy Statement or any such amendment or supplement to the holders of Parent Common Stock and at the time of the Parent Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.9           Financial Statements; Undisclosed Liabilities.

(a)

The Company has made available to Parent true, correct and complete copies of (i) the unaudited consolidated balance sheet, as of October 31, 2014 of the Company and its Subsidiaries (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for the ten-month period ended October 31, 2014 (collectively, the “Latest Financial Statements”) and (ii) the audited consolidated balance sheets, as of December 31, 2012 and 2013 of the Company and its Subsidiaries and the related audited consolidated statements of income and cash flows of the Company for each of the years ended December 31, 2012 and 2013 (collectively, the “Annual Financial Statements”). The Latest Financial Statements and the Annual Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations of the Company for the periods referred to therein, subject in the case of any unaudited interim financial statements to normal year-end adjustments and the absence of notes.

(b)

The Company and its Subsidiaries maintain a system of internal accounting controls sufficient, in the judgment of the Company, to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)

Except as and to the extent reflected in the Latest Balance Sheet, the Company and its Subsidiaries have no Liabilities of a type required to be reflected or reserved for on a consolidated balance sheet of the Company prepared in accordance with GAAP, except (i) Liabilities incurred in the ordinary course of business and not required to be set forth in the Latest Balance Sheet, (ii) Liabilities that have arisen after the date of the Latest Balance Sheet in the ordinary course of business, consistent with past practice, (iii) Liabilities disclosed on Section 3.9(c) of the Company Disclosure Schedule, (iv) Liabilities arising out of or in connection with this Agreement, the Merger or the transactions contemplated hereby, (v) Liabilities included in the computation of the Post-Closing Adjustment, or (vi) Liabilities incurred in the ordinary course of business that are not in excess of the materiality level established for the most recent Annual Financial Statements by the Company’s independent accountant.

(d)	There is no outstanding indebtedness payable by any director or officer of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries.

3.10         Absence of Certain Changes. Except as otherwise authorized or contemplated by this Agreement, since December 31, 2013 through the date of this Agreement: (a) the Company and its Subsidiaries have owned and operated their assets, properties and businesses in the ordinary course of business and consistent with past practice, (b) there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole) and (c) except as disclosed in Section 3.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would have constituted a breach of, or required Parent’s consent pursuant to, Sections 5.1(c)(iii), (v), (vi), (ix), (x), (xi), (xii) or (xiii) hereof had such covenants applied since December 31, 2013.

3.11         Assets and Properties.

(a)

Except with respect to Intellectual Property (which is the subject of representations and warranties set forth in Section 3.18): (i) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole), each of the Company and its Subsidiaries has good and valid right, title and interest in and to or, in the case of leased properties or properties held under license, good and valid leasehold or license interests in, all of its assets and properties, and (ii) each of the Company and its Subsidiaries holds title to its material owned assets and properties free and clear of all Liens, except Permitted Liens.

(b)

To the Company’s knowledge, (i) the current use and operation of all real property by the Company and its Subsidiaries is in compliance in all material respects with all public and private covenants and restrictions and (ii) utilities, access and parking, if any, for such real property are adequate for the current use and operation of such real property. To the Company’s knowledge, there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or any proposed change in any Applicable Law, which could materially detrimentally affect the use or operation of such real property, nor has the Company or any of its Subsidiaries received any notice of any material special assessment proceedings affecting such real property, or applied for any material change to the zoning or land use status of such real property.

3.12         Compliance with Applicable Law. Except with respect to ERISA, Benefit Plan and labor matters, Environmental Laws, Tax matters and Gaming Laws (which are the subject of representations and warranties set forth in Sections 3.16, 3.17, 3.19, 3.21, 3.24 and 3.25, respectively):

(a)

The Company and its Subsidiaries are in compliance with all Applicable Laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole).

(b)

The Company has no knowledge of any actual or threatened (i) notice or allegation of non-compliance with any Applicable Laws, (ii) enforcement action, or (iii) investigation, in any case by any Governmental Authority against the Company or any of its Subsidiaries.

(c)

All material reports, documents, claims and notices required to be filed with, maintained for or furnished to any Governmental Authority by the Company or its Subsidiaries have been so filed, maintained or furnished by the Company or its Subsidiaries, as applicable, except where the failure to so file, maintain or furnish such report, document, claim, or notice would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole), and all such reports, documents, claims and notices were complete and accurate in all material respects on the date filed or furnished (or were corrected in or supplemented by a subsequent filing), such that no liability exists with respect to such filing, except for any such liability that would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole).

(d)

Neither the Company nor any of its Subsidiaries nor, to its knowledge, any officers, managers, directors, governors and employees of the Company or any of its Subsidiaries have made or offered any payment, gratuity or other thing of value that is prohibited by any Applicable Law to personnel of any Governmental Authority.

3.13         Permits. Section 3.13 of the Company Disclosure Schedule sets forth each of the Company Permits as of the date of this Agreement. Each Company Permit is valid and in full force and effect and no Company Permit will be terminated, revoked, modified or become terminable or impaired in any respect by reason of the Merger, except where the failure to have or maintain such Company Permits would not have a Material Adverse Effect on the Company or any of its Subsidiaries (taken as a whole). Each of the Company and its Subsidiaries has conducted its business in compliance with all terms and conditions of the Company Permits, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole).

3.14         Litigation. Except as disclosed in Section 3.14 of the Company Disclosure Schedule there are no (a) Actions that have been brought by any Governmental Authority or any other Person, nor any claims or any investigations or reviews by any Governmental Authority against or affecting the Company or any of its Subsidiaries, pending or, to the Company’s knowledge, threatened, against or by the Company or any of its Subsidiaries or any of their respective assets or properties or which seek to enjoin or rescind the transactions contemplated by this Agreement; and (b) existing Governmental Orders naming the Company or any of its Subsidiaries as an affected party or, to the knowledge of the Company, otherwise affecting any of the assets or the business of the Company or any of its Subsidiaries, in each case except as would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole).

3.15         Material Contracts.

(a)

Section 3.15(a) of the Company Disclosure Schedule lists the following Contracts to which the Company or any of its Subsidiaries is a party or is subject, or by which any of the assets of the Company or any of its Subsidiaries are bound (collectively, the “Company Material Contracts”):

(i)

Each Contract providing for the lease of material real property by the Company or any of its Subsidiaries that is used by the Company or any of its Subsidiaries in connection with the operation of its business.

(ii)

Each Contract that, by its terms, requires payments by the Company or any of its Subsidiaries in excess of $100,000 in any given calendar year, other than Contracts that are terminable by the Company or any of its Subsidiaries in its discretion and without penalty upon notice of 60 days or less.

(iii)

Each Contract relating to, or evidences of, or guarantees of, or providing security for, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) in each case in excess of $50,000, other than trade payables.

(iv)	All acquisition, partnership, joint venture, teaming arrangements or other similar Contracts.

(v)

Each Contract under which the Company or any of its Subsidiaries has agreed not to compete or has granted to a third party an exclusive right that restricts or otherwise adversely affects the ability of the Company or any of its Subsidiaries to engage in any line of business, or in any market or geographic area.

(vi)

Each Contract between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers, directors or the Stockholder, on the other hand (other than employment, consulting or management services agreements or Benefit Plans).

(b)

The Company has made available to Parent true and correct copies (or summaries, in the case of any oral Contracts) of each Company Material Contract. Each Company Material Contract is a legal, valid and binding obligation of the Company or any of its Subsidiaries, as the case may be (and, to the knowledge of the Company, each other party thereto), and is enforceable against the Company or any of its Subsidiaries, as the case may be (and, to the knowledge of the Company, each other party thereto) in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity. Neither the Company or any of its Subsidiaries, as the case may be, nor, to the knowledge of the Company, any other party thereto is in breach, violation or default of any Company Material Contract except for such breach, violation or default as would not, either individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole).

3.16         Benefit Plans.

(a)

The term “Company Plan” means every plan, fund, Contract, program and arrangement that the Company or any Subsidiary sponsors, maintains or contributes to, is required to contribute to, that provides present or former employees of the Company and/or its Subsidiaries (the “Employees”) with: (i) medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, legal services, severance, sickness, accident or other welfare benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, option, stock appreciation right, phantom stock or stock purchase benefits or (iv) salary continuation, paid time off, supplemental unemployment, current or deferred compensation (other than current salary or wages paid in the form of cash), termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA). “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “ERISA Affiliates” means each trade or business (whether or not incorporated) that is part of the same controlled group under, common control with, or part of an affiliated service group that includes the Company within the meaning of Code Section 414(b), (c), (m) or (o).

(b)	Section 3.16(b) of the Company Disclosure Schedule sets forth each Company Plan by name.

(c)

There are no Company Plans subject to Title IV of ERISA or Code Section 412 and neither the Company nor any of its Subsidiaries has ever maintained a Plan subject to Title IV of ERISA or Code Section 412 for which a liability remains outstanding. The Company has no liability contingent or otherwise under Title IV of ERISA with respect to any ERISA Affiliate.

(d)

No employer other than the Company or an ERISA Affiliate is permitted to participate or participates in the Company Plans. No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Company Plan.

(e)

There are no Company Plans which promise or provide health, life or other welfare benefits to retirees or former employees of the Company and/or its ERISA Affiliates, except as otherwise required by Code Section 4980B or comparable state statute or other law which provides for continuing health care coverage.

(f)

With respect to all Company Plans, to the extent that the following documents exist, the Company has made available to Parent true and complete copies of: (i) the most recent determination letter, if any, received by the Company and/or its ERISA Affiliates from the IRS, (ii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including the DOL and the IRS), (iii) the Annual Report/Return (Form Series 5500) with financial statements, if any, and attachments for the three most recent plan years, (iv) Company Plan documents, summary plan descriptions, trust agreements, insurance Contracts, service agreements and all related Contracts and documents (including any employee summaries and material employee communications) and (v) all closing letters, audit finding letters, revenue agent findings and similar documents issued by a Governmental Authority.

(g)

Each Company Plan has at all times been operated in material compliance with ERISA, the Code, any other applicable law (including all reporting and disclosure requirements thereby) and the terms of such Company Plan. With respect to each Company Plan that is intended to be qualified under Section 401(a) of the Code, each such Company Plan has been determined by the IRS to be so qualified, and each trust forming a part thereof has been determined by the IRS to be exempt from Tax pursuant to Section 501(a) of the Code. To the knowledge of the Company, no reason exists which would cause such qualified status to be revoked. To the knowledge of the Company, no non-exempt prohibited transactions under Section 406 or 407 of ERISA or Section 4975 of the Code have occurred with respect to any Company Plan that would reasonably be expected to subject such Company Plan or the Company or any of its Subsidiaries to any material penalty under the Code or ERISA.

(h)

All material contributions, premiums, fees or charges due and owing to or in respect of any Company Plan for periods on or before the Closing have been or will be paid in full by the Company and its Subsidiaries prior to the Closing in accordance with the terms of such Company Plan and all Applicable Law, and no material Taxes are owing on the part of the Company as a result of any Company Plan.

(i)

The Company and its ERISA Affiliates have not committed to make any material increase in contributions or benefits under any Company Plan that would become effective either on or after the Closing Date.

(j)

No Company Plan is currently under audit or examination by the IRS or the DOL. There are no pending or, to the Company’s knowledge, threatened, audits, investigations, claims, suits, grievances or other proceedings.

(k)

The events contemplated in this Agreement will not trigger, or entitle any current or former employee of the Company or any of its Subsidiaries to, severance, termination, change in control payments or accelerated vesting under any Company Plan, and will not result in any material Tax or other liability payable by any Company Plan or, with respect to any Company Plan, by the Company or any of its Subsidiaries.

(l)

To the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to, directly or indirectly, subject the Company or any of its Subsidiaries to any (i) material excise Tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (ii) material penalty Tax or other liability under Chapter 68 of Subtitle F of the Code or (iii) material civil penalty, damages or other liabilities arising under Section 502 of ERISA.

(m)	All Nonqualified Deferred Compensation Plans (as defined in Code Section 409A(d)(1)) of the Company are in material compliance with Code Section 409A.

3.17         Labor and Employment Matters.

(a)

To the Company’s knowledge, no executive employee of the Company or any of its Subsidiaries has any plans to terminate his or her employment. Each of the Company and its Subsidiaries is in compliance in all material respects with all Applicable Law relating to employment and employment practices and those relating to the calculation and payment of wages (including compensability of time, overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or other protected characteristic), affirmative action and other hiring practices, occupational safety and health, workers compensation, unemployment, the payment of social security and other taxes, and collective bargaining or concerted activity or other conduct protected under or matters subject to the National Labor Relations Act or applicable state labor relations or collective bargaining law. Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, there are no material workers’ compensation claims pending against the Company or any of its Subsidiaries.

(b)

Each of the Company and its Subsidiaries has received approval from the Department of Labor and the Immigration and Naturalization Service for any temporary work authorizations including H-1B, L-1, F-1 or J-1 visas or work authorizations required in connection with the retention of any employee of the Company or any of its Subsidiaries.

(c)

Except as listed on Section 3.17(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is bound by any oral or written employee collective bargaining agreement, and to the extent any such agreements exist, copies have been provided by the Company to Parent prior to the date hereof.

(d)

Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable employee licensing requirements and has used its reasonable best efforts to ensure that each employee, consultant, contractor or other non-employee service provider who is required to have a gaming or other license under any Gaming Law or other Applicable Law maintains such license in current and valid form.

(e)

Each of the Company and its Subsidiaries is in compliance in all material respects with all Applicable Law, Governmental Orders, and Contracts (if any) respecting the WARN Act or any other comparable Applicable Law that applies to mass layoffs and/or plant closings to which the Company or any of its Subsidiaries is subject in each of the jurisdictions in which it conducts operations.

3.18         Intellectual Property.

(a)

The term “Intellectual Property” means the following: (i) all inventions, methods and processes, and the subject matter of all patents and patent applications; (ii) trademarks, service marks, trade names, trade dress, material logos, material slogans, material tag lines, and other material designators of origin (all whether registered or not); (iii) uniform resource locators, Internet domain name registrations, Internet domain name applications (“Internet Names”); (iv) works of authorship and the subject matter of all copyright applications and registered copyrighted works (including without limitation, proprietary software, product documentation, and website content); (v) material trade secrets; (vi) material know-how, and (vii) any intellectual property or other proprietary rights in or to any of the foregoing. The term “Company Intellectual Property” means Intellectual Property owned by the Company or any of its Subsidiaries. Section 3.18(a) of the Company Disclosure Schedule sets forth a full and complete listing and description of all Company Intellectual Property that is registered with a Governmental Authority by or on behalf of the Company or any of its Subsidiaries (“Registered Company Intellectual Property”), with the owner name, country(ies) or regional scope, and any applicable registration and application numbers and dates indicated.

(b)

Neither the Company nor any of its Subsidiaries is in breach in any material respect of any Contract pursuant to which the Company or any of its Subsidiaries has licensed material Company Intellectual Property to a third party or pursuant to which the Company or any of its Subsidiaries has licensed any material Intellectual Property from a third party.

(c)

To the Company’s knowledge, the Company Intellectual Property together with any Intellectual Property licensed to the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries otherwise has a right to use constitutes all of the material Intellectual Property necessary for the business of the Company or any of its Subsidiaries as now conducted (without taking into account the transactions contemplated hereby).

(d)

Each of the Company and its Subsidiaries owns and possesses all right, title and interest in and to all Company Intellectual Property free and clear of Liens, except for Permitted Liens and except for licenses of Company Intellectual Property to third parties granted in the ordinary course of business. Each of the Company or its Subsidiaries is the sole owner of record with the applicable Governmental Authority of all Registered Company Intellectual Property. There are no royalties, fees or other payments payable by the Company or any of its Subsidiaries to any Person by reason of the ownership, development, modification, use, license, sublicense, or sale of the Registered Company Intellectual Property other than salaries and sales commissions paid to employees and sales agents in the ordinary course of its business.

(e)

All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Company Intellectual Property either (i) have been a party to “work-for-hire” arrangements or agreements with the Company or a Subsidiary in accordance with applicable national and state law that has accorded the Company or such Subsidiary ownership of all tangible and intangible contributions to the Company Intellectual Property, or (ii) have executed appropriate instruments of assignment in favor of the Company or a Subsidiary as assignee that have conveyed to the Company or such Subsidiary effective and exclusive ownership of all tangible and intangible contributions to the Company Intellectual Property, except for immaterial failures of clause (i) or (ii) above.

(f)

To the Company’s knowledge, all of the Registered Company Intellectual Property that has been issued is valid and enforceable. To the Company’s knowledge, the Company Intellectual Property is not currently being infringed by other Persons. Neither the Company nor any Subsidiary has received a written claim by any third party contesting the validity of any Company Intellectual Property during the three year period immediately preceding the date of this Agreement. Without limiting the generality of the foregoing, the Company or a Subsidiary has taken all actions required as of the Closing Date to keep rights in the Registered Company Intellectual Property pending or in effect, including the payment of filing, examination, annuity, and maintenance fees and the filing of renewals or statements of use, in each case except for such rights that the Company or a Subsidiary has intentionally abandoned or let lapse. To Company’s knowledge, no Registered Company Intellectual Property rights are the subject of any interference, opposition, cancellation, nullity, re-examination or other similar proceeding before a Governmental Authority placing in question the validity or scope of such rights. The Company and its Subsidiaries have used reasonable secrecy measures to protect its material trade secrets.

(g)

Except as set forth in Section 3.18(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received during the three year period immediately preceding the date of this Agreement any written notice of any infringement, misappropriation or violation by it of any rights in Intellectual Property of a third party.

(h)	Each of the Company and its Subsidiaries has taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of its business.

3.19         Environmental Compliance.

(a)	No Third-Party Environmental Claim or Regulatory Action is pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries.

(b)

All transfer, transportation, generation, treatment, containment, handling, location, use, manufacture, processing, storage or disposal of Hazardous Materials, and arranging therefor, by the Company or any of its Subsidiaries has been in compliance with applicable Environmental Law, except where the failure to be in compliance with such Environmental Law would not have or reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole).

(c)

To the knowledge of the Company, except for Route Account Sites, no Property has ever been used as a regulated or unregulated landfill, dump or disposal area, or as a transfer, handling or treatment area for wastes regulated under either the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., or solid waste laws.

(d)

To the knowledge or the Company, except as set forth in Section 3.19(d) of the Company Disclosure Schedule and except for Route Account Sites: (i) no Property is being used or has ever been used as a gasoline service station, or as a facility for selling, dispensing, storing, or transferring of 250 gallons or more of petroleum or petroleum products at any one time, and (ii) there are no underground storage tanks currently located at any Property except tanks that have been property closed in place under any applicable Environment Law.

(e)

To the knowledge of the Company, except for Route Account Sites, there has not been any Release on, under, about, from or in connection with the Property, including the presence of any Hazardous Materials that have come to be located on or under the Property from another location, except as would not have or reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole).

(f)

The Company and its Subsidiaries are in compliance with all applicable Environmental Law, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole).

(g)

Each of the Company and its Subsidiaries has obtained all material Permits required by Environmental Law for operation of the business of the Company and its Subsidiaries as currently conducted, and each such Permit will be valid and in full force and effect upon consummation of the transactions contemplated by this Agreement, in each case except as would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole). All such Permits held by the Company and its Subsidiaries as of the date of this Agreement are listed on Section 3.19(g) of the Company Disclosure Schedule. Each of the Company and its Subsidiaries has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Law, except where the failure to so comply would not have or reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole).

(h)

The most recent Phase I Environmental Site Assessments and Phase II assessments (if any) in the possession of the Company or any of its Subsidiaries with respect to the Property are listed on Section 3.19(h) of the Company Disclosure Schedule.

(i)

No Lien (other than Permitted Liens) has been attached or filed against the Company or any of its Subsidiaries in favor of any Person for: (i) any liability under or violation of any applicable Environmental Law; (ii) any Release of Hazardous Materials; or (iii) any imposition of Environmental Costs.

(j)

Notwithstanding any provision of this Agreement to the contrary, the representations and warranties in this Section 3.19 are the sole and exclusive representations of the Company relating to environmental matters, including with respect to Environmental Law, Permits issued thereunder or Hazardous Materials.

3.20         Insurance. Section 3.20 of the Company Disclosure Schedule contains an accurate and complete list of all insurance policies owned or held by the Company or any of its Subsidiaries as of the date of this Agreement, including, but not limited to, fire and other casualty, general liability, theft, life, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by it, specifying the insurer, the policy number, and the term of the coverage. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole), (i) all present policies are in full force and effect and all premiums with respect thereto have been paid, and (ii) the Company and its subsidiaries have not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past three years.

3.21         Tax Matters.

(a)

Each of the Company and its Subsidiaries has (i) timely filed (or has had timely filed on its behalf) all material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects; (ii) timely and properly paid all material Taxes due and payable for all Tax periods or portions thereof, whether or not shown on such Tax Returns; (iii) established in their books of account, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not yet due and payable; and (iv) complied with all Applicable Law relating to the withholding of Taxes and the payment thereof in all material respects.

(b)	There are no material Liens (other than Permitted Liens) for Taxes upon any assets of the Company or any of its Subsidiaries.

(c)

No deficiency for any material Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company or any of its Subsidiaries regarding the application of the statute of limitations with respect to any material Taxes or Tax Return is outstanding, nor is any request for any such waiver or consent pending. There is no pending Tax audit or other administrative proceeding or court proceeding with regard to any material Taxes or Tax Return for any Tax year of the Company or any of its Subsidiaries, nor has there been any written notice to the Company or any of its Subsidiaries by any Governmental Authority regarding any such Tax audit or other proceeding, nor, to the Company’s knowledge, is any such Tax audit or other proceeding threatened with regard to any material Taxes or Tax Returns of the Company or any of its Subsidiaries.

(d)

Neither the Company nor any of its Subsidiaries has any material Liability for Taxes in a jurisdiction where it does not file a Tax Return, nor has the Company or any of its Subsidiaries received written notice from a Taxing Authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(e)

All transactions that could give rise to an underpayment of Tax (within the meaning of Section 6662 of the Code) were reported by the Company or a Subsidiary of the Company in a manner for which there is substantial authority or were adequately disclosed on the Tax Returns as required in accordance with Section 6662(d)(2)(b) of the Code.

(f)

Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in connection with this Agreement, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(g)

Neither the Company nor any of its Subsidiaries has been a member of any joint venture, partnership, contract or other arrangement that is treated as a “partnership” for federal, state, local or foreign income Tax purposes. Neither the Company nor any of its Subsidiaries owns any interest in an entity that is classified as an entity that is “disregarded as an entity separate from its owner” under Treasury Regulations Section 301.7701-3(b).

(h)

Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated Tax Return, and (ii) has any Liability for the Taxes of any Person (other than itself) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i)

Neither the Company nor any of its Subsidiaries is required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by it, and the IRS has not proposed any such adjustment or change in accounting method.

(j)	Neither the Company nor any of its Subsidiaries is, or has been at any time, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k)

Neither the Company nor any of its Subsidiaries is a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (other than customary gross-up or indemnification provisions in credit agreements, leases and similar agreements entered into in the ordinary course of business not primarily related to Taxes).

(l)

Neither the Company nor any of its Subsidiaries has engaged in any listed transaction as defined under Section 6011 of the Code and the Treasury Regulations promulgated thereunder or under any similar provision of state law.

(m)

Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute a part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(n)

The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence and the Company will be an S corporation up to and including the day before the Closing Date. The Company has no potential liability for any Tax under Section 1374 of the Code or any similar provision under state or local law. Each of the Subsidiaries is, and has at all times been, an entity disregarded as separate from its owner under Treasury Regulations Section 301.7701-3 for U. S. federal and, to the extent applicable, state, local or foreign income Tax purposes.

(o)

True, correct and complete copies of all income Tax returns, material Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company or any of its Subsidiaries with respect to the last three years with the IRS or any other Taxing Authority have been made available.

(p)

Neither the Company nor any of its Subsidiaries will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount or advance payment received on or prior to the Closing Date.

(q)	The Company has no knowledge of any facts or circumstances that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

3.22         Bank Accounts. All bank accounts of the Company and its Subsidiaries have been duly authorized by the holder thereof.

3.23         Brokers. Except as provided in Section 3.23 of the Company Disclosure Schedule, neither the Company, nor any of its Subsidiaries, nor any directors, officers, managers or employees of the Company or any of its Subsidiaries has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby.

3.24         Licensability. Except as disclosed in Section 3.24 of the Company Disclosure Schedule, none of the Company, its Subsidiaries, any of their respective officers, managers, directors, partners, members, principals or Affiliates which may reasonably be considered in the process of determining the suitability of the Company and its Subsidiaries for a Gaming Approval by a Gaming Authority, or, to the Company’s knowledge, any holders of the Company’s capital stock or other equity interests who will be required to be licensed or found suitable under applicable Gaming Laws (the foregoing Persons, collectively, the “Company Licensing Affiliates”), has ever abandoned or withdrawn (in each case in response to a communication from a Gaming Authority regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked a Gaming Approval, or an application for a Gaming Approval, by a Gaming Authority. The Company, its Subsidiaries, and each of their respective Company Licensing Affiliates which is licensed or holds any Gaming Approval pursuant to applicable Gaming Laws (collectively, the “Company Licensed Parties”) is in good standing in each of the jurisdictions in which such Company Licensed Party owns, operates, or manages gaming facilities. To the Company’s knowledge, there are no facts which, if known to any Gaming Authority, would be reasonably likely to (a) result in the denial, revocation, limitation or suspension of a Gaming Approval of any of the Company Licensed Parties, or (b) result in a negative outcome to any finding of suitability proceedings of any of the Company Licensed Parties currently pending, or under the suitability proceedings necessary for the consummation of the Merger.

3.25         Compliance with Gaming Laws.

(a)

Each of the Company Licensed Parties, and to the Company’s knowledge, each of the Company Licensed Parties’ respective directors, officers, managers, partners, members, principals, key employees and Persons performing management functions similar to those performed by officers, partners, or managers (collectively, “Company Management Principals”), holds all Gaming Approvals and all such Permits as are necessary to conduct the business and operations of the Company Licensed Parties as currently conducted, each of which is in full force and effect in all respects, and no event has occurred which permits, or upon giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Permit that currently is in effect, the loss of which, either individually or in the aggregate, would be reasonably likely to impair or delay the Closing. Each of the Company Licensed Parties, and to the knowledge of the Company, each of the Company Licensed Parties’ respective Company Management Principals, is in compliance with the terms of such Permits, except for such failures to comply which would not, individually or in the aggregate, be reasonably likely to impair or delay the Closing. None of the Company or its Subsidiaries, or any of their respective Company Licensing Affiliates, has received notice of any investigation or review by any Gaming Authority or other Governmental Authority with respect to the Company, its Subsidiaries, or any of their respective Company Licensing Affiliates or Company Management Principals that is pending, and, to the knowledge of the Company, no investigation or review is threatened, nor has any Gaming Authority or other Governmental Authority indicated any intention to conduct the same, other than those the outcome of which would not impair or delay the Closing.

(b)

No Company Licensed Party, and no Company Licensing Affiliate or Company Management Principal of any Company Licensed Party, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or other Governmental Authority in the past three years under, or relating to any violation or possible violation of, any Gaming Law which did or would be reasonably likely to result in an individual fine or penalty of $25,000 or more. To the knowledge of the Company, there are no facts which if known to any Gaming Authority could reasonably be expected to result in the revocation, limitation or suspension of a Gaming Approval or other license, finding of suitability, registration, permit or approval of the Company Licensed Parties, or any of their respective Company Licensing Affiliates or Company Management Principals. None of the Company Licensed Parties, and none of their respective Company Licensing Affiliates or Company Management Principals, has suffered a suspension, denial, non-renewal, limitation or revocation of any such Permit.

3.26         Relations with Suppliers. No current supplier from which the Company and its Subsidiaries, taken as a whole, purchased more than 5% of the goods and services they purchased during the last full fiscal year has canceled any contract or order for provision of, and to the knowledge of the Company there has been no threat by any such supplier not to provide, products, supplies or services to the business of the Company and its Subsidiaries, taken as a whole, either prior to or following the Effective Time.

3.27         Investment Intent. The shares of Parent Common Stock to be acquired by the Stockholder hereunder are being acquired solely for purposes of investment for the Stockholder’s own account and not with a view to, or for offer or sale in connection with, any distribution thereof. The investment representations of the Stockholder in the Stockholder Investment Representations are true and accurate.

3.28         Investigation by Parent. Notwithstanding anything to the contrary in this Agreement, (a) no investigation by Parent shall affect the representations and warranties of the Company under this Agreement or contained in any other writing to be furnished to Parent in connection with the transactions contemplated hereunder, and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that Parent knew or should have known that any of the same is or might be inaccurate in any respect.

3.29         Exclusive Representations and Warranties. Except for the representations and warranties contained in this Article 3, neither the Company, the Stockholder nor any other Person on their respective behalf makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, the Business or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether express, statutory or implied.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Disclosure Schedule delivered by Parent to the Company on the date hereof (the “Parent Disclosure Schedule”) and any Schedule Update thereto, and except as otherwise specifically disclosed in the Parent SEC Reports (as defined below) filed by Parent prior to the date of this Agreement, including its Form 10-K filed with respect to the fiscal year ended December 29, 2013 (but in all cases excluding (i) any forward-looking disclosures contained in the “Forward-Looking Statements” and “Risk Factors” sections of the Parent SEC Reports and any other disclosures therein to the extent they are primarily predictive, cautionary or forward-looking in nature and (ii) information included in, or incorporated by reference as, exhibits and schedules to any Parent SEC Reports), Parent hereby represents and warrants to the Company as follows (the Parent Disclosure Schedule is arranged in sections corresponding to the sections and subsections of this Article 4, and disclosure in one section of the Parent Disclosure Schedule shall constitute disclosure for all other sections of the Parent Disclosure Schedule only to the extent to which the applicability of such disclosure is reasonably apparent):

4.1           Corporate Organization and Power. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own, lease and operate their respective assets and properties as now owned, leased and operated. Each of Parent and Merger Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of its properties and assets owned, leased or operated by it or the nature of the business conducted by it requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole). Merger Subsidiary is a recently formed Nevada corporation that was formed solely for the purpose of engaging in the Merger and has not conducted, and prior to the Effective Time will not conduct, any activities other than those incident to its formation and in connection with the consummation of the Merger.

4.2           Articles of Incorporation of Parent and Merger Subsidiary; Minutes. Each of Parent and Merger Subsidiary has heretofore made available to the Company complete and accurate copies of (i) its Articles of Incorporation and Bylaws, as currently in effect, and (ii) the minutes (or in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of the shareholders of Parent, the Parent Board of Directors and each committee of the Parent Board of Directors since December 29, 2013.

4.3           Subsidiaries. Section 4.3 of the Parent Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Parent. Each outstanding share of capital stock of other equity interest in each Subsidiary of Parent is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Parent or one of its wholly-owned Subsidiaries. Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be, and has all requisite entity power and authority to carry on its business as now conducted and to own, lease and operate its assets and properties as now owned, leased and operated, except where the failure to be so organized, existing or in good standing in such jurisdiction would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole). Each such Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which the character or location of its properties and assets owned, leased or operated by it or the nature of the business conducted by it requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole). Except as set forth in Section 4.3 of the Company Disclosure Schedule, neither Parent nor any of its Subsidiaries own any equity, partnership, membership or similar interest in any other Person. Parent has been the sole stockholder and controlling party of Merger Subsidiary since the formation of Merger Subsidiary and Parent will be the sole stockholder and controlling party of Merger Subsidiary immediately prior to and as of the Effective Time.

4.4           Authorization.

(a)

Each of Parent and Merger Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement, to perform and comply with its obligations hereunder and, subject to the receipt of the Parent Shareholder Approval, to consummate the transactions contemplated herein. The execution and delivery by each of Parent and Merger Subsidiary of this Agreement, the performance and compliance by each of Parent and Merger Subsidiary with its obligations hereunder and the consummation by each of Parent and Merger Subsidiary of the transactions contemplated herein have been duly authorized by all necessary corporate action on the part of by each of Parent and Merger Subsidiary, subject to receipt of the Parent Shareholder Approval, and no other corporate proceedings or shareholder votes on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby. Assuming the presence of a quorum at the Parent Special Meeting, this Agreement and the Merger will be adopted upon the receipt of the Parent Shareholder Approval. No other vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Subsidiary (which occurred prior to the date hereof) is the only vote or consent of the holders of any class or series of capital stock of Merger Subsidiary necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Subsidiary, as applicable, and, assuming due authorization, execution and delivery by the Company and the Stockholder of this Agreement, constitutes the legal, valid and binding obligation of Parent and Merger Subsidiary, enforceable against each in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b)

Parent has taken all appropriate actions so that the restrictions on business combinations contained in any “Fair Price,” “Control Share Acquisition,” “Business Combination” or other anti-takeover statute, or similar statute or regulation, or any similar provision of the Articles of Incorporation or Bylaws of Parent will not apply to this Agreement, the Merger or any of the other transactions contemplated hereby.

(c)

The Stockholder, the Company and each of their respective Affiliates are exempt from the definition of “Acquiring Person” contained in the Parent Rights Agreement, and no “Stock Acquisition Date,” “Acquisition Event” or “Distribution Date” (as such terms are defined in the Parent Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including the Merger. Parent has previously provided the Company with a true and complete copy of the Parent Rights Agreement and all amendments thereto. The Parent Rights Agreement has not been further amended or modified. Other than the Parent Rights Agreement, Parent has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of Parent.

4.5           Capitalization.

(a)

The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, and (ii) 7,500,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share (“Parent Preferred Stock”). As of the date hereof, there are 13,389,078 shares of Parent Common Stock issued and outstanding, no shares of Parent Preferred Stock issued and outstanding, and no shares of Parent Common Stock or Parent Preferred Stock held in treasury. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)

As of the date hereof, Parent has no shares of Parent Common Stock or Parent Preferred Stock reserved for issuance, except for (i) no shares of Parent Common Stock reserved for issuance pursuant to the Parent Rights Agreement, (ii) 755,617 shares of Parent Common Stock subject to outstanding Parent Stock Options under the Parent Stock Option Plan, (iii) no shares of Parent Common Stock subject to outstanding Parent Restricted Stock Units under the Parent Stock Option Plan, and (iv) 506,883 shares of Parent Common Stock reserved for future issuance under the Parent Stock Option Plan for awards not yet granted.

(c)

Section 4.5(c)(i) of the Parent Disclosure Schedule sets forth a true and complete list, as of the date hereof, of, for each Parent Stock Option: (i) the number of shares of Parent Common Stock subject to such Parent Stock Option (i.e., the original amount less exercises and any forfeitures), and (ii) the exercise price and expiration date of such Parent Stock Option. All Parent Stock Options are evidenced by stock option agreements forms of which have been made available to the Company, and no stock option agreement contains any terms that are inconsistent with or in addition to such forms in any material respect. None of the Parent Stock Options are “incentive stock options” within the meaning of Section 422 of the Code.

(d)

Except as set forth in Section 4.5(a)-(b) or as set forth in Section 4.5(d) of the Parent Disclosure Schedule, there are no other outstanding (i) shares of capital stock or other voting securities of Parent or any of its Subsidiaries, (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent or any of its Subsidiaries, or (iii) options, warrants, conversion privileges, contracts, understandings, agreements or other rights to purchase or acquire from Parent or any of its Subsidiaries, and, no obligations of Parent or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or any of its Subsidiaries (collectively, “Parent Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. Except for the Parent Voting Agreements, and except as otherwise set forth in Section 4.5(d) of the Parent Disclosure Schedule, there are no shareholder agreements, voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of Parent or any of its Subsidiaries.

(e)

The authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, par value $0.001 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof and all of which are owned by Parent.

4.6           Valid Issuance of Parent Common Stock. The shares of Parent Common Stock to be issued under this Agreement, when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws; provided, however, that such shares of Parent Common Stock will be subject to restrictions on transfer of shares of capital stock imposed by the rules and regulations of the Securities Act, the Exchange Act or state securities laws.

4.7            Non-Contravention. Neither the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement nor the consummation of the transactions contemplated hereby: (a) assuming the Parent Shareholder Approval is obtained, contravene or conflict with the Articles of Incorporation, Bylaws or other equivalent governing document, as the case may be, of Parent, Merger Subsidiary, or any other Subsidiary of Parent; (b) assuming all of the Consents described in Section 4.8 are obtained or made, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Parent, Merger Subsidiary or any other Subsidiary of Parent or any of the assets of Parent, Merger Subsidiary or any other Subsidiary of Parent; (c) result in the creation or imposition of any Lien on any of the assets of Parent, Merger Subsidiary or any other Subsidiary of Parent, other than Permitted Liens; or (d) assuming all of the Consents described in Section 4.8 are obtained or made, conflict with, constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under any terms, conditions, or provisions of any Contract to which Parent, Merger Subsidiary or any other Subsidiary of Parent is a party, or by which it or any properties or assets of Parent, Merger Subsidiary or any other Subsidiary of Parent may be bound, except, in the cases of clauses (b), (c) or (d), where such conflicts, violations, Liens, defaults, or other occurrences would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole).

4.8           Consents and Approvals. The execution and delivery of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby do not require any Consent of, with or from any Governmental Authority or other Person, other than (a) such filings as may be required under applicable requirements of the Exchange Act, Securities Act, any state securities, takeover and “blue sky” laws and the rules and regulations of NASDAQ, (b) the filings required under the HSR Act, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada in accordance with the requirements of the NRS, (d) such filings and other actions as are necessary to obtain all required Gaming Approvals, (e) the Parent Shareholder Approval, (f) the Consents set forth in Section 4.8 of the Parent Disclosure Schedule, and (g) such other Consents which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent or any of its Subsidiaries (taken as a whole).

4.9           Parent SEC Documents; Financial Reports.

(a)

Parent has filed or furnished with the SEC, at or prior to the time due, and has heretofore made available to the Company true and complete copies of, all forms, reports, schedules, statements, registration statements, prospectuses, definitive proxy statements and other documents required to be filed by it with the SEC under Applicable Law for the three years preceding the date hereof (the “Parent SEC Reports”). None of the Subsidiaries of Parent is required to make any filings with the SEC. As of their respective filing dates or, if amended, as of the date of the last such amendment, the Parent SEC Reports complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, applicable to such Parent SEC Reports as in effect on the date so filed. As of their respective filing dates (or, if amended, as of the date of the last such amendment), as of the Closing Date and as of the date any information from such Parent SEC Reports has been incorporated by reference, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Parent SEC Reports.

(b)

Each of the financial statements of Parent (including the related notes) included or incorporated by reference in the Parent SEC Reports (including any similar documents filed after the date of this Agreement) comply as to form and content in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted in Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent as of the dates thereof and the consolidated results of operations and cash flows of Parent for the periods referred to therein, subject in the case of any unaudited interim financial statements to normal year-end adjustments and the absence of notes.

(c)

Parent maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities and that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(d)

Parent maintains a system of internal control over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 29, 2013, and such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Parent maintained effective internal control over financial reporting as of December 29, 2013. To the knowledge of Parent, since December 30, 2013, none of Parent, its Subsidiaries or Parent’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Parent and its Subsidiaries, (B) any illegal act or fraud related to the operations or business of Parent or its Subsidiaries, whether or not material, that involves Parent’s management, or (C) any claim or allegation regarding any of the foregoing.

(e)

Except as and to the extent reflected in the consolidated balance sheet of Parent as of September 28, 2014 (the “Parent Latest Balance Sheet”) included in the Form 10-Q filed by Parent with respect to the fiscal quarter ended September 28, 2014, the Parent and its Subsidiaries have no Liabilities of a type required to be reflected or reserved for on a consolidated balance sheet of Parent prepared in accordance with GAAP, except (i) Liabilities incurred in the ordinary course of business and not required to be set forth in the Parent Latest Balance Sheet, (ii) Liabilities that have arisen after the date of the Parent Latest Balance Sheet in the ordinary course of business, consistent with past practice, (iii) Liabilities disclosed on Section 4.9(e) of the Parent Disclosure Schedule, (iv) Liabilities arising out of or in connection with this Agreement, the Merger or the transactions contemplated hereby, (v) Liabilities included in the computation of the Post-Closing Adjustment, or (iv) Liabilities incurred in the ordinary course of business that are not in excess of the materiality level established for the most recent audited annual financial statements of Parent established by the Parent’s independent registered public accounting firm.

(f)

Neither Parent nor any of its Subsidiaries is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Reports.

(g)

To the knowledge of Parent, no employee of Parent or any of its subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Parent or any of its Subsidiaries.

(h)	There is no outstanding indebtedness payable by any director or officer of Parent or any of its Subsidiaries to Parent or any of its Subsidiaries.

(i)

Parent has heretofore furnished or made available to the Company complete and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect.

4.10         Proxy Statement Information. The material information, financial statements and exhibits, taken as a whole, with respect to Parent or its Subsidiaries included in the Proxy Statement, or any amendments thereof or supplements thereto, will not, at the time of the mailing of the Proxy Statement or any such amendments or supplements thereto to the holders of Parent Common Stock and at the time of the Parent Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Subsidiary with respect to information supplied in writing by the Company or any Affiliate of the Company specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form and content in all material respects with the provisions of the Exchange Act and the Securities Act, as applicable, and other Applicable Law.

4.11         Absence of Certain Changes. Except as otherwise authorized or contemplated by this Agreement, since September 28, 2014 through the date of this Agreement: (a) Parent and its Subsidiaries have owned and operated their assets, properties and businesses in the ordinary course of business and consistent with past practice, (b) there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole) and (c) neither Parent nor any of its Subsidiaries has taken or agreed to take any action that would have constituted a breach of, or required the Company’s consent pursuant to, Sections 5.1(d) (iii), (v), (vi), (ix), (x), (xi), (xii) or (xiii) hereof had such covenants applied since September 28, 2014.

4.12         Assets and Properties.

(a)

Except with respect to Intellectual Property (which is the subject of representations and warranties set forth in Section 4.13): (i) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole), each of Parent and its Subsidiaries has good and valid right, title and interest in and to or, in the case of leased properties or properties held under license, good and valid leasehold or license interests in, all of its assets and properties, and (ii) each of Parent and its Subsidiaries holds title to its material owned assets and properties free and clear of all Liens, except Permitted Liens. Merger Subsidiary owns no property or assets.

(b)

To Parent’s knowledge, (i) the current use and operation of all real property by Parent and its Subsidiaries is in compliance in all material respects with all public and private covenants and restrictions and (ii) utilities, access and parking, if any, for such real property are adequate for the current use and operation of such real property. To Parent’s knowledge, there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or any proposed change in any Applicable Law, which could materially detrimentally affect the use or operation of such real property, nor has Parent or any of its Subsidiaries received any notice of any material special assessment proceedings affecting such real property, or applied for any material change to the zoning or land use status of such real property.

4.13         Intellectual Property.

(a)

The term “Parent Intellectual Property” means Intellectual Property owned by Parent or any of its Subsidiaries. Section 4.13(a) of the Parent Disclosure Schedule sets forth a full and complete listing and description of all Parent Intellectual Property that is registered with a Governmental Authority by or on behalf of Parent or any of its Subsidiaries (“Registered Parent Intellectual Property”), with the owner name, country(ies) or regional scope, and any applicable registration and application numbers and dates indicated.

(b)

Neither Parent nor any of its Subsidiaries is in breach in any material respect of any Contract pursuant to which Parent or any of its Subsidiaries has licensed material Parent Intellectual Property to a third party or pursuant to which Parent or any of its Subsidiaries has licensed any material Intellectual Property from a third party.

(c)

To Parent’s knowledge, the Parent Intellectual Property together with any Intellectual Property licensed to Parent or any of its Subsidiaries or which Parent or any of its Subsidiaries otherwise has a right to use constitutes all of the material Intellectual Property necessary for the business of Parent or any of its Subsidiaries as now conducted (without taking into account the transactions contemplated hereby).

(d)

Each of Parent and its Subsidiaries owns and possesses all right, title and interest in and to all Parent Intellectual Property free and clear of Liens, except for Permitted Liens and except for licenses of Parent Intellectual Property to third parties granted in the ordinary course of business. Each of Parent or its Subsidiaries is the sole owner of record with the applicable Governmental Authority of all Registered Parent Intellectual Property. There are no royalties, fees or other payments payable by Parent or any of its Subsidiaries to any Person by reason of the ownership, development, modification, use, license, sublicense, or sale of the Registered Parent Intellectual Property other than salaries and sales commissions paid to employees and sales agents in the ordinary course of its business.

(e)

All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Parent Intellectual Property either (i) have been a party to “work-for-hire” arrangements or agreements with Parent or a Subsidiary in accordance with applicable national and state law that has accorded Parent or such Subsidiary ownership of all tangible and intangible contributions to the Parent Intellectual Property, or (ii) have executed appropriate instruments of assignment in favor of Parent or a Subsidiary as assignee that have conveyed to Parent or such Subsidiary effective and exclusive ownership of all tangible and intangible contributions to the Parent Intellectual Property, except for immaterial failures of clause (i) or (ii) above.

(f)

To Parent’s knowledge, all of the Registered Parent Intellectual Property that has been issued is valid and enforceable. To the Parent’s knowledge, the Parent Intellectual Property is not currently being infringed by other Persons. Neither Parent nor any Subsidiary has received a written claim by any third party contesting the validity of any Parent Intellectual Property during the three year period immediately preceding the date of this Agreement. Without limiting the generality of the foregoing, Parent or a Subsidiary has taken all actions required as of the Closing Date to keep rights in the Registered Parent Intellectual Property pending or in effect, including the payment of filing, examination, annuity, and maintenance fees and the filing of renewals or statements of use, in each case except for such rights that Parent or a Subsidiary has intentionally abandoned or let lapse. To Parent’s knowledge, no Registered Parent Intellectual Property rights are the subject of any interference, opposition, cancellation, nullity, re-examination or other similar proceeding before a Governmental Authority placing in question the validity or scope of such rights. Parent and its Subsidiaries have used reasonable secrecy measures to protect its material trade secrets.

(g)

Neither Parent nor any of its Subsidiaries has received during the three year period immediately preceding the date of this Agreement any written notice of any infringement, misappropriation or violation by it of any rights in Intellectual Property of a third party.

(h)	Each of Parent and its Subsidiaries has taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of its business.

4.14         Compliance with Applicable Law. Except with respect to Environmental Laws, Tax matters, ERISA, Benefit Plan and labor matters, and Gaming Laws (which are the subject of representations and warranties set forth in Sections 4.18, 4.20, 4.21, 4.22, 4.26 and 4.27, respectively):

(a)

Parent and its Subsidiaries are in compliance with all Applicable Laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole).

(b)	Parent has no knowledge of any actual or threatened enforcement action or investigation by any Governmental Authority against Parent or any of its Subsidiaries.

(c)

All material reports, documents, claims and notices required to be filed with, maintained for or furnished to any Governmental Authority by Parent or its Subsidiaries have been so filed, maintained or furnished by Parent or its Subsidiaries, as applicable, except where the failure to so file, maintain or furnish such report, document, claim, permit or notice would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole), and all such reports, documents, claims and notices were complete and accurate in all material respects on the date filed or furnished (or were corrected in or supplemented by a subsequent filing), such that no liability exists with respect to such filing, except for any such liability that would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole).

(d)

Neither Parent or any of its Subsidiaries nor, to its knowledge, any officers, managers, directors, governors and employees of Parent or any of its Subsidiaries have made or offered any payment, gratuity or other thing of value that is prohibited by any Applicable Law to personnel of any Governmental Authority.

4.15         Permits. Section 4.15 of the Parent Disclosure Schedule sets forth each of the Parent Permits as of the date of this Agreement. Each Parent Permit is valid and in full force and effect and no Parent Permit will be terminated, revoked, modified or become terminable or impaired in any respect by reason of the Merger, except where the failure to have or maintain such Parent Permits would not have a Material Adverse Effect on Parent or any of its Subsidiaries (taken as a whole). Each of Parent and its Subsidiaries has conducted its business in compliance with all terms and conditions of the Parent Permits, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole).

4.16         Litigation. Except as disclosed on the Parent Disclosure Schedule, there are no (a) Actions that have been brought by any Governmental Authority or any other Person, nor any claims or any investigations or reviews by any Governmental Authority against or affecting Parent, Merger Subsidiary, or any other Subsidiary of Parent pending or, to Parent’s knowledge, threatened, against or by Parent, Merger Subsidiary, or any other Subsidiary of Parent or any of their respective assets or properties or which seek to enjoin or rescind the transactions contemplated by this Agreement; and (b) existing Governmental Orders naming Parent, Merger Subsidiary, or any other Subsidiary of Parent as an affected party or, to the knowledge of Parent, otherwise affecting any of the assets or the business of Parent, Merger Subsidiary, or any other Subsidiary of Parent, in each case except as would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole).

4.17         Material Contracts.

(a)

All Contracts required to be filed as exhibits to the Parent SEC Reports have been so filed in a timely manner. Section 4.17(a) of the Parent Disclosure Schedule lists the following Contracts to which Parent or any of its Subsidiaries is a party or is subject, or by which any of the assets of Parent or any of its Subsidiaries are bound, in each case (collectively, the “Parent Material Contracts”):

(i)

Each Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act) or required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act.

(ii)	Each Contract providing for the lease of material real property by Parent or any of its Subsidiaries that is used by Parent or any of its Subsidiaries in connection with the operation of its business.

(iii)

Each Contract that, by its terms, requires payments by Parent or any of its Subsidiaries in excess of $100,000 in any given calendar year, other than Contracts that are terminable by Parent or any of its Subsidiaries in its discretion and without penalty upon notice of 60 days or less.

(iv)

Each Contract relating to, or evidences of, or guarantees of, or providing security for, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset) in each case in excess of $50,000, other than trade payables.

(v)	All acquisition, partnership, joint venture, teaming arrangements or other similar Contracts.

(vi)

Each Contract under which Parent or any of its Subsidiaries has agreed not to compete or has granted to a third party an exclusive right that restricts or otherwise adversely affects the ability of Parent or any of its Subsidiaries to engage in any line of business, or in any market or geographic area.

(vii)

Each Contract between Parent or any of its Subsidiaries, on the one hand, and any of their respective officers or directors or any shareholders beneficially owning 5% of more of the issued and outstanding Parent Common Stock, on the other hand (other than employment, consulting or management services agreements or Benefit Plans).

(b)

Parent has made available to the Company true and correct copies (or summaries, in the case of any oral Contracts) of each Parent Material Contract. Each Parent Material Contract is a legal, valid and binding obligation of Parent or any of its Subsidiaries, as the case may be (and, to the knowledge of Parent, each other party thereto), and is enforceable against Parent or any of its Subsidiaries, as the case may be (and, to the knowledge of Parent, each other party thereto) in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity. Neither Parent or any of its Subsidiaries, as the case may be, nor, to the knowledge of Parent, any other party thereto is in breach, violation or default of any Parent Material Contract except for such breach, violation or default as would not, either individually or in the aggregate, have a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole).

4.18         Environmental Compliance.

(a)	No Third-Party Environmental Claim or Regulatory Action is pending or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries.

(b)

All transfer, transportation, generation, treatment, containment, handling, location, use, manufacture, processing, storage or disposal of Hazardous Materials, and arranging therefor, by Parent or any of its Subsidiaries has been in compliance with applicable Environmental Law, except where the failure to be in compliance with such Environmental Law would not have or reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole).

(c)

To the knowledge of Parent, no Property has ever been used as a regulated or unregulated landfill, dump or disposal area, or as a transfer, handling or treatment area for wastes regulated under either the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq, or solid waste laws.

(d)

To the knowledge of Parent, no Property is being used or has ever been used as a gasoline service station, or as a facility for selling, dispensing, storing or transferring of 250 gallons or more of petroleum or petroleum products at any one time, and to the knowledge of Parent, there are no underground storage tanks currently located at any Property except tanks that have been properly closed in place under applicable Environmental Law.

(e)

To the knowledge of Parent, there has not been any Release on, under, about, from or in connection with the Property, including the presence of any Hazardous Materials that have come to be located on or under the Property from another location, except as would not have or reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole).

(f)

Parent and its Subsidiaries are in compliance with all applicable Environmental Law, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole).

(g)

Each of Parent and its Subsidiaries has obtained all material Permits required by Environmental Law for operation of the business of Parent and its Subsidiaries as currently conducted, and each such Permit will be valid and in full force and effect upon consummation of the transactions contemplated by this Agreement, in each case except as would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole). All such Permits held by Parent and its Subsidiaries as of the date of this Agreement are listed on Section 4.18(g) of the Parent Disclosure Schedule. Each of Parent and its Subsidiaries has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Law, except where the failure to so comply would not have or reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole).

(h)

The most recent Phase I Environmental Site Assessments and Phase II assessments (if any) in the possession of Parent or any of its Subsidiaries with respect to the Property are listed on Section 4.18(h) of the Parent Disclosure Schedule.

(i)

No Lien (other than Permitted Liens) has been attached or filed against Parent or any of its Subsidiaries in favor of any Person for: (i) any liability under or violation of any applicable Environmental Law; (ii) any Release of Hazardous Materials; or (iii) any imposition of Environmental Costs.

(j)

Notwithstanding any provision of this Agreement to the contrary, the representations and warranties in this Section 4.18 are the sole and exclusive representations of Parent relating to environmental matters, including with respect to Environmental Law, Permits issued thereunder or Hazardous Materials.

4.19         Insurance. Section 4.19 of the Parent Disclosure Schedule contains an accurate and complete list of all insurance policies owned or held by Parent, Merger Subsidiary, or any other Subsidiary of Parent as of the date of this Agreement, including, but not limited to, fire and other casualty, general liability, theft, life, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by it, specifying the insurer the policy number, and the term of the coverage. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole), (i) all present policies are in full force and effect and all premiums with respect thereto have been paid, and (ii) Parent and its subsidiaries have not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past three years.

4.20         Tax Matters.

(a)

Each of Parent and its Subsidiaries has (i) timely filed (or has had timely filed on its behalf) all material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects; (ii) timely and properly paid all material Taxes due and payable for all Tax periods or portions thereof, whether or not shown on such Tax Returns; (iii) established in its books of account, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not yet due and payable; and (iv) complied with all Applicable Law relating to the withholding of Taxes and the payment thereof in all material respects.

(b)	There are no material Liens (other than Permitted Liens) for Taxes upon any assets of Parent or any of its Subsidiaries.

(c)

No deficiency for any material Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries that has not been resolved and paid in full. No waiver, extension or comparable consent given by Parent or any of its Subsidiaries regarding the application of the statute of limitations with respect to any material Taxes or Tax Return is outstanding, nor is any request for any such waiver or consent pending. Except as set forth in Section 4.20(c) of the Parent Disclosure Schedule, there is no pending Tax audit or other administrative proceeding or court proceeding with regard to any material Taxes or Tax Return for any Tax year of Parent or any of its Subsidiaries, nor has there been any written notice to Parent or any of its Subsidiaries by any Governmental Authority regarding any such Tax audit or other proceeding, nor, to Parent’s knowledge, is any such Tax audit or other proceeding threatened with regard to any material Taxes or Tax Returns of Parent or any of its Subsidiaries.

(d)

Neither Parent nor any of its Subsidiaries has any material Liability for Taxes in a jurisdiction where it does not file a Tax Return, nor has Parent or any of its Subsidiaries received written notice from a Taxing Authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(e)

All transactions that could give rise to an underpayment of Tax (within the meaning of Section 6662 of the Code) were reported by Parent or a Subsidiary of Parent in a manner for which there is substantial authority or were adequately disclosed on the Tax Returns as required in accordance with Section 6662(d)(2)(b) of the Code.

(f)

Neither Parent nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in connection with this Agreement or any change of control of Parent or any of its Subsidiaries, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(g)

Neither Parent nor any of its Subsidiaries has been a member of any joint venture, partnership, contract or other arrangement that is treated as a “partnership” for federal, state, local or foreign income Tax purposes. Neither Parent nor any of its Subsidiaries owns any interest in an entity that is classified as an entity that is “disregarded as an entity separate from its owner” under Treasury Regulations Section 301.7701-3(b).

(h)

Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated Tax Return, and (ii) has any Liability for the Taxes of any Person (other than itself) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i)

Neither Parent nor any of its Subsidiaries is required to include in income any adjustment under Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by it, and the IRS has not proposed any such adjustment or change in accounting method.

(j)	Neither Parent nor any of its Subsidiaries is, or has been at any time, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(k)

Neither Parent nor any of its Subsidiaries is a party to or bound by any obligations under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement (other than customary gross-up or indemnification provisions in credit agreements, leases and similar agreements entered into in the ordinary course of business not primarily related to Taxes).

(l)

Neither Parent nor any of its Subsidiaries has engaged in any listed transaction as defined under Section 6011 of the Code and the Treasury Regulations promulgated thereunder or under any similar provision of state law.

(m)

Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute a part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(n)	Parent has no knowledge of any facts or circumstances that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

4.21         Parent Benefit Plans.

(a)

The term “Parent Plan” means every plan, fund, Contract, program and arrangement that Parent or any Subsidiary sponsors, maintains or contributes to, is required to contribute to, that provides present or former employees of Parent and/or its Subsidiaries (the “Parent Employees”) with: (i) medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, legal services, severance, sickness, accident or other welfare benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (iii) bonus, incentive compensation, option, stock appreciation right, phantom stock or stock purchase benefits or (iv) salary continuation, paid time off, supplemental unemployment, current or deferred compensation (other than current salary or wages paid in the form of cash), termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA). “Parent ERISA Affiliates” means each trade or business (whether or not incorporated) that is part of the same controlled group under, common control with, or part of an affiliated service group that includes Parent within the meaning of Code Section 414(b), (c), (m) or (o).

(b)	Section 4.21(b) of the Disclosure Schedule sets forth each Parent Plan by name.

(c)

There are no Parent Plans subject to Title IV of ERISA or Code Section 412 and neither Parent nor any of its Subsidiaries has ever maintained a Parent Plan subject to Title IV of ERISA or Code Section 412 for which a liability remains outstanding. Parent has no liability contingent or otherwise under Title IV of ERISA with respect to any Parent ERISA Affiliate.

(d)

No employer other than Parent or a Parent ERISA Affiliate is permitted to participate or participates in the Parent Plans. No leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, any Parent Plan.

(e)

There are no Parent Plans which promise or provide health, life or other welfare benefits to retirees or former employees of Parent and/or its Parent ERISA Affiliates, except as otherwise required by Code Section 4980B or comparable state statute or other law which provides for continuing health care coverage.

(f)

With respect to all Parent Plans, to the extent that the following documents exist, Parent has made available to the Company true and complete copies of: (i) the most recent determination letter, if any, received by Parent and/or its Parent ERISA Affiliates from the IRS, (ii) all pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including the DOL and the IRS), (iii) the Annual Report/Return (Form Series 5500) with financial statements, if any, and attachments for the three most recent plan years, (iv) Parent Plan documents, summary plan descriptions, trust agreements, insurance Contracts, service agreements and all related Contracts and documents (including any employee summaries and material employee communications) and (v) all closing letters, audit finding letters, revenue agent findings and similar documents issued by a Governmental Authority.

(g)

Each Parent Plan has at all times been operated in material compliance with ERISA, the Code, any other applicable law (including all reporting and disclosure requirements thereby) and the terms of such Parent Plan. With respect to each Parent Plan that is intended to be qualified under Section 401(a) of the Code, each such Parent Plan has been determined by the IRS to be so qualified, and each trust forming a part thereof has been determined by the IRS to be exempt from Tax pursuant to Section 501(a) of the Code. To the knowledge of Parent, no reason exists which would cause such qualified status to be revoked. To the knowledge of Parent, no non-exempt prohibited transactions under Section 406 or 407 of ERISA or Section 4975 of the Code have occurred with respect to any Parent Plan that would reasonably be expected to subject such Parent Plan or Parent or any of its Subsidiaries to any material penalty under the Code or ERISA.

(h)

All material contributions, premiums, fees or charges due and owing to or in respect of any Parent Plan for periods on or before the Closing have been paid in full by Parent and its Subsidiaries prior to the Closing in accordance with the terms of such Parent Plan and all Applicable Law, and no material Taxes are owing on the part of Parent as a result of any Parent Plan.

(i)

Parent and its Parent ERISA Affiliates have not committed to make any material increase in contributions or benefits under any Parent Plan that would become effective either on or after the Closing Date.

(j)

No Parent Plan is currently under audit or examination by the IRS or the DOL. There are no pending or, to Parent’s knowledge, threatened, audits, investigations, claims, suits, grievances or other proceedings.

(k)

The events contemplated in this Agreement will not trigger, or entitle any current or former employee of Parent or any of its Subsidiaries to, severance, termination, change in control payments or accelerated vesting under any Parent Plan, and will not result in any material Tax or other liability payable by any Parent Plan or, with respect to any Parent Plan, by Parent or any of its Subsidiaries.

(l)

To the knowledge of Parent, there are no facts or circumstances that could reasonably be expected to, directly or indirectly, subject Parent or any of its Subsidiaries to any (i) material excise Tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (ii) material penalty Tax or other liability under Chapter 68 of Subtitle F of the Code or (iii) material civil penalty, damages or other liabilities arising under Section 502 of ERISA.

(m)	All Nonqualified Deferred Compensation Plans (as defined in Code Section 409A(d)(1)) of Parent are in material compliance with Code Section 409A.

(n)

The exercise price of each Parent Stock Option granted under the Parent Stock Option Plan is not less than the fair market value, determined in accordance with Section 409A of the Code, of a Share of the underlying Parent Common Stock on the date such Parent Stock Option was granted. No Parent Stock Option granted under the Parent Stock Option Plan provides for a deferral of compensation under Section 409A of the Code and Treasury Regulations Section 1.409A-1(b)(5).

(o)

With respect to each Parent Plan, Parent has operated each Parent Plan in material compliance with all laws and regulations applicable to employee benefit plans of public companies, including, without limitation, Section 162(m) of the Code and Sarbanes-Oxley Act of 2002, and no material liability or loss of Tax deduction has resulted from any noncompliance.

4.22         Labor and Employment Matters.

(a)

Each of Parent and its Subsidiaries is in compliance in all material respects with all Applicable Law relating to employment and employment practices and those relating to the calculation and payment of wages (including compensability of time, overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or other protected characteristic), affirmative action and other hiring practices, occupational safety and health, workers compensation, unemployment, the payment of social security and other taxes, and collective bargaining or concerted activity or other conduct protected under the National Labor Relations Act or applicable state labor relations or collective bargaining law. There are no material workers’ compensation claims pending against Parent or any of its Subsidiaries.

(b)

Each of Parent and its Subsidiaries has received approval from the Department of Labor and the Immigration and Naturalization Service for any temporary work authorizations including H-1B, L-1, F-1 or J-1 visas or work authorizations required in connection with the retention of any employee of Parent or any of its Subsidiaries.

(c)

Except as listed on Section 4.22(c) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is bound by any oral or written employee collective bargaining agreement, and to the extent any such agreements exist, copies have been provided by Parent to the Company prior to the date hereof.

(d)

Each of Parent and its Subsidiaries is in compliance in all material respects with all applicable employee licensing requirements and has used its reasonable best efforts to ensure that each employee, consultant, contractor or other non-employee service provider who is required to have a gaming or other license under any Gaming Law or other Applicable Law maintains such license in current and valid form.

(e)

Each of Parent and its Subsidiaries is in compliance in all material respects with all Applicable Law, Governmental Orders, and Contracts (if any) respecting the WARN Act or any other comparable Applicable Law that applies to mass layoffs and/or plant closings to which Parent or any of its Subsidiaries is subject in each of the jurisdictions in which it conducts operations.

4.23         Brokers. Neither Parent, Merger Subsidiary, or any other Subsidiary of Parent, nor any of their directors, officers, managers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby, other than to Macquarie Capital (USA) Inc.

4.24         Bank Accounts. All bank accounts of Parent and its Subsidiaries have been duly authorized by the holder thereof.

4.25         Listing and Maintenance Requirements. Parent has not, in the twelve (12) months preceding the date hereof, received any notice from any trading market or stock quotation system on which Parent Common Stock is or has been listed or quoted to the effect that Parent is not in compliance with the listing or maintenance requirements of such trading market or stock quotation system. Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all applicable rules, regulations and listing and maintenance requirements of NASDAQ.

4.26         Licensability. None of Parent, its Subsidiaries, any of their respective officers, managers, directors, partners, members, principals or Affiliates which may reasonably be considered in the process of determining the suitability of Parent and its Subsidiaries for a Gaming Approval by a Gaming Authority, or, to Parent’s knowledge, any holders of Parent’s capital stock or other equity interests who will be required to be licensed or found suitable under applicable Gaming Laws (the foregoing Persons, collectively, the “Parent Licensing Affiliates”), has ever abandoned or withdrawn (in each case in response to a communication from a Gaming Authority regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked a Gaming Approval, or an application for a Gaming Approval, by a Gaming Authority. Parent, its Subsidiaries, and each of their respective Parent Licensing Affiliates which is licensed or holds any Gaming Approval pursuant to applicable Gaming Laws (collectively, the “Parent Licensed Parties”) is in good standing in each of the jurisdictions in which such Parent Licensed Party owns, operates, or manages gaming facilities. To Parent’s knowledge, there are no facts which, if known to any Gaming Authority, would be reasonably likely to (a) result in the denial, revocation, limitation or suspension of a Gaming Approval of any of the Parent Licensed Parties, or (b) result in a negative outcome to any finding of suitability proceedings of any of the Parent Licensed Parties currently pending, or under the suitability proceedings necessary for the consummation of the Merger.

4.27         Compliance with Gaming Laws.

(a)

Each of the Parent Licensed Parties, and to Parent’s knowledge, each of the Parent Licensed Parties’ respective directors, officers, managers, partners, members, principals, key employees and Persons performing management functions similar to those performed by officers, partners, or managers (collectively, “Parent Management Principals”), holds all Gaming Approvals and all such Permits as are necessary to conduct the business and operations of the Parent Licensed Parties as currently conducted, each of which is in full force and effect in all respects, and no event has occurred which permits, or upon giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Permit that currently is in effect, the loss of which, either individually or in the aggregate, would be reasonably likely to impair or delay the Closing. Each of the Parent Licensed Parties, and to the knowledge of Parent, each of the Parent Licensed Parties’ respective Parent Management Principals, is in compliance with the terms of such Permits, except for such failures to comply which would not, individually or in the aggregate, be reasonably likely to impair or delay the Closing. None of Parent or its Subsidiaries, or any of their respective Parent Licensing Affiliates, has received notice of any investigation or review by any Gaming Authority or other Governmental Authority with respect to Parent, its Subsidiaries, or any of their respective Parent Licensing Affiliates or Parent Management Principals that is pending, and, to the knowledge of Parent, no investigation or review is threatened, nor has any Gaming Authority or other Governmental Authority indicated any intention to conduct the same, other than those the outcome of which would not impair or delay the Closing.

(b)

No Parent Licensed Party, and no Parent Licensing Affiliate or Parent Management Principal of any Parent Licensed Party, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or other Governmental Authority in the past three years under, or relating to any violation or possible violation of, any Gaming Law which did or would be reasonably likely to result in an individual fine or penalty of $25,000 or more. To the knowledge of Parent, there are no facts which if known to any Gaming Authority could reasonably be expected to result in the revocation, limitation or suspension of a Gaming Approval or other license, finding of suitability, registration, permit or approval of the Parent Licensed Parties, or any of their respective Parent Licensing Affiliates or Parent Management Principals. None of the Parent Licensed Parties, and none of their respective Parent Licensing Affiliates or Parent Management Principals, has suffered a suspension, denial, non-renewal, limitation or revocation of any such Permit.

4.28         Relations with Suppliers. No current supplier from which Parent and its Subsidiaries, taken as a whole, purchased more than 5% of the goods and services they purchased during the last full fiscal year has canceled any contract or order for provision of, and to the knowledge of Parent there has been no threat by any such supplier not to provide, products, supplies or services to the business of Parent and its Subsidiaries, taken as a whole, either prior to or following the Effective Time.

4.29         Investigation by Company. Notwithstanding anything to the contrary in this Agreement, (a) no investigation by the Company shall affect the representations and warranties of Parent under this Agreement or contained in any other writing to be furnished to the Company in connection with the transactions contemplated hereunder, and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that the Company knew or should have known, that any of the same is or might be inaccurate in any respect.

4.30         Exclusive Representations and Warranties. Except for the representations and warranties contained in this Article 4, neither Parent, Merger Subsidiary nor any other Person on their respective behalf makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, their business or the transactions contemplated by this Agreement, and Parent disclaims any other representations or warranties, whether express, statutory or implied.

ARTICLE 5
COVENANTS

5.1           Conduct of Business.

(a)

Except (x) as contemplated by this Agreement or as required by a Gaming Authority or Applicable Law, (y) as set forth in Section 5.1(a) of the Company Disclosure Schedule, or (z) to the extent that Parent otherwise consents in writing (not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time (the “Interim Period”): (i) the Company shall maintain and shall cause each of its Subsidiaries to maintain its assets and properties and carry on its business and operations in the ordinary course consistent with past practice; and (ii) the Company shall use and shall cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organizations (including maintaining existing material business relationships to the extent necessary therefor); provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(c) shall be deemed a breach of this Section 5.1(a) unless such action constitutes a breach of such provision of Section 5.1(c).

(b)

Except (x) as contemplated by this Agreement or as required by a Gaming Authority or Applicable Law, (y) as set forth in Section 5.1(b) of the Parent Disclosure Schedule, or (z) to the extent that the Company otherwise consents in writing, not to be unreasonably withheld, conditioned or delayed, during the Interim Period, each of Parent and Merger Subsidiary shall maintain and Parent shall cause each of its other Subsidiaries to maintain its assets and properties and carry on its business and operations in the ordinary course consistent with past practice; and each of Parent and Merger Subsidiary shall use and Parent shall cause each of its other Subsidiaries to use its commercially reasonable efforts to preserve intact its business organizations (including maintaining existing material business relationships to the extent necessary therefor); provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(d) shall be deemed a breach of this Section 5.1(b) unless such action constitutes a breach of such provision of Section 5.1(d).

(c)

Except (x) as contemplated by this Agreement or as required by a Gaming Authority or Applicable Law, (y) as set forth in Section 5.1(c) of the Company Disclosure Schedule, or (z) to the extent that Parent otherwise consents in writing (not to be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not and shall not permit any of its Subsidiaries to:

(i)	amend or otherwise change its Articles of Incorporation or Bylaws (or other similar governing instruments);

(ii)	issue, deliver, sell, pledge, dispose of or encumber any shares of its capital stock, or grant to any Person any right to acquire any shares of its capital stock;

(iii)

declare, set aside, make or pay any dividend or other distribution (other than Tax distributions and distributions to the Stockholder in an aggregate amount equal to the principal amount of any and all Warrantholder Loans), payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other Subsidiaries);

(iv)	adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company, or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(v)

merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(vi)

(A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or substantially all of the assets of any of the foregoing, other than Permitted Company Acquisitions and Investments and other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts; or (B) sell or otherwise dispose of (whether by merger, consolidation or divestiture of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than (1) sales or dispositions of inventory and other assets in the ordinary course of business, (2) sales or dispositions pursuant to Contracts existing as of the date hereof, and (3) sales or dispositions of other assets having an aggregate fair value not in excess of $100,000;

(vii)	other than in the ordinary course of business, enter into, materially amend or terminate any Company Material Contract;

(viii)	commit to any new capital expenditure in excess of $100,000, except to the extent reflected in the Company’s capital expenditure budget disclosed to Parent prior to the date hereof;

(ix)

(A) other than the extension of credit to customers in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), or (B) incur, assume or guarantee any indebtedness for borrowed money or issue any debt securities in excess of $100,000 individually or $1,000,000 in the aggregate, other than the incurrence of indebtedness in the ordinary course of business under the Company’s existing credit facilities, which aggregate amount outstanding under the Company’s existing credit facilities shall in no event exceed the limitations set forth in such facilities as of the date hereof, or redeem or repurchase any indebtedness for borrowed money; provided, however, that, for the avoidance of doubt, amounts under the Company’s existing credit facilities may be repaid and/or re-borrowed provided the above amount is not exceeded;

(x)

except in the ordinary course of business consistent with past practice, (A) increase or commit to increase the compensation or benefits of any senior executive or other key employee of the Company or any of its Subsidiaries, (B) establish, adopt or amend any Benefit Plan with or for the benefit of its employees or directors (other than any such adoption or amendment that does not increase the cost to the Company or any of its Subsidiaries of maintaining the applicable Benefit Plan and other than offer letters that contemplate “at will” employment), (C) grant to any director, officer, employee or consultant of the Company or any of its Subsidiaries any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, in each case except in connection with actual termination of any such Person to the extent required under Applicable Laws or the existing plans, policies, agreements or arrangements of the Company and its Subsidiaries, (D) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock units or other stock-based compensation or (E) enter into any collective bargaining agreement or similar agreement with respect to the Company or any of its Subsidiaries;

(xi)

implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in Law or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xii)

change any material Tax election, change any material Tax accounting method, file any material amended Tax Return or surrender any right to claim a material refund of Taxes (other than by the passage of time);

(xiii)

compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business;

(xiv)	create or assume any Lien other than Permitted Liens;

(xv)	enter into any joint venture, partnership or similar agreement with any Person; or

(xvi)	agree to take any of the actions described in Sections 5.1(c)(i) through 5.1(c)(xv).

(d)

Except (x) as contemplated by this Agreement or as required by a Gaming Authority or Applicable Law, (y) as set forth in Section 5.1(d) of the Parent Disclosure Schedule, or (z) to the extent that the Company otherwise consents in writing (not to be unreasonably withheld, conditioned or delayed), during the Interim Period, Parent shall not and shall not permit any of its Subsidiaries to:

(i)	amend or otherwise change its Articles of Incorporation or Bylaws (or other similar governing instruments);

(ii)

issue, deliver, sell, pledge, dispose of or encumber any shares of its capital stock, or grant to any Person any right to acquire any shares of its capital stock (other than the issuance of shares of Parent Common Stock upon the exercise of Parent Stock Options outstanding on the date hereof in accordance with their terms);

(iii)

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for a Parent Permitted Distribution completed prior to the Closing Date or any dividend or distribution by a Subsidiary of Parent to Parent or to other Subsidiaries), or enter into any agreement with respect to the voting or registration of its capital stock;

(iv)

adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of Parent, or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock (except for the redemption of Parent Stock Options prior to or contemporaneously with the Closing as permitted by the Parent Stock Option Plan);

(v)

merge or consolidate Parent or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries;

(vi)

(A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or substantially all of the assets of any of the foregoing, other than purchases of inventory and other assets in the ordinary course of business or pursuant to existing Contracts; or (B) sell or otherwise dispose of (whether by merger, consolidation or divestiture of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than (1) Parent Permitted Dispositions, (2) sales or dispositions of inventory and other assets in the ordinary course of business, (3) sales or dispositions pursuant to Contracts existing as of the date hereof, and (4) sales or dispositions of assets having an aggregate fair value not in excess of $100,000;

(vii)	other than in the ordinary course of business, enter into, materially amend or terminate any Parent Material Contract;

(viii)	commit to any new capital expenditure in excess of $100,000, except to the extent reflected in Parent’s capital expenditure budget disclosed to the Company prior to the date hereof;

(ix)

(A) other than the extension of credit to customers in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of Parent), or (B) incur, assume or guarantee any indebtedness for borrowed money or issue any debt securities in excess of $100,000 individually or $1,000,000 in the aggregate, other than the incurrence of indebtedness in the ordinary course of business under Parent’s existing credit facilities, which aggregate amount outstanding under Parent’s existing credit facilities shall in no event exceed the limitations set forth in such facilities as of the date hereof, or redeem or repurchase any indebtedness for borrowed money; provided, however, that, for the avoidance of doubt, amounts under Parent’s existing credit facilities may be repaid and/or re-borrowed provided the above amount is not exceeded;

(x)

except in the ordinary course of business consistent with past practice, (A) increase or commit to increase the compensation or benefits of any senior executive or other key employee of Parent or any of its Subsidiaries, (B) establish, adopt or amend any Benefit Plan with or for the benefit of its employees or directors (other than any such adoption or amendment that does not increase the cost to Parent or any of its Subsidiaries of maintaining the applicable Benefit Plan and other than offer letters that contemplate “at will” employment), (C) grant to any director, officer, employee or consultant of Parent or any of its Subsidiaries any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, in each case except in connection with actual termination of any such Person to the extent required under Applicable Law or the existing plans, policies, agreements or arrangements of Parent and its Subsidiaries (other than severance or termination pay or benefits that constitute Parent Merger Expenses), (D) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock units or other stock-based compensation (other than acceleration of Parent Stock Options pursuant to the terms of Parent Plans as in effect on the date hereof) or (E) enter into any collective bargaining agreement or similar agreement with respect to Parent or any of its Subsidiaries;

(xi)

implement or adopt any material change in its methods of accounting, except as may be appropriate to conform to changes in Law or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xii)

change any material Tax election, change any material Tax accounting method, file any material amended Tax Return or surrender any right to claim a material refund of Taxes (other than by the passage of time);

(xiii)

compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than (A) compromises, settlements or agreements in the ordinary course of business or (B) settlement of the Quest Litigation;

(xiv)	create or assume any Lien other than Permitted Liens;

(xv)	enter into any joint venture, partnership or similar agreement with any Person; or

(xvi)	agree to take any of the actions described in Sections 5.1(d)(i) through 5.1(d)(xv).

(e)

Without limiting the foregoing, Parent shall, and shall cause its Subsidiaries to, operate their business at all times in a manner that will ensure that Parent has Parent Closing Funds of at least $60,000,000.

5.2           No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.3           Full Access. During the Interim Period, upon reasonable prior written notice, each Party shall afford to each other Party and its Representatives, at such other Party’s expense, reasonable access during regular business hours to its officers, key management employees, facilities, properties, books and records and shall promptly furnish the other Party with all financial, operating and other data and information as the first Party shall reasonably request in writing; provided, however, that (i) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business operations of any Party, (ii) any such additional financial, operating and other data and information shall be furnished only if such data or information may be obtained without unreasonable expense, and (iii) the foregoing shall not permit such other Party or its Representatives to conduct any environmental testing or sampling or other invasive testing; provided, further, that any such investigation shall not affect or otherwise diminish or obviate in any respect any of the representations and warranties of any Party provided herein.

5.4           Confidentiality. Each of the Parties agrees that it will not use, or permit the use of, any of the information relating to any other Party hereto or its Affiliates furnished or made available to it in connection with the transactions contemplated herein (“Information”) for any purpose or in any manner other than solely in connection with its evaluation or consummation of the transactions contemplated by this Agreement, and that it will not disclose, divulge, provide or make accessible (collectively, “Disclose,” with “Disclosure” to have a correlative meaning), or permit the Disclosure of, any of the Information to any Person, other than (w) solely to its Affiliates or its or their directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents (collectively, such Party’s “Representatives”), in each case who have a “need to know” to carry out the purposes of this Agreement, (x) Disclosures necessary to be made in connection with the enforcement of any right or remedy relating to this Agreement or the transactions contemplated hereby, (y) Disclosure of any information required to be included in filings, presentations or document productions required to be made under applicable Gaming Law or in connection with obtaining any Gaming Approvals, or (z) except as may be required by judicial or administrative process or, in the opinion of such Party’s counsel, by other requirements of Applicable Law. Each Party shall be responsible for any breach of this Section 5.4 by any of its Representatives. The term “Information” as used herein shall not include any information relating to a Party which the Party receiving such information can show: (i) to have been rightfully in its possession prior to its receipt from another Party hereto; (ii) to be now or to later become generally available to the public through no fault of the receiving Party; (iii) to have been received separately by the receiving Party in an unrestricted manner from a Person entitled to disclose such information; or (iv) to have been developed independently by the receiving Party without regard to any Information received in connection with this transaction. Each Party also agrees to promptly return to the Party from whom originally received all original and duplicate copies of materials containing Information and to destroy any summaries, analyses or extracts thereof or based thereon (whether in hard copy form or intangible media) should the transactions contemplated herein not occur. The provisions of this Section 5.4 shall survive any termination of this Agreement for a period of five years.

5.5           Limit to Access and Disclosure. Notwithstanding the provisions of the foregoing Sections 5.3 and 5.4, no Party shall be required to provide access to or to otherwise Disclose Information where the same would (i) breach any agreement with any third party, (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Party, or (iii) otherwise violate any Applicable Law, including Gaming Laws; provided, that in each case where a Party withholds Information under this Section 5.5, (x) such Party shall provide the other Party with a written description of the information that it has elected not to disclose and the reason for such election, and (y) such Party shall use commercially reasonable efforts to allow the release of such information to the other Party as soon as reasonably practicable of all such information so withheld.

5.6           Regulatory Approvals; Consents.

(a)

Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under Applicable Law (including under any Antitrust Law and under any applicable Gaming Law) to consummate the transactions contemplated by this Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the taking of such actions as are necessary to obtain any requisite expiration or termination of any applicable waiting period under the HSR Act, (ii) taking the steps necessary or desirable to obtain all consents, approvals (including Gaming Approvals) or actions of, make all filings with and give all notices to any Governmental Authority or any other Person required in order to permit consummation of the transactions contemplated by this Agreement, (iii) defending all lawsuits and other proceedings by or before any Governmental Authority challenging this Agreement or the consummation of the Merger, (iv) resolving any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Authority, and (v) preventing the entry of any court order, and vacating, lifting, reversing or overturning any injunction, decree, ruling, order or other action of any Governmental Authority that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(b)

In furtherance and not in limitation of the provisions of Section 5.6(a), each of the Parties, as applicable, agrees to prepare and file as promptly as practicable, and in any event by no later than 20 Business Days from the date of this Agreement, an appropriate Notification and Report Form pursuant to the HSR Act, if required.

(c)

In furtherance and not in limitation of the provisions of Section 5.6(a), Parent and the Company agree to, and agree to cause their Affiliates and their respective directors, officers, partners, managers, members, principals and shareholders to, prepare and submit to the Gaming Authorities all applications and supporting documents necessary to obtain all required Gaming Approvals as promptly as practicable, and in any event no later than 45 days from the date of this Agreement, other than with respect to the New Parent Directors, for whom such applications and supporting documents shall be submitted no later than 90 days from the date of this Agreement.

(d)

If a Party receives a request for information or documentary material from any Governmental Authority with respect to this Agreement or any of the transactions contemplated hereby, including a Request for Additional Information or Documentary Material under the HSR Act or requests for supporting, supplemental, or additional documentation from any Gaming Authorities, then such Party shall in good faith make, or cause to be made, as soon as reasonably practicable a response which is, at a minimum, in substantial compliance with such request. To the extent any such request is substantive in nature, as reasonably determined by the Party to whom the request was made, such Party shall consult with the other Party prior to providing the response.

(e)

The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Authority, including:

(i)

cooperating with each other in connection with filings required to be made by any Party under any Antitrust Law or applicable Gaming Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Authorities and as to the contents of all communications with such Governmental Authorities;

(ii)

furnishing to the other Party all information within its possession that is required for any application or other filing to be made by the other Party pursuant to applicable Law in connection with the transactions contemplated by this Agreement;

(iii)

promptly notifying each other of any communications (and, unless precluded by Applicable Law, providing copies of any such communications that are in writing) from or with any Governmental Authority with respect to the transactions contemplated by this Agreement and allowing, to the extent permitted by Applicable Law or Governmental Authority and to the extent reasonably practicable under the circumstances, each of the Parties to attend any meetings with or other appearances before any Governmental Authority with respect to the transactions contemplated by this Agreement, unless a Party has a reasonable basis to object to the presence of the other Party at any such meetings or appearances;

(iv)

consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to any Antitrust Laws or in connection with public hearings under applicable Gaming Laws; and

(v)

without prejudice to any rights of the Parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Authority challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(f)

In addition, Parent and the Company shall take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or advisable under all Antitrust Laws and/or applicable Gaming Laws to consummate the transactions contemplated by this Agreement as promptly as practicable, including using its reasonable best efforts to obtain as promptly as practicable the expiration or termination of all waiting periods and obtain all Permits and all other approvals and any other consents required to be obtained in order for the Parties to consummate the transactions contemplated by this Agreement.

(g)	No actions taken pursuant to this Section 5.6 shall be considered for purposes of determining whether a Material Adverse Effect has occurred.

(h)

Notwithstanding the foregoing, commercially, competitively and/or personally sensitive information and materials of a Party will be provided to the other Party on an outside counsel-only basis, provided that the Parties shall cooperate to enable appropriate communications to be made available to the other Party with respect to such commercially or competitively sensitive information redacted if necessary.

5.7           Credit Facilities.

(a)

Prior to the Closing Date, the Company shall use commercially reasonable efforts to enter into an agreement with one or more lenders to refinance or amend the indebtedness under the Company Credit Agreement (either with the existing or new lenders), on such terms and subject to such conditions as shall have been reasonably approved by Parent (such approval not to be unreasonably withheld, conditioned or delayed) (the “Refinancing”).

(b)

Without limiting the foregoing, prior to the Closing Date, Parent shall provide, and shall use its commercially reasonable efforts to cause any attorney, accountant or other advisor, agent or representative retained by Parent or any of its Subsidiaries to provide, such reasonable cooperation in connection with the arrangement of the Refinancing as may be reasonably requested by the Company, including (i) using commercially reasonable efforts to furnish the Company and the providers of such Refinancing (the “Debt Financing Sources”) with financial and other pertinent information regarding Parent and its Subsidiaries as may be reasonably requested by the Company to market and consummate the Refinancing, and (ii) reasonably assisting the Company and its Debt Financing Sources in the preparation of customary offering documents or memoranda (or similar documents) for any portion of the Refinancing; provided, however, that in no event shall Parent or any of its Subsidiaries be required to (1) pledge any assets as collateral, make any equity capital contribution to the Company, pay any commitment, funding or other similar fee, or incur any other liability in connection with the Refinancing, prior to the Closing, or (2) take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under Parent’s articles of incorporation or bylaws, any Applicable Laws or any Parent Material Contract.

5.8           Further Assurances; Cooperation; Notification.

(a)

Each Party shall, before, at and after Closing, execute and deliver such instruments and take such other actions as the other Party or Parties, as the case may be, may reasonably require in order to carry out the purposes and intent of this Agreement including the satisfaction of all conditions contained in Articles 6 and 7 of this Agreement.

(b)

Without limiting the foregoing, at the written request of the Stockholder, Parent will execute one or more warrant purchase agreements with the Stockholder, the Company, Golden Gaming and the Warrantholders designated by the Stockholder in the form presented by the Stockholder and reasonably approved by Parent (such approval not to be unreasonably withheld, conditioned or delayed) (each, a “Warrant Purchase Agreement”), providing for, at each Warrantholder’s election, either the purchase of the applicable Golden Gaming Warrants by the Company in exchange for cash or the purchase of the applicable Golden Gaming Warrants by Parent in exchange for the issuance by Parent to such Warrantholders of validly issued, fully paid and nonassessable shares of Parent Common Stock, in each case effective immediately prior to (but conditional upon) the consummation of the Merger. With respect to each Warranthholder who elects to receive shares of Parent Common Stock under a Warrant Purchase Agreement, the Warrant Purchase Agreement will contain customary private placement representations from such Warrantholder substantially in the form of the Stockholder Investment Representations and a waiver by such Warrantholder of the right to receive its pro rata share of any Jamul Distributions otherwise distributable with respect to Warrantholder Shares held by Warrantholders on the record date for such Jamul Distribution.

(c)

During the Interim Period, subject to Applicable Law, the Parties shall cooperate with each other to promptly develop plans for the management of the businesses of Parent and the Surviving Corporation after the Closing, including without limitation plans relating to productivity, marketing, operations and improvements, and the Parties shall further cooperate with each other to provide for the implementation of such plans as soon as practicable after the Closing. During the Interim Period, subject to Applicable Law, the Parties shall confer with each other on a regular and reasonable basis to report on material operational matters and the general status of ongoing operations of such Party.

(d)

During the Interim Period, each Party shall promptly notify the other Party in writing of the occurrence of any event which it reasonably believes will or is reasonably likely to result in a failure by such Party to satisfy the conditions specified in Articles 6 or 7 of this Agreement, as applicable.

(e)

After the determination of the number of Merger Consideration Shares and prior to the Effective Time, the Parent Board of Directors, or an appropriate committee of non-employee directors thereof, shall adopt such resolutions as may be reasonably requested by the Stockholder to cause any acquisitions of Parent Common Stock under this Agreement by the Stockholder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.9           Proxy Statement; Parent Special Meeting.

(a)

As promptly as reasonably practicable, but in any event within 90 days, following the date of this Agreement, Parent shall, with the assistance of the Company, prepare the Proxy Statement and file the Proxy Statement with the SEC. Parent and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, the Company will furnish to Parent in writing the information relating to it required by the Securities Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Parent shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of Parent and the Company will promptly correct any information provided by it for use in the Proxy Statement, if and to the extent that it shall have become false or misleading in any material respect prior to the Parent Special Meeting. Parent shall cause the Proxy Statement, as so corrected, to be filed with the SEC and to be disseminated to its shareholders, in each case, as and to the extent required by applicable federal securities laws.

(b)

The Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed with the SEC, and Parent shall give good faith and reasonable consideration to any material substantive comments made by the Company or its counsel. Parent shall promptly notify and provide to the Company and its counsel any comments Parent or its counsel receives from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information.

(c)

As promptly as reasonably practicable and, in any event, no later than 40 days after (i) the tenth day after the preliminary Proxy Statement has been filed with the SEC if by such date the SEC has not informed Parent that it intends to review the Proxy Statement or (ii) if the SEC has by such date informed Parent that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement, Parent, acting through the Parent Board of Directors, shall, in accordance with Applicable Law and its Articles of Incorporation and Bylaws, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Parent Special Meeting”) for the purpose of obtaining the Parent Shareholder Approval. The Parent Board of Directors shall not postpone, recess or adjourn the Parent Special Meeting except to the extent required by Applicable Law or, if as of the time for which the Parent Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Special Meeting or there are an insufficient number of shares of Parent Common Stock voting “FOR” the proposals submitted to the Parent shareholders to obtain the Parent Shareholder Approval.

(d)

The Parent Board of Directors shall take all lawful action to solicit, and, subject to Section 5.11, shall recommend the approval of the issuance of Parent Common Stock under this Agreement (for all purposes of this Agreement, references to the issuance of Parent Common Stock under this Agreement (or to such shares issuable under or pursuant to this Agreement) shall be deemed to include the issuance of shares of Parent Common Stock under the Warrant Purchase Agreements) and the approval of the Articles Amendment. Parent shall include in the Proxy Statement a statement that the Parent Board of Directors (x) has determined that the issuance of Parent Common Stock under this Agreement and the adoption of the Articles Amendment are advisable and (y) recommends that Parent’s shareholders vote to approve the issuance of Parent Common Stock under this Agreement and to approve the Articles Amendment at the Parent Special Meeting and vote in favor of the Parent Shareholder Approval. In the event that subsequent to the date of this Agreement, the Parent Board of Directors makes an Adverse Recommendation Change, Parent nevertheless shall continue to solicit proxies and submit the issuance of Parent Common Stock under this Agreement and the adoption of the Articles Amendment to its shareholders for approval at the Parent Special Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Parent Special Meeting.

5.10         NASDAQ Listing. Parent shall cause the Merger Consideration Shares and any other shares of Parent Common Stock issuable under this Agreement or under the Warrant Purchase Agreements to be approved for listing on the NASDAQ Global Market, subject to official notice of issuance, prior to the Effective Time (or, with respect to any additional shares of Parent Common Stock to be issued to the Stockholder pursuant to Sections 2.2(d)(ii), 2.2(f), 2.2(g), 2.2(h), 8.1(b) or 10.3(c), as soon as reasonably practicable following the determination of the applicable adjustment or the receipt of the applicable proceeds or amounts, respectively).

5.11         Acquisition Proposal; No Solicitation.

(a)

Except as set forth in this Section 5.11, during the Interim Period, Parent agrees that neither it nor any of its Subsidiaries shall, and that it shall not authorize or permit its and their respective Representatives to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers with respect to, or the making or completion of, an Acquisition Proposal, (ii) engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to Parent or any of its Subsidiaries in connection with, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal; provided, however, it is understood and agreed that any determination or action by the Parent Board of Directors permitted under Section 5.11(b) or (c) shall not be deemed to be a breach of this Section 5.11(a). Parent agrees that it will immediately cease and cause to be terminated, and cause its Representatives to cease and cause to be terminated, any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. Parent agrees that any violation of the foregoing restrictions by any of Parent’s Subsidiaries or its or their respective Representatives will be a breach of this Section 5.11(a) by Parent. Parent agrees that it shall not terminate, amend, release, modify or knowingly fail to enforce any provisions of, or grant any permission, waiver or request under, any confidentiality, “standstill,” non-solicitation or similar agreement to which Parent is or becomes a party or under which Parent has or acquires any rights, entered into in respect of or in contemplation of a possible Acquisition Proposal (other than to the extent the Parent Board of Directors determines in good faith after consultation with its outside legal counsel that failure to take any of such actions would be inconsistent with its fiduciary duties under Applicable Law). Parent also will promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Proposal to return or destroy in accordance with the terms of such confidentiality agreement all confidential information heretofore furnished to such Person by or on behalf of Parent.

(b)

Notwithstanding anything to the contrary in Section 5.11(a), at any time after the date of this Agreement and prior to obtaining the Parent Shareholder Approval, Parent may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of Section 5.11(a) and that the Parent Board of Directors determines, in its good faith judgment (after consultation with its outside legal counsel and its financial advisor) constitutes or may reasonably be expected to lead to a Superior Proposal, and subject to complying with Section 5.11(d), (i) furnish information with respect to Parent and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement and standstill on terms no less restrictive to such Person than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for Parent to be able to comply with its obligations under this Agreement); provided, however, that Parent shall provide or make available to the Company any non-public information concerning Parent or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided or made available to the Company; and (ii) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, further, that the Parent Board of Directors or any committee thereof may take the actions described in subsections (i) and (ii) above only if the Parent Board of Directors or any committee thereof determines in its good faith judgment (after consultation with its outside legal counsel and its financial advisor) that the failure to take such action would reasonably be expected to breach its fiduciary duties under Applicable Law.

(c)

Except as set forth in this Section 5.11(c), until the termination of this Agreement in accordance with the terms hereof, neither the Parent Board of Directors nor any committee thereof shall: (i) (A) withdraw, modify or amend or publicly propose to withdraw, modify or amend, in any manner adverse to the Company, or fail to make, its recommendation to approve the issuance of Parent Common Stock under this Agreement and to approve the Articles Amendment at the Parent Special Meeting (the “Parent Board Recommendation”), (B) fail to make a statement in opposition and recommend to Parent’s shareholders rejection of a tender or exchange offer for Parent’s securities initiated by a third party pursuant to Rule 14e-2 promulgated under the Exchange Act within ten Business Days after such tender or exchange offer shall have been announced or commenced by such third party, or (C) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any of the foregoing in clauses (A)-(C), an “Adverse Recommendation Change”), or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow Parent or any Subsidiary thereof to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.11(b)) (any of the foregoing, an “Acquisition Agreement”). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining the Parent Shareholder Approval, the Parent Board of Directors may, in response to a bona fide unsolicited written Acquisition Proposal that was made after the date hereof, that did not result from a breach of this Section 5.11, and that the Parent Board of Directors determines in good faith (after consultation with outside legal counsel and its financial advisor) constitutes a Superior Proposal (x) make an Adverse Recommendation Change if the Parent Board of Directors has determined in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Superior Proposal, the failure to make such Adverse Recommendation Change would reasonably be expected to breach its fiduciary duties under Applicable Law, or (y) cause Parent to terminate this Agreement pursuant to Section 8.1(h) and concurrently with such termination enter into an Acquisition Agreement if the Parent Board of Directors has concluded in good faith (after consultation with its outside legal counsel) that, in light of the receipt of such Superior Proposal, the failure to effect such termination would reasonably be expected to breach its fiduciary duties under Applicable Law; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless, prior to or simultaneously with such termination, Parent pays by wire transfer of immediately available funds the Termination Fee in accordance with Section 8.3; provided, further, that the Parent Board of Directors shall not be entitled to make an Adverse Recommendation Change in respect of any such Superior Proposal or terminate this Agreement pursuant to Section 8.1(h) in respect of any such Superior Proposal, and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless:

(i)

Parent has provided to the Company four Business Days’ prior written notice that it intends to take a such action (a “Notice of Designated Superior Proposal”), which notice shall describe in reasonable detail the terms and conditions of any Superior Proposal (including the identity of the party making such Superior Proposal) that is the basis of the proposed action by the Parent Board of Directors (a “Designated Superior Proposal”) and attach the most current form or draft of any written agreement providing for the transaction contemplated by such Designated Superior Proposal and all other contemplated transaction documents (including any agreements with any stockholders, directors or employees) (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Designated Superior Proposal, and a new two Business Day period); and

(ii)

at the end of such initial four Business Day period or subsequent two Business Day period, such Acquisition Proposal has not been withdrawn and the Parent Board of Directors determines in good faith that such Acquisition Proposal continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement agreed to or proposed by the Company in a binding written offer in response to a Notice of Designated Superior Proposal which is capable of being accepted by Parent).

(d)

Parent shall promptly (and in any event within two Business Days) advise the Company orally and in writing of (i) any written Acquisition Proposal and (ii) any written request for non-public information relating to Parent or its Subsidiaries by a Person with whom Parent enters into a confidentiality agreement pursuant to Section 5.11(b), other than requests for information not reasonably expected to be related to an Acquisition Proposal, including in each case the identity of the Person making any such Acquisition Proposal or request and the material terms of any such Acquisition Proposal or request and attach a copy of any such written Acquisition Proposal. Parent shall keep the Company reasonably and promptly informed in all material respects of the status and details (including any material change or proposed material change to the terms thereof) of any Acquisition Proposal. Parent shall provide the Company with prior notice of any meeting of the Parent Board of Directors or any committee thereof at which the Parent Board of Directors or any committee thereof is expected to consider any Acquisition Proposal or any such inquiry or to consider providing information to any person or group in connection with an Acquisition Proposal or any such inquiry.

(e)

Nothing set forth in this Agreement shall prevent Parent or the Parent Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), or (ii) from making any required disclosure to Parent’s shareholders if, in the good faith judgment of the Parent Board of Directors, after consultation with outside legal counsel, failure to disclose such information would reasonably be expected to breach its fiduciary duties under Applicable Law; provided, however, that in the case of both clause (i) and clause (ii), any such disclosure, other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act, may still be deemed to be an Adverse Recommendation Change pursuant to Section 5.11(c) unless the Parent Board of Directors expressly publicly reaffirms the Parent Board Recommendation in such disclosure.

(f)

During the Interim Period, the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall not authorize or permit its and their respective Representatives to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers with respect to, or the making or completion of, a Company Acquisition Proposal, (ii) engage or participate in any negotiations or discussions (other than to state that they are not permitted to have discussions) concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, a Company Acquisition Proposal, (iii) approve, endorse or recommend any Company Acquisition Proposal or (iv) approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to a Company Acquisition Proposal.

5.12         Public Announcements. None of the Parties shall make any public announcement with respect to this Agreement, the Merger or the other transactions contemplated herein without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except as required by Applicable Law. Without limiting the foregoing, each Party shall, to the extent reasonably practicable, consult with the other Parties before issuing, and give each other Party a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby. Parent and the Company agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Notwithstanding the foregoing, Parent and the Company may make public statements in response to (i) inquiries from any Gaming Authorities or as otherwise required by Applicable Law, or (ii) questions from the press, analysts, investors or those attending industry conferences so long as such statements are substantially consistent with press releases, public disclosures or public statements previously issued or made by Parent or the Company, as applicable, in compliance with this Section 5.12.

5.13         State Takeover Statutes. Parent, its Board of Directors, the Company, and the Stockholder shall (a) take all reasonable actions necessary to ensure that no “Fair Price,” “Control Share Acquisition,” “Business Combination” or other anti-takeover statute, or similar statute or regulation, is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any “Fair Price,” “Control Share Acquisition,” “Business Combination” or other anti-takeover statute, or similar statute or regulation, becomes applicable to this Agreement, the Merger or any other transaction contemplated hereby, take such commercially reasonable actions as may be necessary to render such statute or regulation inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, or to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

5.14         Stockholder Litigation. The Parties shall cooperate and consult with one another, to the fullest extent possible, in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the Parties shall use its respective commercially reasonable efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, no Party shall compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the transactions contemplated hereby (including the Merger) without the prior written consent of each other Party (not to be unreasonably withheld, conditioned or delayed).

5.15         Restrictions on Transfer of Parent Common Stock. The Stockholder shall, and Parent shall cause each Person listed on Annex IV attached hereto (each such Person, a “Restricted Stockholder”) to, execute and deliver to Parent on or prior to the Closing Date the NOL Preservation Agreement in substantially the form attached hereto as Exhibit C (the “NOL Preservation Agreement”).

5.16         Indemnification and Exculpation.

(a)

Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Company to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director, manager or employee of the Company and its Subsidiaries (collectively, the “Indemnified Parties”), as applicable against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, manager, employee, fiduciary or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and the Company’s Articles of Incorporation and Bylaws, each as at the date hereof (collectively, the “Constituent Documents”). In the event of any such Action, (A) each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Company, as applicable, to the fullest extent permitted under applicable Law and the applicable Constituent Documents, within ten Business Days of receipt by Parent or the Company, as applicable, from the Indemnified Party of a request therefor; provided, that any Person to whom expenses are advanced provides an unsecured undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (B) none of Parent or the Company shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (C) the Company shall cooperate in the defense of any such matter. Parent and the Company shall be jointly and severally liable for the obligation to provide indemnification to the Indemnified Parties.

(b)

Except as may be required by Applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Articles of Incorporation or Bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement (or form thereof) identified in Section 5.16(b) of the Company Disclosure Schedule and in effect immediately prior to the Effective Time between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c)

Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.16 shall continue in effect until the final disposition of such Action.

(d)

The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Applicable Law, Contract or otherwise. The provisions of this Section 5.16 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(e)

In the event that the Company or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.16.

5.17         Compensation and Employee Benefits Matters.

(a)

Except as set forth in this Section 5.17, Parent shall assume or shall cause the Surviving Corporation to assume all Company Plans, which shall continue in accordance with their terms following the Effective Time.

(b)

Parent and the Company shall work together to develop common employee compensation and benefit programs as soon as practicable following the Effective Time, recognizing that a period of time may be necessary for the transition of existing employee benefit programs.

(c)

Nothing contained in this Section 5.17, express or implied (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of Parent, the Company or any of their respective Affiliates to amend, modify or terminate any employee benefit or employment plan, program, agreement, or arrangement after the Effective Time, (iii) is intended to confer or shall confer upon any current or former employee any right to employment or continue employment, or constitute or create an employment agreement with any employee, or (iv) is intended to confer or shall confer upon any individual or any legal representative of any individual (including employee, retirees, or dependents or benefits of employees or retirees) any right as a third-party beneficiary of this Agreement.

(d)

Parent shall cause each of its Subsidiaries, for a period commencing at the Effective Time and ending 90 days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act affecting in whole or in part any site of employment, facility, operating unit or Company employee, and shall cause each of its Subsidiaries not to take any such action after such 90-day period without complying with all provisions of the WARN Act, or any similar provision of applicable foreign Law.

5.18         Schedule Updates.

(a)

Not earlier than the tenth Business Day prior to the Closing Date nor later than the fifth Business Day prior to the Closing Date, the Company shall supplement or amend the Company Disclosure Schedule and Parent shall supplement or amend the Parent Disclosure Schedule to reflect or disclose any occurrence or any event which occurs or arises after the date of this Agreement (or, with respect to representations and warranties qualified with knowledge, where the Company or Parent, as applicable, acquired knowledge of such occurrence or event after the date of this Agreement) that would result in or cause such schedule to be incorrect if the same were not supplemented or amended (each, a “Schedule Update”).

(b)

Each Schedule Update shall be deemed to have amended the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, and to qualify the representations and warranties set forth herein for all purposes hereunder.

5.19         Support of Committees

(a)

Parent agrees to provide the Special Committee with (i) access to information reasonably required for the Special Committee to perform its duties under Article 10 and otherwise under this Agreement, (ii) to notify the Special Committee promptly of any reasonable bases for claims for indemnification following the time they become known to Parent, and (iii) the resources reasonably necessary to perform its duties under Article 10 and otherwise under this Agreement, including payment for consultants and advisors reasonably required in connection therewith.

(b)

Parent agrees to provide the Jamul Disposition Committee with (i) access to information reasonably required for the Jamul Disposition Committee to perform its duties under Section 5.22 and otherwise under this Agreement, and (ii) the resources reasonably necessary to perform its duties under Section 5.22 and otherwise under this Agreement, including payment for consultants and advisors reasonably required in connection therewith.

5.20         Big Sky Gaming. The Company and the Stockholder shall (a) promptly following the date of this Agreement, make such filings as are reasonably necessary to obtain any Gaming Approvals needed to transfer all of the membership interests in Big Sky Gaming, LLC and Big Sky Gaming Management, LLC (the “Big Sky Entities”) to the Company or a Subsidiary thereof, and (b) cause all of the membership interests in the Big Sky Entities to be transferred to the Company or a Subsidiary thereof at the Closing or, if later, promptly following the date of receipt of all Gaming Approvals necessary to effect such transfer. During the Interim Period, the Stockholder shall not pursue any business opportunities or make any investments, in each case, through the Big Sky Entities other than as reasonably required or advisable to obtain the requisite Gaming Approvals to effect the transfer of the membership interests in the Big Sky Entities to the Company or a Subsidiary thereof.

5.21         Company Information Technology Systems. The Company shall (a) substantially complete all material required PCI upgrades or improvements to its information technology systems that are identified in a vulnerability assessment and penetration testing report to be prepared by a mutually agreed third party on behalf of the Company after the date hereof (the “PCI Upgrades”) and (b) substantially complete the information technology projects set forth in Section 5.21(b) of the Company Disclosure Schedule (the “Company Technology Projects”).

5.22         Jamul Dispositions

(a)

Parent shall cause any unconsummated Jamul Disposition that is subject to an executory contract as of the Closing Date to be consummated in accordance with the terms of such contract (but subject in all cases to (i) the satisfaction of the conditions precedent set forth therein, (ii) such consummation not contravening or conflicting with, or constituting a violation of, (A) Applicable Law or (B) any Contract of Parent or any of its Subsidiaries in effect immediately prior to the Closing, and (iii) the readiness and willingness of each other counterparty to such executory contract to consummate such Jamul Disposition on the applicable closing date).

(b)

At the Effective Time, the Parent Board of Directors shall form a three-member standing committee composed of (i) the members of the Parent Board of Directors designated pursuant to Sections 1.9(b)(i) and 1.9(b)(iii) (the “Jamul Disposition Committee”). The Jamul Disposition Committee shall take action by majority vote (whether by meeting or in writing). The functions of the Jamul Disposition Committee shall include such responsibilities as are delegated to the Jamul Disposition Committee in accordance with the provisions of this Section 5.22. The Jamul Disposition Committee shall perform all such functions on behalf of and in the best interests of Parent and its shareholders, and Parent shall use commercially reasonable efforts to effect the instructions of the Jamul Disposition Committee with respect to any Jamul Disposition.

(c)

For a period of three years from and after the Closing Date (the “Distribution Period”), the Jamul Disposition Committee is empowered to, and will have the sole authority to (i) authorize and negotiate on behalf of Parent the terms of, any Jamul Disposition, and (ii) authorize any officer or agent to execute any contract relating to such a Jamul Disposition on behalf of Parent. In connection with the Jamul Disposition Committee’s exercise of this function, Parent agrees to provide support to the Jamul Disposition Committee in accordance with the provisions of Section 5.19.

(d)

With respect to any Jamul Disposition pursuant to a contract entered into during the Distribution Period, whether or not the proceeds of such Jamul Disposition are received within the Distribution Period, (i) Parent agrees to make a Jamul Distribution (provided, however, that, subject to the effectiveness of the waiver in clause (ii) below as set forth below, no such Jamul Distribution shall be made with respect to any Stockholder Owned Shares, and the amount that would be distributable with respect to Stockholder Owned Shares but for such waiver shall be reallocated to such holders of Parent Common Stock as have not so waived the right to participate in such Jamul Distribution), and (ii) the Stockholder, as the initial holder of the Stockholder Owned Shares, hereby irrevocably agrees that, with respect to any such Jamul Disposition, the Stockholder waives its right to receive and hereby declines its pro rata share of any Jamul Distribution otherwise distributable with respect to the Stockholder Owned Shares arising from such Jamul Disposition; provided, however, that, in the event that a Private Letter Ruling has not been obtained prior to any Jamul Distribution, the provisions of clause (e) below shall apply. Parent shall use its reasonable best efforts to obtain a Private Letter Ruling prior to such time as it reasonably anticipates that a Jamul Distribution is likely to occur.

(e)

If a Private Letter Ruling has not been obtained prior to any Jamul Distribution, then (i) the Stockholder’s waiver pursuant to Section 5.22(d)(ii) shall only be effective with respect to an amount equal to the excess of the Stockholder’s pro rata share of such Jamul Distribution over the Unwaived Jamul Distribution Amount and the Stockholder shall be entitled to receive the Unwaived Jamul Distribution Amount at the time of such Jamul Distribution and the Stockholder shall file its income Tax Return for the year of the Jamul Distribution reporting the Constructive Receipt Gross Income as income, and (ii) if the Jamul Disposition Committee determines that there is a realistic possibility that the position that the Stockholder is not in constructive receipt of income in connection with such Jamul Distribution will be sustained on the merits under Applicable Law, the Jamul Disposition Committee may request, after the Stockholder has submitted its income Tax Return for the fiscal year in which such Jamul Distribution was made, the Stockholder to file (and promptly following such request the Stockholder will so file) with the applicable Taxing Authorities a claim for a cash refund of all Taxes paid as a result of the Stockholder being in constructive receipt of income in connection with such Jamul Distribution, and Parent shall indemnify, defend and hold harmless the Stockholder for all reasonable expenses incurred by the Stockholder in preparing and pursuing such refund claim. The Stockholder shall diligently and in good faith pursue such refund claim and keep Parent reasonably informed of the progress of such Tax refund proceeding and shall not settle or otherwise compromise such refund claim without Parent’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. In the event that the Stockholder actually receives a Tax refund in cash from a Taxing Authority pursuant to a refund claim filed in accordance with clause (ii) above, the Stockholder shall, as promptly as practicable, pay over to Parent (x) such Tax refund (including any interest thereon paid by the relevant Taxing Authority) so received, net of any reasonable expenses and costs (including Taxes) attributable to the obtaining and receipt of such refund (and provide, contemporaneously with such payment, a summary of such expenses and costs if requested by the Jamul Disposition Committee), and (y) any Tax Benefit that is Actually Received by the Stockholder from any payment to Parent pursuant to this Section 5.22(e) for the taxable year in which such Tax refund is paid over to Parent pursuant to clause (x) above and the five immediately following taxable years; provided, however, that Parent, upon the request of the Stockholder, shall repay to the Stockholder any amount paid over pursuant to clause (x) or (y) above (plus any penalties, interest or other charges imposed by the relevant Taxing Authority with respect thereto) in the event that the Stockholder is required to repay such Tax refund described in clause (x) to such Taxing Authority or is denied any such Tax Benefit described in clause (y) by such Taxing Authority. For purposes of this provision, “Tax Benefit” shall mean any reduction in the amount of Taxes which otherwise would have been paid by the Stockholder, taking into account (a) any item of Tax deduction or loss attributable to any payment made to Parent by the Stockholder pursuant to this Section 5.22(e) that is allowed under applicable Tax law (and assuming such item is the last item available for use) and (b) the effects of state and local Taxes, and a Tax Benefit is “Actually Received” by the Stockholder with respect to any taxable year when the Stockholder files its Tax Return for such year claiming such Tax Benefit (except to the extent that such Tax Return indicates that the Stockholder is to receive a refund, in which case the Stockholder shall be deemed to have Actually Received a Tax Benefit to the extent of such refund when the Stockholder receives such refund).

(f)

Stockholder acknowledges and agrees that the Stockholder Owned Shares may not be transferred to any Stockholder Related Party unless such transferee of Stockholder Owned Shares acknowledges and agrees in writing to be bound by the provisions of this Section 5.22 with respect to such Stockholder Owned Shares, following which such Stockholder Related Party shall have the rights and obligations of the Stockholder under this Section 5.22 with respect to the Stockholder Owned Shares so transferred.

5.23         Issuance of Options. Parent will not issue any rights, options or warrants to subscribe for, purchase or otherwise acquire Parent Common Stock or evidences of indebtedness, shares of capital stock or other securities convertible into or exchangeable for Parent Common Stock (collectively, “Derivative Securities”) that are exercisable, exchangeable or convertible into Parent Common Stock or other Derivative Securities at any time that is prior to the date that is three years from and after the Closing Date (in each case other than as a result of an event that would qualify as a “Change in Control” under the 2007 Stock Option and Compensation Plan of Parent or similar event).

5.24         Nevada Business Tax Change. In the event that a Nevada Business Tax Change occurs prior to the Closing and, based on the Preliminary Parent Closing Report and Preliminary Company Closing Report (as updated for such Nevada Business Tax Change, as applicable), the Company Stockholder Percentage would be (a) equal to or greater than 30.0% if the Pro Forma Adjustments are excluded from the calculation of Company Adjusted EBITDA, and (b) less than 30.0% if the Pro Forma Adjustments are included in the calculation of Company Adjusted EBITDA, then the Stockholder shall be entitled to deliver a notice in writing to Parent (a “Company Tax Event Notice”) requiring the Parties to negotiate in good faith to amend this Agreement to provide for a mutually agreed minimum Company Stockholder Percentage or for additional consideration (but only to the extent that such additional consideration will not cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code) to be issued or paid to the Stockholder hereunder (and to any Warrantholder receiving Warrant Shares, as applicable) to offset the impact of such Nevada Business Tax Change on the calculation of the Company Stockholder Percentage hereunder, with a view to entering into such mutually agreed amendment to the Merger Agreement within 20 days after the date of such Company Tax Event Notice.

ARTICLE 6
CONDITIONS TO PARENT’S AND MERGER SUBSIDIARY’S OBLIGATIONS

The obligations of Parent and Merger Subsidiary to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may (to the extent permitted by Applicable Law and except as set forth below) be waived in writing by Parent:

6.1           Representations and Warranties. The representations and warranties of the Company set forth in this Agreement, as supplemented or amended by any Schedule Update of the Company, shall be true and correct in all respects as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of an earlier date shall be true and correct as of such date), except in each case for any inaccuracy or omission that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole).

6.2           Performance. The Company shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company on or prior to the Effective Time.

6.3           Required Approvals and Consents.

(a)	The Parent Shareholder Approval shall have been obtained.

(b)	Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(c)	All Gaming Approvals set forth in Section 6.3(c) of the Parent Disclosure Schedule shall have been duly obtained and shall be in full force and effect.

(d)

The Consents from the Governmental Authorities and other Persons set forth in Section 6.3(d) of the Parent Disclosure Schedule shall have been delivered, made or obtained, and Parent shall have received copies thereof.

6.4           No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that, in any case, prohibits or makes illegal the consummation of the Merger.

6.5           Subsequent Events.

(a)	Since the date of this Agreement there shall not have occurred any fact, event or circumstance which would constitute a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole).

(b)	The Schedule Update to the Company Disclosure Schedule shall not disclose any Company Schedule Adverse Event.

6.6           Officer’s Certificate. Parent shall have received a certificate signed by an officer of the Company, in a form and substance reasonably satisfactory to Parent, dated the Closing Date, certifying as to the matters set forth in Sections 6.1 and 6.2.

6.7           Articles of Incorporation; Good Standing. Parent shall have received (a) a copy of the Articles of Incorporation of the Company, certified by the Secretary of State of the State of Nevada, and (b) a Certificate of Good Standing with respect to the Company from the Secretary of State of the State of Nevada.

6.8           Escrow Agreement. The Stockholder and the Escrow Agent shall have executed and delivered the Escrow Agreement.

6.9           NOL Preservation Agreement; Shareholders’ Agreement. The Stockholder shall have executed and delivered the NOL Preservation Agreement. The Shareholders’ Agreement shall be in full force and effect.

6.10         Key Individual Noncompetition Agreement. Blake Sartini shall have executed and delivered a Key Individual Noncompetition Agreement.

6.11         Company Debt. On or prior to the Closing Date the Company shall have completed a Refinancing; provided, that Parent shall not be permitted to waive this condition without the prior written consent of the Company if the Merger and the consummation of the transactions contemplated hereby would result in a default or event of default under the Company Credit Agreement, as then in effect (unless the indebtedness under the Company Credit Agreement will be repaid and discharged in full on the Closing Date).

6.12         Golden Gaming Warrants. All Golden Gaming Warrants shall have been purchased and cancelled or redeemed (provided, that the condition in this Section 6.12 shall be deemed satisfied in the event that Parent fails to comply with Section 5.8(b) or any Warrant Purchase Agreement in any material respect).

6.13         Information Technology Upgrades. The Company shall have completed the PCI Upgrades and the Company Technology Projects.

6.14         Stockholder Investment Representations. Stockholder shall have executed and delivered the Stockholder Investment Representations.

ARTICLE 7
CONDITIONS TO COMPANY’S OBLIGATIONS

The obligation of the Company to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may (to the extent permitted by Applicable Law) be waived in writing by the Company:

7.1           Representations and Warranties. The representations and warranties of Parent contained in this Agreement, as supplemented or amended by any Schedule Update of Parent, shall be true and correct in all respects as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of an earlier date shall be true and correct as of such date), except in each case for any inaccuracy or omission that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole).

7.2           Performance. Parent and Merger Subsidiary shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Parent and Merger Subsidiary at or prior to the Closing.

7.3           Required Approvals and Consents.

(a)	The Parent Shareholder Approval shall have been obtained.

(b)	Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(c)	All Gaming Approvals set forth in Section 7.3(c) of the Company Disclosure Schedule shall have been duly obtained and shall be in full force and effect.

(d)

The Consents from the Governmental Authorities and other Persons set forth in Section 7.3(d) of the Company Disclosure Schedule shall have been delivered, made or obtained, and the Company shall have received copies thereof.

7.4           No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Authority that, in any case, prohibits or makes illegal the consummation of the Merger.

7.5           Subsequent Events.

(a)	Since the date of this Agreement there shall not have occurred any fact, event or circumstance which would constitute a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole).

(b)	The Schedule Update to the Parent Disclosure Schedule shall not disclose any Parent Schedule Adverse Event.

7.6           Officer’s Certificate. The Company shall have received a certificate signed by an officer of each of Parent and Merger Subsidiary, in a form and substance reasonably satisfactory to the Company, dated the Closing Date, certifying as to the matters set forth in Sections 7.1 and 7.2.

7.7           Articles of Incorporation; Good Standing. The Company shall have received (a) copies of the Articles of Incorporation of Parent and Merger Subsidiary, certified by the Secretary of State of the state of incorporation of Parent and Merger Subsidiary, respectively, and (b) a Certificate of Good Standing with respect to Parent from the Secretary of State of Minnesota and a Certificate of Good Standing with respect to Merger Subsidiary from the Secretary of State of the State of Nevada

7.8           Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

7.9           Registration Rights Agreement. Parent shall have executed and delivered the Registration Rights Agreement.

7.10         Listing of Parent Common Stock. The shares of Parent Common Stock issuable under this Agreement shall have been approved for listing on the NASDAQ Global Market.

7.11         NOL Preservation Agreement; Shareholders’ Agreement. Each of the Restricted Stockholders shall have executed and delivered the NOL Preservation Agreement. The Shareholders’ Agreement shall be in full force and effect.

7.12         Parent Key Individual Noncompetition Agreement. Parent and Lyle Berman shall have executed and delivered a Key Individual Noncompetition Agreement.

7.13         Parent Closing Funds. As of the Closing, Parent shall have Parent Closing Funds of not less than $60,000,000, and Parent shall have furnished the Company with a certificate of Parent’s Chief Financial Officer, in a form reasonably satisfactory to the Company, dated as of the Closing Date, to such effect.

7.14         Sale of Office Building. As of the Closing, Parent shall have sold, have contracted to sell, or scheduled for auction within 90 days of Closing, the Office Building, in each case with all proceeds from such sale to be received within 120 days after the Closing Date.

ARTICLE 8
TERMINATION

8.1           Methods of Termination. Subject to the other provisions of this Article 8, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time, whether before or after the Parent Shareholder Approval has been obtained, at any time prior to the Closing:

(a)	By mutual written consent of Parent and the Company; or

(b)

By either Parent or the Company, on 30 days’ written notice to the other Party, if the Merger shall not have been consummated prior to the Termination Date; provided, that the terminating Party is not then in material breach of its covenants or other agreements contained in this Agreement; provided, further, that, if Parent is the terminating Party and the condition set forth in Section 6.5(b) is the sole condition in Article 6 that has not been satisfied or waived as of such date (excluding conditions that, by their nature, are to be satisfied at the Closing and that the Company is capable of satisfying at the Closing), then, if within such 30 day notice period the Stockholder agrees in writing to (i) indemnify Parent in accordance with Article 10 for the Company Schedule Adverse Event and (ii) increase the number of Indemnification Shares under Section 2.2(c) (by deducting additional Merger Consideration Shares from the shares of Parent Common Stock to be issued and delivered to the Stockholder pursuant to Section 2.3(b)) by an amount equal to the total reasonably anticipated impact of the Company Schedule Adverse Event divided by the Merger Share Price (rounded to the nearest whole share) (which additional Indemnification Shares shall be placed in a separate escrow account which shall be solely available for indemnification for the Company Schedule Adverse Event in accordance with Article 10 and released in accordance with Section 10.5): (A) the condition set forth in Section 6.5(b) shall be deemed satisfied, and (B) such notice of termination shall be deemed to have been revoked and withdrawn by Parent; and provided, further, that, if the Company is the terminating Party and the condition set forth in Section 7.5(b) is the sole condition in Article 7 that has not been satisfied or waived as of such date (excluding conditions that, by their nature, are to be satisfied at the Closing and that Parent is capable of satisfying at the Closing), then, if within such 30 day notice period the Parent agrees in writing to issue and deliver to Stockholder (at the Closing, or, if later, promptly after the determination of the amount of the impact of the Parent Schedule Adverse Event incurred by Parent or any of its Subsidiaries) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the reasonably anticipated impact of the Parent Schedule Adverse Event causing such condition to fail divided by the Merger Share Price (rounded to the nearest whole share): (A) the condition set forth in Section 7.5(b) shall be deemed satisfied, and (B) such notice of termination shall be deemed to have been revoked and withdrawn by the Company. Notwithstanding the foregoing, if the issuance of such additional shares would cause the Stockholder’s post-Closing ownership percentage to exceed the Maximum Percentage, then Parent shall pay the Stockholder in immediately available funds an amount equal to the value of such incremental shares (based on the Merger Share Price) that if issued would otherwise cause the Stockholder to exceed the Maximum Percentage, but only to the extent that such cash payment will not cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code; or

(c)

By Parent if the Company has breached any representation, warranty, covenant or agreement set forth in this Agreement, which breach (i) would result in the failure of a condition set forth in Section 6.1 or Section 6.2, and (ii) remains uncured for 30 days after Parent shall have given the Company written notice of such breach (which notice shall state Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c) if not so cured); provided that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if Parent or Merger Subsidiary is then in material breach of any of their respective representations, warranties, covenants or other agreements contained in this Agreement; or

(d)

By the Company if Parent or Merger Subsidiary has breached any representation, warranty, covenant or agreement set forth in this Agreement, which breach (i) would result in the failure of a condition set forth in Section 7.1 or Section 7.2, and (ii) remains uncured for 30 days after the Company shall have given Parent written notice of such breach (which notice shall state the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d) if not so cured); provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(e)

By Parent or the Company if any court of competent jurisdiction or any other Governmental Authority has issued a judgment, order, injunction, decree or ruling or taken any other action, in each case permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such judgment, order, injunction, decree, ruling or other action shall have become final and non-appealable; provided, that neither Parent nor the Company shall have the right to terminate this Agreement pursuant to this Section 8.1(e) if any action of such Party or failure of such Party to perform or comply with the covenants and agreements of such Party set forth in this Agreement shall have been the primary cause of, or resulted primarily in, any such judgment, order, injunction, decree, ruling or other action; or

(f)

By Parent or the Company if any Party receives a definitive written notice or determination from any Gaming Authority or the staff of any Gaming Authority that any of the Gaming Approvals set forth on Section 6.3(c) of the Parent Disclosure Schedule or Section 7.3(c) of the Company Disclosure Schedule will not be granted; provided, that neither Parent or the Company shall have the right to terminate this Agreement pursuant to this Section 8.1(f) if any action of such Party or failure of such Party to perform or comply with the covenants and agreements of such Party set forth in this Agreement shall have been the primary cause of, or resulted primarily in, any such Gaming Authority’s refusal to grant such Gaming Approval; or

(g)

By the Company if (i) the Parent Shareholder Approval is not obtained at the Parent Special Meeting, or (ii) a Triggering Event has occurred at any time prior to receipt of the Parent Shareholder Approval; or

(h)

By Parent, if prior to receipt of the Parent Shareholder Approval: (i) the Parent Board of Directors has received a Superior Proposal, (ii) Parent has complied with the provisions of Section 5.11, and (iii) prior to or concurrently with such termination, Parent pays the Termination Fee to the Company in accordance with Section 8.3; or

(i)

By the Company if at Closing the Company Shareholder Percentage (calculated without giving effect to the proviso in Section 2.2(b)(iv))) would exceed the Maximum Percentage and the Parties have not executed an amendment or supplement to this Agreement to effect the transfer of Additional Consideration to the Stockholder at the Closing.

(j)

By the Company if the Stockholder has delivered a Company Tax Event Notice to Parent and the Parties have not amended the Merger Agreement as contemplated by Section 5.24 within 20 days after the date of such Company Tax Event Notice.

8.2           Effect of Termination.

(a)

In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party, except that if there has been any material and willful, intentional or knowing failure of any Party to perform its covenants, agreements or obligations hereunder, then such Party will be fully liable for any liabilities or damages suffered by the other Parties hereto as a result of such failure or breach.

(b)

Notwithstanding anything to the contrary in Section 8.2(a) above, in the event of termination of this Agreement, the provisions of Sections 5.4, 5.12, 8.2, 8.3 and 10.3(b) and Articles 11 and 12 of this Agreement shall survive the termination hereof.

8.3           Fees and Expenses.

(a)

Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including applicable SEC filing fees) and the solicitation of the Parent Shareholder Approval shall be paid by Parent.

(b)	If:

(i)	this Agreement is terminated by the Company pursuant to Section 8.1(g)(ii) or by Parent pursuant to Section 8.1(h); or

(ii)

(A) an Acquisition Proposal shall have been made directly to Parent’s shareholders or otherwise publicly disclosed prior to the taking of the vote to receive the Parent Shareholder Approval at the Parent Special Meeting or any adjournment or postponement thereof, (B) this Agreement is thereafter terminated by either the Company or Parent pursuant to Sections 8.1(b), 8.1(d) or 8.1(g)(i), and (C) within 12 months of the date of such termination of this Agreement, Parent or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal with such party or its Affiliates, then, in such case, Parent shall pay the Company a termination fee of $5,000,000.00 in cash (the “Termination Fee”), it being understood that in no event shall Parent be required to pay the Termination Fee on more than one occasion. Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by the Company (i) as promptly as practicable, but in any event no later than two Business Days, after termination of this Agreement by the Company, or (ii) prior to or simultaneously with such termination of this Agreement by Parent, as applicable; provided, that if Parent shall have previously paid to the Company the Company Expense Reimbursement, the amount of the Termination Fee shall be reduced by the amount of the Company Expense Reimbursement previously paid to the Company. Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated and the Termination Fee is payable to the Company pursuant to this Section 8.3(b), then, in such instances, the Company’s right to receive the Termination Fee (if and to the extent actually paid) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company and its Affiliates in connection with this Agreement and the transactions contemplated hereby and shall be the sole and exclusive remedy of the Company and its Affiliates against Parent and its Subsidiaries.

(c)

If this Agreement is terminated by the Company pursuant to either Section 8.1(d) or Section 8.1(g)(i), then Parent shall as promptly as practicable, but in any event no later than two Business Days, after the termination of this Agreement, reimburse the Company for all of its fees and expenses actually incurred in connection with the transactions contemplated by this Agreement, up to a maximum reimbursement of $500,000 in cash (the “Company Expense Reimbursement”). If this Agreement is terminated by Parent pursuant to Section 8.1(b) at a time when the condition set forth in Section 6.12 remains the only unsatisfied condition to the Closing (excluding conditions that, by their nature, are to be satisfied at the Closing, provided that such other conditions are reasonably capable of being satisfied) (whether the failure of such condition to be satisfied is as a result of Parent’s reasonably withholding, conditioning or delaying its approval of any Warrant Purchase Agreement or otherwise) or Section 8.1(c), or by the Company pursuant to Section 8.1(j), then the Company shall as promptly as practicable, but in any event no later than two Business Days, after the termination of this Agreement, reimburse Parent for all of its fees and expenses actually incurred in connection with the transactions contemplated by this Agreement, up to a maximum reimbursement of $500,000 in cash.

(d)

Each Party acknowledges that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Parties hereto would not enter into this Agreement; accordingly, if a Party fails promptly to pay any amounts due pursuant to Section 8.3, and, in order to obtain such payment, the other Party commences a suit that results in a judgment against such Party for the amounts set forth in Section 8.3, such Party shall pay the other Party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to the applicable provisions of this Section 8.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE 9
TAX MATTERS

9.1           Reorganization. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. Prior to the closing, each of the Company, the Stockholder, and Parent shall use its best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code, and shall not take any action independent of the transactions contemplated by this Agreement that are reasonably likely to cause the Merger to not so qualify. Parent shall not take, or cause or permit the Surviving Corporation to take, any action after the Closing that would reasonably be expected to cause the Merger not to qualify as a reorganization under Section 368(a) of the Code unless otherwise required by a Taxing Authority. None of the Company, the Stockholder, or Parent will take any position on any Tax Return that is inconsistent with the treatment of the Merger as a reorganization for U.S. federal income Tax purposes. The Stockholder, the Company and Parent shall each comply with the record keeping and information reporting requirements of Treasury Regulations Section 1.368-3. Notwithstanding the foregoing, and notwithstanding any statement or inference to the contrary in any other provision of this Agreement or any other agreement contemplated by this Agreement, it is agreed that no Party shall be considered to have made any representation or warranty to any other Party as to the qualification of the transactions contemplated by this Agreement as a reorganization under Section 368(a) of the Code. Each Party agrees that it has obtained independent tax advice in respect of the proper treatment of the Merger for federal income Tax purposes.

9.2           Transactional Taxes. Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any Taxing Authority in connection with the transactions contemplated by this Agreement will be borne by Parent.

9.3           Filing of Tax Returns.

(a)

The Stockholder shall prepare and timely file (i) all Tax Returns required to be filed (taking into account any applicable extension) on or before the Closing Date in respect of the Company and its Subsidiaries and (ii) all income Tax Returns of the Company and its Subsidiaries that relate to Tax periods ending on or before the Closing Date. At least 15 Business Days prior to the date on which each such Tax Return is filed, the Stockholder shall provide a copy of such Tax Return to Parent and consider in good faith any reasonable comments made by Parent. Except to the extent required by Applicable Law, such Tax Returns shall be prepared in a manner consistent with prior practice of the Company and its Subsidiaries.

(b)

Parent shall prepare and file (i) all Tax Returns in respect of the Company and its Subsidiaries for Tax periods ending on or before the Closing Date but that are required to be filed after the Closing Date and (ii) all Tax Returns in respect of the Company and its Subsidiaries that relate to a Straddle Period, in each case of (i) and (ii), other than any income Tax Returns to be prepared and filed by the Stockholder pursuant to Section 9.3(a) above. At least 15 Business Days prior to the due date (taking into account any applicable extension) for filing any such Tax Return, Parent shall provide a copy of such Tax Return to the Stockholder and consider in good faith any reasonable comments made by the Stockholder.

(c)

Cooperation on Tax Matters. Parent, the Company and the Stockholder shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

9.4           Tax Contests. Parent and the Company, on the one hand, and the Stockholder, on the other hand, shall promptly notify each other upon receipt by such Party of written notice of any Tax Contest. The Stockholder shall have sole control of the conduct of all Tax Contests involving income Taxes of the Company with respect to any Tax period ending on or before the Closing Date, including any settlement or compromise thereof, provided, however, that, if such Tax Contest could reasonably be expected to have an adverse effect on the Company or Parent in a post-closing Tax period, the Stockholder shall keep Parent reasonably informed of the progress of any such Tax Contest, and shall provide Parent with the right to participate in any such Tax Contest at Parent’s expense, and shall not affect any settlement or compromise without Parent’s prior written consent, which shall not be unreasonably withheld or delayed. Parent shall have sole control with respect to all other Tax Contests and shall keep the Stockholder reasonably informed of the progress of any such Tax Contest, shall provide the Stockholder with the right to participate in any such Tax Contest at Stockholder’s expense, and shall not affect any settlement or compromise that would give rise to an indemnification obligation of the Stockholder without obtaining the Stockholder’s prior written consent thereto, which shall not be unreasonably withheld or delayed. In the event of any conflict or overlap between the provisions of this Section 9.4 and Article 10, the provisions of this Section 9.4 shall control.

ARTICLE 10
SURVIVAL; INDEMNIFICATION

10.1          Survival of Representations and Warranties.

(a)

Company Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall survive the Closing for a period of 12 months from the Effective Time; provided, that, with respect to any specific representation or warranty under which Parent shall have made a claim for indemnification hereunder in accordance with this Article 10 prior to the first anniversary of the Effective Time where such claim has not been completely and finally resolved prior to the first anniversary of the Effective Time, such representation and warranty shall survive with respect to such claim for the period of time beyond the first anniversary of the Effective Time sufficient to resolve, completely and finally, the claim relating to such representation or warranty.

(b)	Parent Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall not survive beyond the Effective Time.

10.2         Stockholders’ Indemnification. From and after the Effective Time, the Stockholder agrees to indemnify in full Parent, the Company, and their respective officers, directors, employees, agents, shareholders and Subsidiaries (collectively, the “Parent Indemnified Parties”) and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), suffered, incurred or paid (collectively, “Losses”) by the Parent Indemnified Parties as a result of (i) any breach or inaccuracy of any of the representations and warranties of the Company contained in this Agreement or in any certificate delivered by the Company pursuant to the terms of this Agreement (in each case as supplemented or amended by any Schedule Update of the Company), or (ii) any breach of, or failure to perform, any covenant or agreement of the Stockholder or (prior to the Closing) the Company contained in this Agreement. Solely for purposes of determining the dollar amount of Losses with respect to any claim resulting from any breach or inaccuracy of a representation or warranty (but not for purposes of determining whether a breach or inaccuracy has occurred), all “material”, “materiality”, “in all material respects”, or “Material Adverse Effect” qualifications or exceptions in such representation or warranty shall be disregarded.

10.3         Limitations on Liability.

(a)	Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Stockholder be obligated to indemnify the Parent Indemnified Parties:

(i)

with respect to any individual claim or series of related claims for indemnification pursuant to Section 10.2 (other than with respect to fraud or for breach or inaccuracy of a Fundamental Representation), unless the indemnifiable Losses relating thereto are in excess of $25,000 (any items less than such threshold shall not be aggregated for the purposes of clause (ii) below);

(ii)

with respect to any individual claim for indemnification pursuant to Section 10.2 (other than with respect to fraud or for breach or inaccuracy of a Fundamental Representation), unless the aggregate indemnifiable Losses to all Parent Indemnified Parties with respect to all such claims exceeds $500,000, whereupon (subject to the provisions of clauses (i) and (iii) of this Section 10.3(a) and Section 10.5(a)) the Stockholder shall be obligated to indemnify the Parent Indemnified Parties for all indemnifiable Losses; and

(iii)

for aggregate indemnifiable Losses with respect to all claims for indemnification pursuant to Section 10.2 in excess of an amount equal to the Company Pre-Merger Value (but subject to Section 10.5(a) with respect to all claims other than for breach or inaccuracy of a Fundamental Representation, it being understood that Parent shall be entitled to indemnity for claims for a breach or inaccuracy of a Fundamental Representation up to the amount of the Company Pre-Merger Value in accordance with Section 10.5(a)(ii)).

(b)

Notwithstanding anything to the contrary contained in this Agreement, no Party shall be liable for special, punitive, exemplary, incidental, consequential or indirect damages or lost profits, whether based on contract, tort, strict liability, other law or otherwise and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault for any matter relating to this Agreement and the transactions contemplated hereby.

(c)

The amount which the Stockholder is liable for pursuant to this Article 10 shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts (including third party indemnification or reimbursement payments) actually received by such Parent Indemnified Party related to the related indemnifiable Losses. If Parent shall have received any payment required by this Article 10 in respect of indemnifiable Losses and any Parent Indemnified Party shall subsequently receive insurance proceeds or other amounts, in each case in respect of such indemnifiable Losses, then Parent shall promptly issue and deliver to Stockholder an amount of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the amount of such insurance proceeds or other amounts actually received by any Parent Indemnified Party divided by the Merger Share Price (rounded to the nearest whole share). The Stockholder shall be subrogated to any right of action that any Parent Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

(d)

In calculating the amount of indemnifiable Losses with respect to any Parent Indemnified Party, such amount shall be determined without duplication of any other indemnifiable Losses paid hereunder with respect to any other indemnification claim or to any other Parent Indemnified Party.

(e)

No Parent Indemnified Party shall be entitled to indemnification under Article 10 to the extent a Liability or reserve relating to the matter giving rise to the indemnifiable Losses has been included or reflected in the calculation of the Post-Closing Adjustment.

(f)

Each Parent Indemnified Party shall be obligated in connection with any claim for indemnification under this Article 10 to use commercially reasonable efforts to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to indemnifiable Losses.

(g)

The indemnification provided in this Article 10 shall be the exclusive post-Closing remedy available to Parent, Merger Subsidiary and the Parent Indemnified Parties with respect to any breach by the Stockholder or the Company of any representation, warranty, covenant or agreement in this Agreement or in the certificates delivered at Closing, or otherwise in respect of the transactions contemplated by this Agreement, except in the case of fraud. The provisions of and the limited remedies provided in this Article 10 were specifically bargained for among the Parties and were taken into account by the Parties in arriving at the Merger Consideration.

10.4         Indemnification Procedures.

(a)

In the event that any of the Parent Indemnified Parties believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article 10, the Parent Indemnified Party shall give written notice thereof (a “Claim Notice”) to the Stockholder: (i) if the event or occurrence giving rise to such claim for indemnification is or relates to an Action brought by a third party (a “Third Party Claim”), within ten Business Days following receipt of notice of such Third Party Claim, or (ii) if the event or occurrence giving rise to such claim for indemnification is not and does not relate to a Third Party Claim, as promptly as practicable after the discovery by the Parent Indemnified Party of the circumstances giving rise to such claim for indemnity; provided, that in each case in clauses (i) and (ii), that the failure to notify or delay in notifying the Stockholder of such indemnification claim will not relieve the Stockholder of its obligations pursuant to this Article 10, except to the extent that the Stockholder is prejudiced as a result thereof.

(b)

Each Claim Notice shall set forth a description of the claim in reasonable detail, the basis for the Parent Indemnified Party’s indemnification claim hereunder, a good faith estimate (if then known) of the amount of indemnifiable Losses arising therefrom and, with respect to any Third Party Claim, a copy of all papers served with respect thereto. Each Parent Indemnified Party shall make available to the Stockholder all information, books and records, documents and work papers reasonably available to such Parent Indemnified Party relating to the matters that are the subject of the Claim Notice, except as may be prohibited by Applicable Law, as well as any of its representatives that are responsible for or have personal knowledge of such matters.

(c)

Following receipt by the Stockholder of a Claim Notice in respect of a Third Party Claim, the Stockholder shall be entitled if it gives notice of its intention to do so to the Parent Indemnified Party within 20 Business Days after the receipt of such Claim Notice to (i) assume and have sole control over the defense of such Third Party Claim; and (ii) negotiate a settlement or compromise of such Third Party Claim; provided, that the Stockholder shall not settle or compromise such Third Party Claim without the written consent of the Parent Indemnified Party (not to be unreasonably withheld, conditioned or delayed), unless such settlement or compromise (x) includes a full and unconditional waiver and release by the claimant of the Parent Indemnified Party, (y) does not impose any non-monetary equitable sanction or obligation on the Parent Indemnified Party, and (z) does not contain any sanction or restriction upon the conduct of any business by the Parent Indemnified Party or its Affiliates or otherwise adversely affect the future operation of the business of the Parent Indemnified Party or of any of its Affiliates. If the Stockholder does not elect to assume the defense of such Third Party Claim within 20 Business Days after the receipt of such Claim Notice, the applicable Parent Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such Third Party Claim; provided, that the Parent Indemnified Party shall not settle or compromise such Third Party Claim without the written consent of the Stockholder (not to be unreasonably withheld, conditioned or delayed). The Stockholder and the Parent Indemnified Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Third Party Claim, and the party in charge of the defense shall keep the other parties fully apprised at reasonable intervals as to the status of the defense or any settlement negotiations with respect thereto. If the Stockholder timely elects to defend any such Third Party Claim in accordance with this Section 10.4(c), then the Parent Indemnified Party shall be entitled to participate in such defense at such Parent Indemnified Party’s sole cost and expense.

(d)

The amount of indemnification to which a Parent Indemnified Party shall be entitled under this Article 10 shall be determined: (i) by the written agreement between the Parent Indemnified Party and the Stockholder; (ii) by a final judgment or decree of a Governmental Authority (which may be subject to appeal, provided that the payment of any amount in respect of such indemnification shall in no way be an admission that such amount is due and shall not prejudice the Stockholder’s right to appeal any such judgment or decree); or (iii) by any other means to which the Parent Indemnified Party and the Stockholder shall agree. The Parent Indemnified Party shall have the burden of proof in establishing the amount of indemnifiable Losses suffered by it.

10.5         Indemnification Shares; Sole Source.

(a)

Any amount of indemnification to which a Parent Indemnified Party has been determined to be entitled in accordance with this Article 10 shall be satisfied solely by the release of Indemnification Shares from escrow to Parent (with each Indemnification Share valued at the Merger Share Price) and the Indemnification Shares then remaining in escrow shall serve as the sole and exclusive source of payment for any indemnification for which the Stockholder is determined to be liable pursuant to Article 10; provided, that, notwithstanding the foregoing:

(i)

the Stockholder shall have the option, in its sole discretion, to pay Parent any such amount in whole or in part in cash, in which event: (A) the number of Indemnification Shares released from escrow to Parent for such claim shall be reduced by that number of shares equal to the amount so paid in cash divided by the Merger Share Price (rounded to the nearest whole number) (the “Cashed-Out Shares”), and (B) an amount of Indemnification Shares equal to the Cashed-Out Shares shall be concurrently released from escrow to the Stockholder; and

(ii)

with respect to amounts of indemnification to which a Parent Indemnified Party has been determined to be entitled in accordance with this Article 10 pursuant to a claim for indemnification under Section 10.2(i) for a breach or inaccuracy of a Fundamental Representation, if such amounts exceed the then-remaining Indemnification Shares (with each Indemnification Share valued at the Merger Share Price), then Stockholder shall pay Parent an amount in immediately available funds (or, at Stockholder’s sole discretion, transfer to Parent shares of Parent Common Stock (valued at the Merger Share Price) or a combination of such funds and shares of Parent Common Stock) in an aggregate amount equal to such shortfall.

(b)

The Escrow Agreement shall specify that all Indemnification Shares then remaining in escrow shall be released to the Stockholder on the first anniversary of the Effective Time (or, if such day is not a Business Day, on the first Business Day thereafter); provided, however, that if any indemnification claim pursuant to Article 10 shall have been properly and validly asserted by any Parent Indemnified Party in accordance with this Article 10 on or prior to the first anniversary of the Effective Time (any such claim, a “Pending Claim”), then: (i) the Indemnification Shares released to the Stockholder in accordance with this Section 10.5(b) shall be reduced by that number of Indemnification Shares equal to the aggregate amount of such Pending Claim divided by the Merger Share Price (rounded to the nearest whole number), and any Indemnification Shares so withheld in respect of such Pending Claim that remain in escrow shall be released to the Stockholder promptly upon resolution or (if applicable) satisfaction of such Pending Claim.

10.6         Stockholder Acknowledgment. The Stockholder hereby acknowledges and agrees that, in the event that the Stockholder becomes liable pursuant to the terms of this Article 10 to indemnify any Parent Indemnified Party, the Stockholder shall have no rights to make and shall make no claim for indemnification against Parent, the Company or the Surviving Corporation with respect to the Loss requiring such indemnification.

10.7         Adjustment to Purchase Price. Any indemnification payable under this Article 10 shall be, to the extent permitted by Applicable Law, an adjustment to the Merger Consideration for Tax purposes.

10.8         Independent Board Committee.

(a)

At the Effective Time, the Parent Board of Directors shall form a three-member standing committee composed of (i) the member of the Parent Board of Directors designated by Parent pursuant to Section 1.9(b)(iii), (ii) one of the members of the Parent Board of Directors designated by the Stockholder pursuant to Section 1.9(b)(iv), and (iii) the member of the Parent Board of Directors designated jointly by Parent and the Stockholder pursuant to Section 1.9(b)(v) (the “Special Committee”). The Special Committee shall take action by majority vote (whether by meeting or in writing). The functions of the Special Committee shall include responsibility for: (i) the evaluation of potential claims for Losses and enforcement of the indemnification rights under this Article 10 (including as to whether Parent should assume the defense, settlement and compromise of any Third Party Claims), (ii) the determination on behalf of Parent of the Post-Closing Adjustment, and (iii) the exercise or waiver of any of Parent’s rights, benefits or remedies under this Agreement. The Special Committee shall perform all such functions on behalf of and in the best interests of Parent and its shareholders (but excluding the Stockholder). After the Effective Time, the Stockholder shall deal exclusively with the Special Committee on all matters relating to the Post-Closing Adjustment and indemnification matters under this Article 10.

(b)

The Stockholder acknowledges and agrees that the Special Committee will be established for the purpose of administering the terms and conditions of this Agreement on behalf of Parent after the Closing and that, in performing such functions, the Special Committee shall solely represent Parent and shall act on behalf of and in the best interests of Parent and its shareholders (but excluding the Stockholder). Accordingly, the Stockholder acknowledges and agrees that the members of the Special Committee will owe no fiduciary duties to the Stockholder (in its capacity as a shareholder of Parent) in connection with performing such functions. Without limiting the generality of the foregoing, the Stockholder (in its capacity as a shareholder of Parent) hereby waives any claim against the Special Committee or any of its members for a breach of any such duties to the Stockholder.

ARTICLE 11
DEFINITIONS

11.1         Definitions. The following terms, as used herein, have the following meanings:

“Action” means any action, suit, claim, hearing, arbitration, proceeding (public or private) or governmental investigation.

“Acquisition Agreement” shall have the meaning set forth in Section 5.11(c).

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than the Company or one of its Subsidiaries for (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of Parent (or any Subsidiary or Subsidiaries of Parent whose business constitutes 15% or more of the net revenues, net income or assets of Parent and its Subsidiaries, taken as a whole) or (b) the acquisition in any manner, directly or indirectly, of over 15% of the equity securities or consolidated total assets of Parent and its Subsidiaries, in each case other than the Merger.

“Actually Received” shall have the meaning set forth in Section 5.22(e).

“Additional Consideration” shall have the meaning set forth in Section 2.2(e).

“Adjustment Shares” shall have the meaning set forth in Section 2.2(c).

“Adverse Recommendation Change” shall have the meaning set forth in Section 5.11(c).

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person, through the ownership of all or part of any Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Annual Financial Statements” shall have the meaning set forth in Section 3.9(a).

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local common law or duty, case law or ruling, statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, code, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates), including Gaming Laws.

“Articles Amendment” shall have the meaning set forth in Section 1.7.

“Benefit Plan” means any Pension Plan, Welfare Plan or Compensation Plan.

“Big Sky Entities” shall have the meaning set forth in Section 5.20.

“Business” means the business of the Company and its Subsidiaries (taken as a whole) as conducted on the date of this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Minneapolis, Minnesota are authorized or required by law to close.

“Cash” means cash and cash equivalents.

“Cashed-Out Shares” shall have the meaning set forth in Section 10.5(a)(i).

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Claim Notice” shall have the meaning set forth in Section 10.4(a).

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Date” shall have the meaning set forth in Section 1.4.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code, part 6 of Title I of ERISA and applicable regulations issued thereunder.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (b) the acquisition in any manner, directly or indirectly, of over 15% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger.

“Company Adjusted EBITDA” shall have the meaning set forth in Schedule 2.2(b).

“Company Certificate” and “Company Certificates” mean, individually and collectively, any certificate representing shares of Company Common Stock.

“Company Common Stock” means the common stock of the Company.

“Company Credit Agreement” means, collectively, (i) that certain First Lien Credit Agreement dated as of September 16, 2013, among Golden Gaming, Golden Gaming, LLC, OneWest Bank, FSB, and the Lenders thereto, and (ii) the Amended and Restated Second Lien Credit Agreement dated as of September 16, 2013, among Golden Gaming, Golden Gaming, LLC, ABC Funding, LLC, and the Lenders party thereto.

“Company Disclosure Schedule” shall have the meaning set forth in the preamble to Article 3.

“Company Expense Reimbursement” shall have the meaning set forth in Section 8.3(c).

“Company Intellectual Property” shall have the meaning set forth in Section 3.18(a).

“Company Licensed Parties” shall have the meaning set forth in Section 3.24.

“Company Licensing Affiliates” shall have the meaning set forth in Section 3.24.

“Company Management Principals” shall have the meaning set forth in Section 3.25.

“Company Material Contracts” shall have the meaning set forth in Section 3.15(a).

“Company Permits” means each Permit held by the Company or its Subsidiaries that is necessary to conduct its business and own and operate its properties as currently conducted, other than (i) Permits the absence of which to have would not have a Material Adverse Effect on the Company and its Subsidiaries (taken as a whole), and (ii) Permits relating to ERISA, Benefit Plan or labor matters, Environmental Laws, Tax matters and Gaming Laws (which are the subject of representations and warranties set forth in Sections 3.16, 3.17, 3.19, 3.21, 3.24 and 3.25, respectively).

“Company Schedule Adverse Event” means any fact, event, or circumstance that (i) was not originally disclosed in the Company Disclosure Schedule, (ii) if not so disclosed, would result in a breach or inaccuracy of a representation or warranty of the Company as of the Closing Date, and (iii) which results, or would reasonably be expected to result, in an adverse impact on the business, properties, condition (financial or otherwise) or assets (net of any insurance proceeds or third party indemnification or reimbursement payments reasonably expected to be available therefor) of the Company and its Subsidiaries in excess of $1,000,000, but in each case excluding (x) any fact, event or circumstance resulting from or arising out of: (A) the announcement, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, (B) any actions expressly required to be taken in accordance with this Agreement or consented to in writing by Parent, (C) any actions permitted by Section 5.1(c), and (D) changes in Applicable Law or U.S. GAAP or interpretations thereof, and (y) any amounts that are included or reflected in the calculation of the Post-Closing Adjustment.

“Company Stockholder Percentage” shall have the meaning set forth in Section 2.2(b).

“Company Tax Event Notice” shall have the meaning set forth in Section 5.24.

“Company Technology Projects shall have the meaning set forth in Section 5.21.

“Compensation Plan” means any material benefit or arrangement that is not either a Pension Plan or a Welfare Plan, including, without limitation, (i) each employment or consulting agreement, (ii) each arrangement providing for insurance coverage or workers’ compensation benefits, (iii) each bonus, incentive bonus or deferred bonus arrangement, (iv) each arrangement providing termination allowance, severance or similar benefits, (v) each equity compensation plan, (vi) each current or deferred compensation agreement, arrangement or policy, (vii) each compensation policy and practice maintained by the applicable Party or any ERISA Affiliate (with respect to the Company) or Parent ERISA Affiliate (with respect to Parent) covering the employees, former employees, directors and former directors of such Party and the beneficiaries of any of them, and (viii) each agreement, arrangement or plan that provides for the payment of compensation to any person who provides services to the applicable Party or any of its Subsidiaries and who is not an employee, former employee, director or former director of such Party or any of its Subsidiaries.

“Confidentiality Agreement” means that certain Confidentiality Letter Agreement dated April 1, 2014 between Golden Gaming, LLC and Lakes Entertainment, Inc.

“Consent” or “Consents” shall have the meaning set forth in Section 3.7.

“Constituent Documents” shall have the meaning set forth in Section 5.16(a).

“Constructive Receipt Gross Income” means the amount of gross income that would be realized by the Stockholder (or any Stockholder Related Party) as a result of such Person being in constructive receipt of the Jamul Distribution (without giving effect to Section 5.22(e)).

“Contracts” means all legally binding contracts, agreements, options, leases, licenses, sales and accepted purchase orders, commitments and other instruments of any kind, whether written or oral.

“Costs” shall have the meaning set forth in Section 5.16(a).

“Debt Financing Sources” shall have the meaning set forth in Section 5.7(b).

“Deemed Available Pre-Merger NOLs” means, with respect to the taxable year of a Jamul Disposition, the amount of Parent’s net operating losses determined in accordance with the Code and the regulations thereunder (including Section 382 of the Code) and based on the following assumptions: (i) the amount of the net operating losses of Parent immediately prior to the Effective Time is deemed to be $30,000,000, and (ii) Parent and its Subsidiaries are deemed to have no income, gain, loss, deduction or credit other than any income or gain realized upon the Jamul Disposition in each taxable year ending after the Closing Date up to (and including) the taxable year of the Jamul Disposition.

“Deemed Jamul Tax Cost” means, with respect to a Jamul Disposition, an amount equal to the greater of (a) zero, or (b) the product of (x) (i) any income or gain realized by Parent or its Subsidiaries from the Jamul Disposition, minus (ii) the Deemed Available Pre-Merger NOLs for the taxable year of the Jamul Disposition, multiplied by (y) the combined highest marginal effective U.S. federal, state and local income Tax rate applicable to a corporate resident in Nevada at the time of such Jamul Distribution.

“Designated Person” shall have the meaning set forth in Section 12.13.

“Designated Superior Proposal” shall have the meaning set forth in Section 5.11(c)(i).

“Disclose” shall have the meaning set forth in Section 5.4.

“Distribution Period” shall have the meaning set forth in Section 5.22.

“DOL” means the United States Department of Labor.

“Effective Time” shall have the meaning set forth in Section 1.2.

“Employee” shall have the meaning set forth in Section 3.16(a).

“Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any Governmental Authorization relating to any Environmental Law or any actions necessary to comply with any Environmental Law.

“Environmental Law” means any law, Governmental Authorization or Governmental Order relating to pollution, contamination, Hazardous Materials or protection of the environment.

“ERISA” shall have the meaning set forth in Section 3.16(a).

“ERISA Affiliates” shall have the meaning set forth in Section 3.16(a).

“Escrow Agent” means Wilmington Trust, National Association.

“Escrow Agreement” means that certain Escrow Agreement to be executed at the Closing among Parent, the Stockholder and the Escrow Agent substantially in the form attached hereto as Exhibit D.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fully Diluted Pre-Closing Parent Shares” shall have the meaning set forth in Section 2.2(b).

“Fundamental Representations” means the representations of the Company in Sections 3.1(a), 3.4(a), 3.5, and 3.21.

“Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority or under Gaming Laws necessary for or relating to conduct of gaming and related activities or the manufacture, distribution, service or sale of alcoholic beverages, the ownership or the operation, management and development of any gaming operations, and, in the case of the Company, including the ownership, operation, management and development of the Business, and, in the case of Parent, including the ownership, operation, management and development of the business of Parent and its Subsidiaries.

“Gaming Authorities” means any Governmental Authorities with regulatory control and authority or jurisdiction over casino or other gaming activities and operations, or the manufacture, distribution, service or sale of alcoholic beverages, including the Nevada Gaming Control Board, the Illinois Gaming Board, the Montana Gambling Control Division, the Maryland Lottery and Gaming Commission, and the Ohio Casino Control Commission.

“Gaming Law” means any foreign, federal, tribal, state, county or local statute, ordinance, rule, regulation, permit, consent, approval, finding of suitability, license, judgment, order, decree, injunction or other authorization governing or relating to gaming and related activities and operations or the manufacture, distribution, service or sale of alcoholic beverages, including the rules and regulations of the Gaming Authorities.

“GAAP” means generally accepted accounting principles in the United States.

“Golden Gaming” means 77 Golden Gaming, LLC, a Nevada limited liability company.

“Golden Gaming Warrants” means the warrants issued and outstanding under that certain Warrant Purchase Agreement, dated as of February 29, 2012, by and among the Stockholder, Golden Gaming, Golden Gaming, LLC, the Company and the purchasers named therein, as amended by that certain Amendment to Warrant Purchase Agreement, dated as of September 16, 2013.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental or regulatory authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including without limitation, any stock exchange and any Gaming Authority.

“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization that is binding upon the Company and issued, granted, given, made available or otherwise required by any Governmental Authority with jurisdiction over the Company or pursuant to law.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Authority or arbitrator.

“Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner or operator of any real property to any Environmental Costs or liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnification Shares” shall have the meaning set forth in Section 2.2(c).

“Indemnified Parties” shall have the meaning set forth in Section 5.16(a).

“Information” shall have the meaning set forth in Section 5.3.

“Intellectual Property” shall have the meaning set forth in Section 3.18(a).

“Interim Period” shall have the meaning set forth in Section 5.1(a).

“Internet Names” shall have the meaning set forth in Section 3.18(a).

“IRS” means the Internal Revenue Service.

“Jamul Debt” means the Consolidated Restated Promissory Note of Jamul Indian Village, a federally recognized Indian tribe, dated April 24, 2014, effective as of August 29, 2012, in aggregate principal amount of $60,000,000, issued in favor of Lakes Jamul Development, LLC, a Minnesota limited liability company.

“Jamul Debt Proceeds” means the gross cash proceeds received by Parent or its Subsidiaries from the sale or other disposition of the Jamul Debt (but only to the extent that such proceeds are received prior to the third anniversary of the opening of the Jamul Indian Village casino), net of Jamul Related Expenses.

“Jamul Disposition” means a sale or other disposition of the Jamul Debt on terms and conditions that do not give rise to any material Liabilities of Parent or any of its Subsidiaries after the consummation thereof, except for Liabilities that are expressly contemplated in connection therewith under this Agreement.

“Jamul Disposition Committee” shall have the meaning set forth in Section 5.22.

“Jamul Distribution” means a dividend to the holders of Parent Common Stock, effected in accordance with Applicable Law, in an amount equal to the Jamul Debt Proceeds.

“Jamul Land” means the property legally described in Exhibit G attached hereto.

“Jamul Land Proceeds” means the gross cash proceeds received by Parent or its Subsidiaries prior to the Closing from the sale or other disposition of the Jamul Land.

“Jamul Related Expenses” means the sum of: (a) costs and other expenses incurred by Parent or any of its Subsidiaries to protect, preserve or administer the Jamul Debt (including with respect to any amendment, waiver, consent, exercise of rights or enforcement thereof or thereunder) or in connection with any Jamul Disposition, including transaction costs, plus (b) the Deemed Jamul Tax Cost.

“Key Individual Noncompetition Agreements” means noncompetition agreements to be executed by and between Parent and each of Lyle Berman and Blake Sartini in substantially the form attached hereto as Exhibit E.

“knowledge” means, when used with respect to any Person, the actual knowledge of any executive officer of such Person after reasonable inquiry of his or her direct reports.

“Latest Balance Sheet” shall have the meaning set forth in Section 3.9(a).

“Latest Financial Statements” shall have the meaning set forth in Section 3.9(a).

“Liability” or “Liabilities” means any liabilities, obligations or claims of any kind whatsoever whether absolute, accrued or un-accrued, fixed or contingent, matured or un-matured, asserted or unasserted, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, encumbrance, adverse claim or charge of any kind in respect of such property or asset.

“Losses” shall have the meaning set forth in Section 10.2(a).

“Material Adverse Effect” means, with respect to the Company or Parent, in either case as applicable, an individual or cumulative adverse change, condition, event, effect, occurrence, state of facts or development (collectively “Changes or Effects”) which, when combined with all such other Changes or Effects with respect to the Company or Parent, in either case as applicable, has, or could reasonably be expected to have, a materially adverse effect on (i) the business, properties, condition (financial or otherwise) or assets of such Party and its Subsidiaries taken as a whole; or (ii) the ability of such Party to consummate the transactions contemplated hereby, but excluding any change, condition, event, effect, occurrence, state of facts or development resulting from or arising out of: (A) any changes, conditions or events that are generally applicable to the industry in which the Company, Parent or the Merger Subsidiary, as applicable, operates, (B) any changes in the U.S. or global economy in general, financial, banking or securities markets or general regulatory or political conditions, (C) any acts of war, armed hostilities or terrorism, (D) the announcement of the transactions contemplated by this Agreement, (E) any natural disasters or acts of God or other natural occurrences beyond the control of the affected Party, (F) changes in Applicable Law or U.S. GAAP or interpretations thereof, (G) the announcement, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, or (H) any actions expressly required to be taken in accordance with this Agreement or consented to in writing by the other Party; except, in the case of clauses (A), (B), (C) or (E) above, to the extent that any such Changes or Effects have a substantially disproportionate effect on the Company or Parent, as applicable, relative to other businesses in the industries in which they operate.

“Maximum Percentage” means 49.9%.

“Merger” shall have the meaning set forth in Section 1.1.

“Merger Consideration” means the aggregate number of Merger Consideration Shares together with any cash payments and Additional Consideration paid to the Stockholder hereunder as a result of the operation of the Maximum Percentage.

“Merger Consideration Shares” shall have the meaning set forth in Section 2.2(a).

“Merger Share Price” shall have the meaning set forth in Section 2.2(b)(ix).

“Merger Subsidiary” shall have the meaning set forth in the Preamble.

“Minimum Percentage” means 50.1%.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Net Cash” means Cash, less Normalized Working Capital Cash, in each case as of the close of business on the Closing Date.

“Nevada Business Tax Change” means a change in Nevada law that has been approved by both the Nevada Assembly and the Nevada Senate and signed into law by the Governor of Nevada, that (i) increases the Business License Fee payable under NRS 76.100(1) with respect to the operations of the Company and its Subsidiaries (other than ordinary course or inflation-related increases), (ii) changes the structure of gaming taxes payable in the State of Nevada such that the Company and its Subsidiaries would be required to pay a “gross gaming revenue” tax on revenues derived from their aggregate slot routes as, or in a manner comparable to, a “nonrestricted location” or “nonrestricted operation” under applicable Nevada gaming tax statutes, or (iii) otherwise materially increases the taxes payable by the Company and its Subsidiaries in the State of Nevada in a manner that would adversely impact Company Adjusted EBITDA after the Closing.

“New Parent Directors” shall have the meaning set forth in Section 1.9(b).

“NOL Preservation Agreement” shall have the meaning set forth in Section 5.15.

“Normalized Working Capital Cash” means, in the case of Parent, $4,000,000, and in the case of the Company, $23,200,000.

“Notice of Designated Superior Proposal” shall have the meaning set forth in Section 5.11(c)(i).

“NRS” shall have the meaning set forth in Section 1.1.

“Office Building” means the office building located at 130 Cheshire Lane, Minnetonka, Minnesota.

“Other Land” means (a) the real property located at s2810 HWY BD, City of Delton, WI, (b) the real property referenced by Tax ID 1954, Section 4, Town of Bass Lake, WI, (c) the real property located at 4033 Highway 61 South, Vicksburg, MS, and (d) the real property located at 4065 Highway 61 South, Vicksburg, MS.

“Parent,” as set forth in the Preamble, means Lakes Entertainment, Inc., a Minnesota corporation, which in accordance with the provisions of Section 1.7 will be known as Golden Entertainment, Inc., from and after the Effective Time.

“Parent Board of Directors” means the board of directors of Parent at any given time.

“Parent Board Recommendation” shall have the meaning set forth in Section 5.11(c).

“Parent Closing Funds” means Net Cash of Parent and its Subsidiaries as of the Effective Time.

“Parent Common Stock” means the common stock, $0.01 par value per share, of Parent.

“Parent Convertible Securities” means all Parent Restricted Stock Units or other debt or equity securities, rights, warrants or options that are convertible into or exercisable or exchangeable for Parent Common Stock.

“Parent Disclosure Schedule” shall have the meaning set forth in the preamble to Article 4.

“Parent Employees” shall have the meaning set forth in Section 4.21(a).

“Parent ERISA Affiliates” shall have the meaning set forth in Section 4.21(a).

“Parent Indemnified Parties” shall have the meaning set forth in Section 10.2.

“Parent Intellectual Property” shall have the meaning set forth in Section 4.13(a).

“Parent Latest Balance Sheet” shall have the meaning set forth in Section 4.9(e).

“Parent Licensed Parties” shall have the meaning set forth in Section 4.26.

“Parent Licensing Affiliates” shall have the meaning set forth in Section 4.26.

“Parent Material Contracts” shall have the meaning set forth in Section 4.17(a).

“Parent Management Principals” shall have the meaning set forth in Section 4.27.

“Parent Permits” means each Permit held by Parent or its Subsidiaries that is necessary to conduct its business and own and operate its properties as currently conducted, other than (i) Permits the absence of which to have would not have a Material Adverse Effect on Parent and its Subsidiaries (taken as a whole), and (ii) Permits relating to Environmental Laws, Tax matters, ERISA, Benefit Plan or labor matters and Gaming Laws (which are the subject of representations and warranties set forth in Sections 4.18, 4.20, 4.21, 4.22, 4.26 and 4.27, respectively).

“Parent Permitted Dispositions” means sale or disposition by Parent or its Subsidiaries, solely for cash, completed prior to the Closing Date of (a) ownership in Rock Ohio Ventures, LLC, (b) the Office Building, (c) the Jamul Debt, (d) the Jamul Land, or (e) the Other Land, in each case on terms and conditions that do not give rise to any material Liabilities of Parent or any of its Subsidiaries after the consummation thereof.

“Parent Permitted Distribution” means a cash dividend to the holders of Parent Common Stock, effected in accordance with Applicable Law, of any or all of the cash proceeds received by Parent or its Subsidiaries from any Parent Permitted Disposition (other than with respect to the Office Building); provided, that, in the case of a sale or other disposition of Jamul Debt, such proceeds shall be net of Jamul Related Expenses.

“Parent Plan” shall have the meaning set forth in Section 4.21(a).

“Parent Preferred Stock” shall have the meaning set forth in Section 4.5(a).

“Parent Restricted Stock Unit” means a restricted stock unit granted pursuant to the Parent Stock Option Plan.

“Parent Rights” means purchase rights with respect to Parent Common Stock issued pursuant to the Parent Rights Agreement.

“Parent Rights Agreement” means that certain Amended and Restated Rights Agreement, dated January 25, 2015, by and between Parent and Wells Fargo Shareowner Services, a division of Wells Fargo Shareowner Services, a division of Wells Fargo Bank, National Association, as Rights Agent.

“Parent Schedule Adverse Event” means any fact, event, or circumstance that (i) was not originally disclosed in the Parent Disclosure Schedule, (ii) if not so disclosed, would result in a breach or inaccuracy of a representation or warranty of Parent as of the Closing Date, and (iii) which results, or would reasonably be expected to result, in an adverse impact on the business, properties, condition (financial or otherwise) or assets (net of any insurance proceeds or third party indemnification or reimbursement payments reasonably expected to be available therefor) of Parent and its Subsidiaries in excess of $1,000,000, but in each case excluding (x) any fact, event or circumstance resulting from or arising out of: (A) the announcement, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, (B) any actions expressly required to be taken in accordance with this Agreement or consented to in writing by the Company, (C) any actions permitted by Section 5.1(d), and (D) changes in Applicable Law or U.S. GAAP or interpretations thereof, and (y) any amounts that are included or reflected in the calculation of the Post-Closing Adjustment.

“Parent SEC Reports” shall have the meaning set forth in Section 4.9(a).

“Parent Securities” shall have the meaning set forth in Section 4.4(a).

“Parent Shareholder Approval” means the affirmative vote of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon, in person or by proxy, at the Parent Special Meeting, to: (a) approve the issuance of Parent Common Stock under this Agreement and (b) if required by Applicable Law, approve the Articles Amendment.

“Parent Special Meeting” shall have the meaning set forth in Section 5.9(c).

“Parent Stock Option” means an option to purchase a share of Parent Common Stock granted pursuant to the Parent Stock Option Plan.

“Parent Stock Option Plan” means the 2007 Stock Option and Compensation Plan of Parent.

“Parent Stockholder Percentage” shall have the meaning set forth in Section 2.2(b).

“Parent Voting Agreements” shall have the meaning set forth in the Recitals hereto.

“Parties” shall have the meaning set forth in the Preamble.

“PCI Upgrades” shall have the meaning set forth in Section 5.21.

“Pending Claim” shall have the meaning set forth in Section 10.5(b).

“Pension Plan” means an “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA.

“Permit” means any certificate, license, registration, franchise, order or other authorization of a Governmental Authority, including any Gaming Authority.

“Permitted Company Acquisitions and Investments” means, with respect to the Company or any of its Subsidiaries, the organization of any new subsidiary, the acquisition of any capital stock or other equity securities or other ownership interest in, or assets of, any Person or otherwise any investment by purchase of stock or securities, contributions to capital, property transfer or purchase of any properties or assets of any Person, so long as, and only to the extent that, amounts expended or obligations incurred in connection therewith do not in the aggregate exceed $5,000,000 from and after October 31, 2014 through and including the Effective Time.

“Permitted Liens” means, as to any specified Person, (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet delinquent, or for Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; (iv) with respect to the Company and its Subsidiaries, Liens specifically identified in the Latest Balance Sheet; (v) Liens securing executory obligations under any lease that constitutes an “operating lease” under GAAP; (vi) Liens granted in connection with purchase money obligations; (vii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property; (viii) covenants, conditions, restrictions, easements, rights-of-way, encumbrances, imperfections of title and other similar Liens affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (ix) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (x) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (xi) Liens securing indebtedness and other obligations under the Company Credit Agreement and associated security documents or incurred in connection with any Refinancing, (xii) other Liens set forth on the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, and (xiii) other Liens that do not secure indebtedness and do not materially interfere with such Person’s ability to conduct its business as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, estate or other entity or organization, including a Governmental Authority.

“Plan” shall have the meaning set forth in Section 3.16(a).

“Plan Affiliate” means, with respect to any Person, any Benefit Plan sponsored by, maintained by or contributed to by such Person, and with respect to any Benefit Plan, any Person sponsoring, maintaining or contributing to such plan or arrangement.

“Post-Closing Parent Shares” shall have the meaning set forth in Section 2.2(b).

“Private Letter Ruling” means a private letter ruling from the IRS to the effect that the waiver by the Stockholder (and any Stockholder Related Party, if applicable) of its pro rata share of any Jamul Distribution otherwise distributable with respect to the Stockholder Owned Shares will not result in gross income to the Stockholder (or such Stockholder Related Party, if applicable).

“Privileged Information” shall have the meaning set forth in Section 12.13.

“Pro Forma Adjustments” shall have the meaning set forth in Schedule 2.2(b).

“Program” shall have the meaning set forth in Section 3.13.

“Property” means real property owned, leased, controlled or occupied by the Company or any Subsidiary, or Parent or any Subsidiary, as the case may be, at any time, excluding any public storage facilities.

“Proxy Statement” shall have the meaning set forth in Section 3.8.

“Quest Litigation” means Quest Media Group, LLC vs Lakes Ohio Development, LLC and Lakes Entertainment, Inc., et. al.

“Quest Litigation Resolution” means a settlement or other resolution of the Quest Litigation that involves Quest Payments.

“Quest Payments” means any amounts (i) owing to the plaintiff pursuant to or in connection with a judgment in the Quest Litigation or (ii) payable to the plaintiff in the Quest Litigation pursuant to or in connection with a settlement approved by the Parent Board of Directors (including the unanimous approval of the members of the Parent Board of Directors appointed pursuant to Section 1.9(b)(i) and (iii)).

“Refinancing” shall have the meaning set forth in Section 5.7(a).

“Registered Company Intellectual Property” shall have the meaning set forth in Section 3.18(a).

“Registered Parent Intellectual Property” shall have the meaning set forth in Section 4.13(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement to be executed at the Closing between Parent and the Stockholder substantially in the form attached hereto as Exhibit F.

“Regulatory Action” means any notice of violation, notice of potentially responsible party status, complaint, order, litigation or administrative proceeding brought, issued or instigated by any Governmental Authority in connection with any Environmental Cost, Release or Environmental Law.

“Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

“Representatives” shall have the meaning set forth in Section 5.3.

“Restricted Stockholder” shall have the meaning set forth in Section 5.15.

“Route Account Site” means any third party premises with respect to which the Company or any of its Subsidiaries has a space lease or other space usage rights for the placement and operation of one or more slot or gaming machines on such premises.

“Schedule Update” shall have the meaning set forth in Section 5.18(a).

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the Securities and Exchange Commission.

“Shareholders’ Agreement” shall have the meaning set forth in the Recitals hereto.

“Special Committee” shall have the meaning set forth in Section 10.8(a).

“Stockholder” shall have the meaning set forth in the Preamble.

“Stockholder Effective Tax Rate” means the combined highest marginal effective U.S. federal, state and local income tax rate applicable to an individual resident in Las Vegas, Nevada.

“Stockholder Investment Representations” means that certain Stockholder Investment Representations Letter executed by the Stockholder and dated as of even date herewith.

“Stockholder Owned Shares” means any shares of Parent Common Stock issued to the Stockholder under this Agreement that are, at the time of determination, beneficially owned by any Stockholder Related Party (provided, that, in the event that the Stockholder or any Stockholder Related Party sells or otherwise disposes of any such shares and subsequently acquires shares of Parent Common Stock, the lesser of the amount of shares so sold and the amount of such shares so subsequently acquired shall be included in the computation of Stockholder Owned Shares).

“Stockholder Related Party” means Stockholder, any Affiliates of Stockholder, any grantor or beneficiary of Stockholder, or any immediate family members of any such Affiliate, grantor, or beneficiary.

“Straddle Period” means any Tax period beginning on or prior to the Closing Date and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” mean each corporation or other legal entity as to which more than 50% of the outstanding equity securities having ordinary voting rights or power at the time of determination is being made is owned or controlled, directly or indirectly, by a Person.

“Superior Proposal” means any Acquisition Proposal (A) on terms which the Parent Board of Directors determines, in its good faith judgment, after consultation with Parent’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to Parent’s shareholders than the Merger, taking into account all the terms and conditions of such proposal, and this Agreement (including any adjustment to this Agreement proposed by the Company in response to such Acquisition Proposal) and (B) that the Parent Board of Directors believes is reasonably likely to be completed, taking into account all financial (including economic and financing terms), regulatory (which may include the relative likelihood and timeliness of obtaining the required Gaming Approvals), legal and other aspects of such proposal as the Parent Board of Directors, in the good faith performance, discharge and exercise of its fiduciary duties, deems relevant; provided, that for purposes of the definition of “Superior Proposal,” the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50.1%.”

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” or “Taxes” means any federal, state, local and foreign taxes, charges, fees, levies, or other assessments or liabilities of any kind payable to any Governmental Authority, including, without limitation, all net income, alternative, minimum, profits or excess profits, franchise, license, gross income, adjusted gross income, transfer, employment, social security, Medicare, unemployment, withholding, disability, workers’ compensation, payroll, occupation, estimated, severance, real or personal property, ad valorem, sales, use, excise, stamp, value added, service, premium, environmental, or customs duties, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not, and including, without limitation, all interest and penalties thereon, and additions to Tax or additional amounts imposed by Governmental Authority (domestic or foreign) responsible for the imposition of any such tax.

“Tax Benefit” shall have the meaning set forth in Section 5.22(e).

“Tax Contest” means any inquiry, claim, assessment, audit or similar event with respect to Taxes of the Company or any of its Subsidiaries relating to a Tax period ending on or before the Closing Date or a Straddle Period.

“Tax Refund” means a Tax refund actually received by Parent in cash from a Taxing Authority with respect to any income Taxes paid by Parent for any Tax period ending on or before the Closing Date.

“Tax Return” means any return, declaration, report, estimate, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction with respect to any Tax.

“Term Sheet” means the Draft Non-Binding Discussion Term Sheet dated October 16, 2014, with respect to the proposed terms of the transactions contemplated by this Agreement.

“Termination Date” means November 3, 2015; provided, that, if as of such date the receipt of the Gaming Approvals set forth on Section 6.3(c) of the Parent Disclosure Schedule or Section 7.3(c) of the Company Disclosure Schedule remains the only unsatisfied condition to the Closing (excluding conditions that, by their nature, are to be satisfied at the Closing, provided that such other conditions are reasonably capable of being satisfied), then either Parent or the Company may unilaterally extend the Termination Date for an additional 90 days upon written notice to the other by the Termination Date, in which case the Termination Date shall be deemed for all purposes to be so extended; and provided, further, that, if a Nevada Business Tax Change occurs during the 20 Business Day period prior to the then-applicable Termination Date, the Termination Date shall be extended until the first Business Day after the last day of full calendar month occurring after the date of such Nevada Business Tax Change (or, if the last day of such calendar month is not a Business Day, the next Business Day).

“Termination Fee” shall have the meaning set forth in Section 8.3(b).

“Third Party Claim” shall have the meaning set forth in Section 10.4(a).

“Third-Party Environmental Claim” means any claim, cause of action, litigation, arbitration, mediation or other proceeding (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory of Liability relating to any Environmental Cost, Release or Environmental Law.

“Transfer” shall have the meaning set forth in Section 5.15(a).

“Triggering Event” means any of the following: (a) the Parent Board of Directors (or any committee thereof) shall effect an Adverse Recommendation Change, (b) Parent shall fail to include in the Proxy Statement, or shall have amended the Proxy Statement to exclude, the Parent Board Recommendation, (c) Parent (or any Subsidiary thereof) or the Parent Board of Directors (or any committee thereof) shall approve, adopt, endorse, recommend or enter into any Acquisition Agreement, (d) Parent shall have breached any of its obligations under Section 5.11 in any material respect, or (e) Parent (or any Subsidiary thereof) or the Parent Board of Directors (or any committee thereof) shall authorize or publicly propose any of the foregoing.

“Unwaived Jamul Distribution Amount” means an amount equal to the product of (a) Constructive Receipt Gross Income, multiplied by (b) the Stockholder Effective Tax Rate.

“Warrant Purchase Agreement” shall have the meaning set forth in Section 5.8(b).

“Warrantholder” means a holder of a Golden Gaming Warrant.

“Warrantholder Loan” means any and all loans required to be made by the Stockholder to one or more Warrantholders pursuant to the Warrant Purchase Agreements.

“Warrantholder Shares” means any and all shares of Parent Common Stock issued by Parent to Warrantholders as consideration for the purchase of Golden Gaming Warrants pursuant to the Warrant Purchase Agreements (provided, that, in the event that a Warrantholder sells or otherwise disposes of any such shares and subsequently acquires shares of Parent Common Stock, the lesser of the amount of shares so sold and the amount of such shares so subsequently acquired shall be included in the computation of Warrantholder Shares).

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101.

“Welfare Plan” means an “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA (including without limitation a plan excluded from coverage by Section 4 of ERISA).

11.2         Interpretation. When a reference is made in this Agreement to a Section, Article, Schedule, Annex or Exhibit, such reference shall be to a Section, Article, Schedule, Annex or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Schedule or Exhibit are for convenience of reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including without limitation” unless otherwise specified.

ARTICLE 12
MISCELLANEOUS

12.1         Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if sent by facsimile, upon confirmation of successful transmission (provided that if given by facsimile such notice, request, demand, claim or other communication shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described in this Section 12.1), or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next Business Day delivery, the Business Day following being so sent:

If to the Company:

To:	Sartini Gaming, Inc. 6595 S Jones Blvd Las Vegas, NV 89118 Attn: Matthew Flandermeyer Email: MFlandermeyer@ggilv.com Fax: (702) 891-4201

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
12670 High Bluff Dr.
San Diego, CA 92130
Attn: Barry M. Clarkson
Email: Barry.Clarkson@lw.com
Fax: (858) 523-5450

If to the Stockholder:

To:	The Blake L. Sartini and Delise F. Sartini Family Trust 6595 S Jones Blvd Las Vegas, NV 89118 Attn: Joe Stone Email: jstone@ggilv.com Fax: (702) 891-4289

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
12670 High Bluff Dr.
San Diego, CA 92130
Attn: Barry M. Clarkson
Email: Barry.Clarkson@lw.com
Fax: (858) 523-5450

If to Parent or Merger Subsidiary:

To:	Lakes Entertainment, Inc. 130 Cheshire Lane Minnetonka, MN 55305 Attn: Timothy Cope and Damon Schramm Email: tcope@lakesentertainment.com; dschramm@lakesentertainment.com Fax: (952) 449-9353

With a copy (which shall not constitute notice) to:

Gray, Plant, Mooty, Mooty & Bennett, P.A.
500 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Attn: Daniel R. Tenenbaum
Email: Daniel.Tenenbaum@gpmlaw.com
Fax: (612) 632-4050

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.2         Amendments; No Waivers.

(a)	This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

(b)

Each Party may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

(c)

No waiver by a Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

12.3         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other Party.

12.4         Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable principles of conflicts of law); provided, however, that provisions that are required pursuant to the internal laws of the State of Nevada to be governed by the laws of the State of Nevada (including those relating to the procedures regarding the Merger) shall be governed by the applicable internal laws of the State of Nevada. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Courts of the State of Minnesota sitting in Hennepin County or in the absence of jurisdiction, of any federal court sitting in Hennepin County in the State of Minnesota with respect to any action or proceeding arising out of or relating to this Agreement; agrees that all claims with respect to any such action or proceeding may be heard and determined in such respective courts; and waives any objection, including, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of such action or proceeding in such respective jurisdictions.  Each of the Parties irrevocably consents to the service of any and all process in any such action or proceeding brought in the such Courts of the State of Minnesota or in the absence of jurisdiction, such federal courts, by the delivery of copies of such process to the Party at its address specified for notices to be given hereunder, or by certified mail directed to such address.

12.5         Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and signatures may be delivered by facsimile or electronic image scan transmission, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties.

12.6         Entire Agreement. This Agreement (including the Exhibits and Schedules hereto and other agreements delivered pursuant hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement, including the Term Sheet. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties any rights or remedies hereunder.

12.7         Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Unless the context otherwise requires, all references to an Article or Section include all subparts thereof.

12.8         Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void: (a) the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect, and (b) an appropriate and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision.

12.9         Construction. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

12.10       Cumulative Remedies. Except as otherwise provided herein, the rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or equity.

12.11       Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee or former employee of Parent, Merger Subsidiary or the Company or any Affiliate thereof (including any beneficiary or dependent thereof), other than the Indemnified Parties, who shall be intended third party beneficiaries with respect to Section 5.16.

12.12       Specific Performance. The Parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, without necessity of posting bond or other security (any requirements therefor being expressly waived). The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any Party hereto brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that expressly survives termination of this Agreement), the Termination Date shall automatically be extended to (a) the 20th Business Day following the resolution of such Action or (b) such other time period established by the court presiding over such Action.

12.13       Privilege. Parent and (after the Effective Time) the Company shall not assert, and shall cause their respective Affiliates not to assert, any attorney-client privilege with respect to any communication between the Company and its Subsidiaries (prior to the Closing) or the Stockholder or any of the Stockholder’s Affiliates or any of their respective officers, employees, managers or directors (any such person, a “Designated Person”), on the one hand, and any legal counsel currently or formerly representing a Designated Person in connection with this Agreement, the Merger or any of the other agreements or transactions contemplated hereby or thereby (collectively, “Privileged Information”), including in connection with a dispute between any Designated Person and one or more of Parent, the Company and their respective Affiliates, it being the intention of the Parties hereto that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the Stockholder. Furthermore, Parent acknowledges and agrees that no Privileged Information is subject to any joint privilege (whether or not the Company or any of its Subsidiaries also received such advice or communication) and that all Privileged Information shall be owned solely by the Stockholder. All books and records of the Company and its Subsidiaries to the extent containing any such Privileged Information shall be excluded from the transaction, and shall be distributed (or deemed to have been distributed) to the Stockholder immediately prior to the Effective Time, with no copies retained by the Company or any of its Subsidiaries. Other than as explicitly set forth in this Section 12.13, the Parties acknowledge that any attorney-client, attorney work product, common interest, joint defense and any other available privilege attaching as a result of legal counsel representing the Company and its Subsidiaries prior to the Closing shall survive the Closing and continue to be a privilege of the Company, and not the Stockholder, after the Effective Time.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:	LAKES ENTERTAINMENT, INC.

	By:	/s/ Timothy Cope
Timothy J. Cope
President and Chief Financial Officer

MERGER SUBSIDIARY:	LG ACQUISITION CORPORATION

	By:	/s/ Timothy Cope
Timothy J. Cope
President and Chief Financial Officer

COMPANY:	SARTINI GAMING, INC.

	By:	/s/ Blake L. Sartini
Blake L. Sartini
Chief Executive Officer

STOCKHOLDER:	THE BLAKE L. SARTINI AND DELISE F. SARTINI FAMILY TRUST

	By:	/s/ Blake L. Sartini
Blake L. Sartini
Trustee

	By:	/s/ Delise F. Sartini
Delise F. Sartini
Trustee

Signature Page to Agreement and Plan of Merger

ANNEX I

Directors of the Surviving Corporation

Blake L. Sartini

Matt Flandermeyer

Steve Arcana

ANNEX II

Post-Closing Officers of Parent

President and Chief Executive Officer	Blake L. Sartini

Chief Financial Officer	Matt Flandermeyer

Chief Operating Officer	Steve Arcana

ANNEX III

List of New Tavern Acquisitions

Tavern located at 11930 Southern Highlands Pkwy, Las Vegas, NV 89141 (leased by Golden-PT’s Pub Molly Malone’s 53, LLC)

Tavern located at 3920 W. Ann Rd., North Las Vegas, NV 89031 (leased by Golden-PT’s Pub Kavanaugh’s 54, LLC)

Tavern located at 8255 W. Flamingo Rd., Las Vegas, NV 89147 (leased by Golden-PT’s Pub Sean Patrick’s 55, LLC)

Tavern located at 6788 N. 5th Street, North Las Vegas, NV 89084 (leased by Golden-PT’s Pub Morrissey’s 56, LLC)

ANNEX IV

Restricted Stockholders

Lyle A. Berman

Berman Consulting Corporation

Berman Consulting Corporation Profit Sharing Plan

Lyle A. Berman Revocable Trust

Bradley Berman Irrevocable Trust

Julie Berman Irrevocable Trust

Amy Berman Irrevocable Trust

Jessie Lynn Berman Irrevocable Trust

Schedule 2.2(b)

Preliminary Determination
of Parent Pre-Merger Value and Company Pre-Merger Value

This Schedule 2.2(b) is attached to and made a part of that certain Agreement and Plan of Merger, dated as of January 25, 2015, by and among Lakes Entertainment, Inc., LG Acquisition Corporation, Sartini Gaming, Inc., and The Blake L. Sartini and Delise F. Sartini Family Trust (the “Merger Agreement”). Unless otherwise defined herein, all capitalized and undefined terms used in this Schedule 2.2(b) shall have the meaning given such terms in the Merger Agreement.

1.             Determination of Parent Pre-Merger Value.

(a)     The Parent Pre-Merger Value will be determined by adjusting the Estimated Parent Pre-Merger Value in accordance with the provisions of this Schedule 2.2(b). A sample calculation of such adjustment is attached hereto as Appendix I, which calculation is intended to be illustrative only and not indicative of the actual numbers.

(b)     For purposes of this determination:

“Estimated Parent Pre-Merger Value” means (i) $9.57 per share, multiplied by (ii) 14,132,195 shares; provided that if Parent or any of its Subsidiaries has completed the sale of the Jamul Land prior to the Closing Date, the Estimated Parent Pre-Merger Value shall be reduced by $5,500,000.

“Office Building Adjustment” means the amount by which (i) the Office Building Value exceeds $4,000,000, in which case the Office Building Adjustment shall be a positive number equal to such excess amount, or (ii) $4,000,000 exceeds the Office Building Value, in which case the Office Building Adjustment shall be a negative number equal to such excess amount.

“Office Building Net Cash Proceeds” means the cash proceeds received by Parent from the sale of the Office Building, net of commissions, Taxes, fees and other transaction costs.

“Office Building Value” means, if the sale of the Office Building closes prior to the 60th day after the Effective Time, the Office Building Net Cash Proceeds of such sale.

“Parent Current Assets” means accounts and notes receivable, prepaid assets, inventories and other current assets, all as determined on a consolidated basis in accordance with GAAP; provided, that Current Assets shall (i) exclude Cash (other than the Normalized Working Capital Cash amounts), and (ii) only include income tax receivables up to a maximum of $2,155,000 in the aggregate.

“Parent Current Liabilities” means accrued expenses, payroll, accounts payable and other current liabilities, all as determined on a consolidated basis in accordance with GAAP; provided, that Current Liabilities shall exclude (i) the current portions (if any) of all Parent Outstanding Debt, (ii) all Parent Merger Expenses, and (iii) any amounts payable by Parent or any of its Subsidiaries after the Closing Date in connection with the settlement or other resolution of the Quest Litigation prior to the Effective Time.

“Parent Excess Cash” means (i) the Net Cash of Parent and its Subsidiaries as of the Closing Date (but excluding (x) any and all cash proceeds received by Parent or any of its Subsidiaries from the Office Building Value and the Pre-Closing Stock Option Exercises and (y) any Jamul Land Proceeds in excess of $5,500,000) plus (ii) all Parent Merger Expenses paid on or prior to the Closing Date plus (iii) all legal and other advisor fees, commitment fees, funding fees, arranging fees, prepayment penalties or premiums and other fees, costs, charges and expenses paid by Parent or any of its Subsidiaries on or prior to the Closing Date in connection with the Refinancing.

“Parent Excess Cash Adjustment” means the amount by which (i) Parent Excess Cash exceeds $77,500,000, in which case the Parent Excess Cash Adjustment shall be a positive number equal to such excess amount, or (ii) $77,500,000 exceeds Parent Excess Cash, in which case the Parent Excess Cash Adjustment shall be a negative number equal to such excess amount.

“Parent Indebtedness” means, with respect to Parent or any of its Subsidiaries, (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or similar instruments, (iii) obligations in respect of letters of credit, surety bonds or other similar instruments (or reimbursement agreements in respect thereof) or banker’s acceptances, in each case only to the extent drawn upon and not reimbursed, (iv) obligations to pay the deferred and unpaid purchase price of property or services (other than trade accounts payable), (v) capitalized lease or sale-leaseback obligations, (vi) indebtedness of third parties which is guaranteed by Parent or any of its Subsidiaries or secured by a lien or security interest on the assets or property of Parent or any of its Subsidiaries, and (vii) obligations of Parent for accrued interest payable on outstanding indebtedness.

“Parent Merger Expenses” means the aggregate amount of severance payments, transition payments, legal and other advisor fees and any other fees, costs or expenses incurred by Parent or any of its Subsidiaries in connection with the Merger Agreement and the Merger, whether or not paid on or prior to the Closing Date or the date of determination.

“Parent Merger Expenses Adjustment” means (i) the amount by which Parent Merger Expenses exceed $5,000,000, in which case the Parent Merger Expenses Adjustment shall be a negative number equal to such excess amount, or (ii) the amount by which $5,000,000 exceeds Parent Merger Expenses, in which case the Parent Merger Expenses Adjustment shall be a positive number equal to such excess amount.

“Parent Net Working Capital Balance” means an amount equal to all Parent Current Assets less all Parent Current Liabilities, determined as of the close of business on the Closing Date (but without giving effect to the consummation of the Merger).

“Parent Outstanding Debt” means the aggregate outstanding principal amount of Parent Indebtedness outstanding at the Closing.

“Parent Outstanding Debt Adjustment” means the amount by which (i) Parent Outstanding Debt exceeds $12,500,000, in which case the Parent Outstanding Debt Adjustment shall be a negative number equal to such excess amount or (ii) $12,500,000 exceeds Parent Outstanding Debt, in which case the Parent Outstanding Debt Adjustment shall be a positive number equal to such excess amount.

“Parent Working Capital Target” means $2,457,000.

“Pre-Closing Stock Option Exercises” means any and all exercises of outstanding Parent Stock Options by the holders thereof on or after the date hereof but on or prior to the Closing Date.

(c)     Not less than 20 Business Days prior to the Closing Date, Parent shall prepare and deliver to the Company for its review a report (the “Preliminary Parent Closing Report”) setting forth (i) an estimated unaudited consolidated balance sheet as of the Closing Date of Parent and its Subsidiaries prepared in accordance with GAAP on a basis consistent with the Parent Latest Balance Sheet, (ii) a statement with Parent’s calculations of cash proceeds received from Pre-Closing Stock Option Exercises, the Jamul Land Proceeds and the Office Building Value, as well as Parent’s good faith estimates of Parent Excess Cash, Parent Outstanding Debt and Parent Merger Expenses (including the amount of Parent Merger Expenses paid on or prior to the Closing Date), in each case together with reasonable supporting documentation.

(d)     The preliminary Parent Pre-Merger Value shall equal the value determined as follows (but subject to further adjustment after the Effective Time pursuant to Schedule 2.2(d):

(i)	the Estimated Parent Pre-Merger Value, plus

(ii)

each of the Office Building Adjustment, the Parent Excess Cash Adjustment, the Parent Outstanding Debt Adjustment, and the Parent Merger Expenses Adjustment (which may be a positive or negative number), plus

(iii)	the Parent Net Working Capital Balance less the Parent Working Capital Target (which may be a positive or negative number), less

(iv)	any amounts payable by Parent or any of its Subsidiaries after the Closing Date in connection with any settlement or other resolution of the Quest Litigation prior to the Effective Time.

2.             Determination of Company Pre-Merger Value.

(a)     The Company Pre-Merger Value will be determined by adjusting the Estimated Company Pre-Merger Value in accordance with the provisions of this Schedule 2.2(b). A sample calculation of such adjustment is attached hereto as Appendix I, which calculation is intended to be illustrative only and not indicative of the actual numbers.

(b)     For purposes of this determination:

“Estimated Company Pre-Merger Value” means (i) Company Adjusted EBITDA multiplied by 7.5, plus (ii) the amount of any and all Permitted Company Acquisitions and Investments.

“Adjusted EBITDA” shall mean, with respect to any period, the net income (loss) generated by the Company and its Subsidiaries for such period, plus the sum (without duplication, and to the extent deducted in calculating the net income (loss) of the Company and its Subsidiaries for such period) of (a) all interest, fees, charges and related expenses paid or payable for such period in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets and the portion of rent paid or payable (without duplication) for such period under any capital lease that should be treated as interest in accordance with Financial Accounting Standards Board Codification No. 840, (b) all expenses for income taxes paid or accrued, (c) depreciation, (d) amortization, (e) all non-cash or non-recurring expenses, losses or charges, (f) fees, costs, expenses, discounts, premiums and commissions incurred, paid or deducted in connection with the refinancing of Company Indebtedness, any dispositions or acquisitions (whether or not consummated), and any restructuring, integration, severance or retention costs, accruals or reserves related to or resulting from any acquisition, and (g) any severance payments, transition payments, legal and other advisor fees and any other expenses incurred by the Company or any of its Subsidiaries in connection with the Merger, the Merger Agreement, and the transactions contemplated thereby; provided¸ that, in the event that a Nevada Business Tax Change has occurred prior to the Closing Date, then Adjusted EBITDA will be calculated on a pro forma basis to give effect to (x) such Nevada Business Tax Change, (y) any and all renegotiations, modifications or amendments to any Contract of the Company or any of its Subsidiaries prior to the Closing designed or intended to offset (in whole or in part) or mitigate the adverse impact to the Company or any of its Subsidiaries resulting from such Nevada Business Tax Change, and (z) any and all reasonable business adjustments put in place by the Company or any of its Subsidiaries prior to the Closing in response to such Nevada Business Tax Change, in each case as if such Nevada Business Tax Change, Contract renegotiations, modifications or amendments and business adjustments had occurred or taken effect on the first day of the applicable Measurement Period (the adjustments set forth in clauses (x), (y) and (z), collectively, the “Pro Forma Adjustments”).

“Company Adjusted EBITDA” means, Adjusted EBITDA calculated for the Company and its Subsidiaries for the Measurement Period, all as determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP on a basis consistent with the Latest Financial Statements; provided, that, with respect to New Tavern Acquisitions, actual results will be annualized for the Measurement Period for purposes of calculating Company Adjusted EBITDA (in the case of each such tavern by multiplying such results by a factor equal to 365 divided by the number of days such tavern has been in operation during the Measurement Period).

“Company Current Assets” means accounts and notes receivable, prepaid assets, inventories and other current assets, all as determined on a consolidated basis in accordance with GAAP; provided, that Current Assets shall exclude Cash (other than the Normalized Working Capital Cash amounts).

“Company Current Liabilities” means accrued expenses, payroll, accounts payable and other current liabilities, all as determined on a consolidated basis in accordance with GAAP; provided, that Current Liabilities shall (a) exclude (i) the current portions (if any) of all Company Outstanding Debt, (ii) all Company Merger Expenses, and (iii) all legal and other advisor fees, commitment fees, funding fees, arranging fees, prepayment penalties or premiums and other fees, costs, charges and expenses incurred by the Company or any of its Subsidiaries in connection with the Refinancing, and (b) include all payments (other than payments in the form of shares of Parent Common Stock or payments made with Cash of the Company or any of its Subsidiaries on or prior to the Closing Date) required to be made by the Company or any of its Subsidiaries to Warrantholders pursuant to the Warrant Purchase Agreements (which payments, for the avoidance of doubt, will not be considered to be Company Merger Expenses).

“Company Excess Cash” means the Net Cash of the Company and its Subsidiaries as of the Closing Date, plus (ii) all Company Merger Expenses paid on or prior to the Closing Date, plus (iii) all legal and other advisor fees, commitment fees, funding fees, arranging fees, prepayment penalties or premiums and other fees, costs, charges and expenses paid by the Company or any of its Subsidiaries on or prior to the Closing Date in connection with the Refinancing.

“Company Indebtedness” means, with respect to the Company or any of its Subsidiaries, (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or similar instruments, (iii) obligations in respect of letters of credit, surety bonds or other similar instruments (or reimbursement agreements in respect thereof) or banker’s acceptances, in each case only to the extent drawn upon and not reimbursed, (iv) obligations to pay the deferred and unpaid purchase price of property or services (other than trade accounts payable), (v) capitalized lease or sale-leaseback obligations, (vi) indebtedness of third parties which is guaranteed by the Company or any of its Subsidiaries or secured by a lien or security interest on the assets or property of the Company or any of its Subsidiaries, (vii) obligations of the Company for accrued interest payable on outstanding indebtedness, and (viii) the present value (using a discount rate of 12%) of the lease payments payable after the Effective Time for the remainder of the term of the lease under that certain Shopping Center Lease, dated as of February 2, 2004, by and between Serene Plaza, LLC, a Nevada limited liability company, and Sparky’s South Meadows 8, LLC, a Nevada limited liability company (as amended through the Closing Date), with respect to approximately 5,500 square feet located at 748 S. Meadows Parkway, Suite A13, Reno, NV 89521.

“Company Merger Expenses” means the aggregate amount of severance payments, transition payments, legal and other advisor fees and any other fees, costs or expenses incurred by the Company or any of its Subsidiaries in connection with the Merger Agreement and the Merger, whether or not paid on or prior to the Closing Date or the date of determination.

“Company Merger Expenses Adjustment” means (i) the amount by which Company Merger Expenses exceed $500,000, in which case the Company Merger Expenses Adjustment shall be a negative number equal to such excess amount, or (ii) the amount by which $500,000 exceeds Company Merger Expenses, in which case the Company Merger Expenses Adjustment shall be a positive number equal to such excess amount.

“Company Net Working Capital Balance” means an amount equal to all Company Current Assets less all Company Current Liabilities, determined as of the close of business on the Closing Date (but without giving effect to the consummation of the Merger).

“Company Outstanding Debt” means the aggregate outstanding principal amount of Company Indebtedness outstanding at the Closing.

“Company Working Capital Target” means $20,830,000.

“Measurement Period” means the period of 12 consecutive calendar months as of the last full month ended at least 30 days prior to the Closing Date.

“New Tavern Acquisitions” means taverns acquired after the commencement of the Measurement Period and owned and operated by the Company or any of its Subsidiaries in operation as of October 31, 2014, all of which are identified on Annex III.

(c)     Not less than 20 Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent for its review a report (the “Preliminary Company Closing Report”) setting forth (i) an estimated unaudited consolidated balance sheet as of the Closing Date of the Company and its Subsidiaries prepared in accordance with GAAP on a basis consistent with the Latest Balance Sheet, (ii) an estimated unaudited consolidated statement of income for the Measurement Period of the Company and its Subsidiaries prepared in accordance with GAAP on a basis consistent with the Latest Financial Statements, together with the Company’s calculation of Company Adjusted EBITDA and Estimated Company Pre-Merger Value, (iii) in the event that a Nevada Business Tax Change has occurred, a separate calculation of Company Adjusted EBITDA that excludes from such calculation all Pro Forma Adjustments, (iv) a statement of the Company’s good faith estimates of Company Excess Cash, Company Merger Expenses (including the amount of Company Merger Expenses paid on or prior to the Closing Date), and Company Outstanding Debt, in each case together with reasonable supporting documentation. In the event that a Nevada Business Tax Change occurs during the period between the delivery of the Preliminary Company Closing Report and the Closing Date, the Company shall deliver an updated Preliminary Company Closing Report to reflect such event.

(d)     The preliminary Company Pre-Merger Value shall equal the value determined as follows (but subject to further adjustment after the Effective Time pursuant to Schedule 2.2(d)):

(i)	the sum of (A) Estimated Company Pre-Merger Value, plus (B) Company Excess Cash, less

(ii)	Company Outstanding Debt, plus

(iii)	the Company Merger Expenses Adjustment (which may be a positive or negative number), plus

(iv)	the Company Net Working Capital Balance less the Company Working Capital Target (which may be a positive or negative number).

APPENDIX I

ILLUSTRATIVE CALCULATION ONLY
NOT INDICATIVE OF ACTUAL NUMBERS

Sample Calculations of Parent Pre-Merger Value and Company Pre-Merger Value

Assuming Closing Date of September 30, 2015

Determination of Parent Pre-Merger Value	9/30/2015
Estimated Value / Share	$9.57
Fully diluted Parent shares at signing	14,132,195
Estimated Parent Pre-Merger Value	$135,245,106	(1)
(+/-) Office Building Adjustment	--	(2)
(+/-) Parent Excess Cash Adjustment	2,723,000
(+/-) Parent Outstanding Debt Adjustment	2,086,475
(+/-) Parent Merger Expenses Adjustment	(4,445,453)
(+) Parent Net Working Capital Balance	2,457,000
(-) Parent Working Capital Target	(2,457,000)
(-) Amounts payable after the Closing Date re Quest Litigation	--
A. Preliminary Parent Pre-Merger Value	$135,609,129

Determination of Company Pre-Merger Value	9/30/2015
Company Adjusted EBITDA	$35,785,672
Company Adjusted EBITDA Multiple	7.5x
Subtotal	$268,392,541
(+) Permitted Company Acquisitions and Investments	--
Estimated Company Pre-Merger Value	$268,392,541
(+) Company Excess Cash	1,645,511
(-) Company Outstanding Debt	(187,933,189)
(+/-) Company Merger Expenses Adjustment	--	(3)
(+) Company Net Working Capital Balance	14,130,000	(4)
(-) Company Working Capital Target	(20,830,000)
B. Preliminary Company Pre-Merger Value	$75,404,864

C. Preliminary Total Post-Merger Value (A + B)	$211,013,992
D. Parent Stockholder Percentage (A /C)	64.3%
E. Company Stockholder Percentage (B / C)	35.7%
F. Fully Diluted Pre-Closing Parent Shares	14,132,195
G. Post-Closing Parent Shares (F / D)	21,990,340
Merger Consideration Shares (E x G)	7,858,145

(1) Assumes no sale of Jamul Land prior to the Closing.

(2) Assumes no sale of the Office Building for more or less than $4,000,000 prior to the 60th day after the Effective Time.

(3) Assumes $500,000 of Company Merger Expenses.

(4) Assumes all Golden Gaming Warrants are redeemed by Golden Gaming in exchange for an obligation to pay $6,700,000 in cash.

1

Schedule 2.2(d)

Post-Closing Adjustment

This Schedule 2.2(d) is attached to and made a part of that certain Agreement and Plan of Merger, dated as of January 25, 2015, by and among Lakes Entertainment, Inc., LG Acquisition Corporation, Sartini Gaming, Inc., and The Blake L. Sartini and Delise F. Sartini Family Trust (the “Merger Agreement”). Unless otherwise defined herein, all capitalized and undefined terms used in this Schedule 2.2(d) shall have the meaning given such terms in the Merger Agreement (or Schedule 2.2(b) thereof).

1.     Post-Closing Adjustment. The preliminary Parent Pre-Merger Value and the preliminary Company Pre-Merger Value set forth in the Preliminary Parent Closing Report and the Preliminary Company Closing Report, respectively, (and, accordingly, the Merger Consideration and number of Merger Consideration Shares) will be subject to adjustment after the Effective Time as set forth in this Schedule 2.2(d).

2.     Pre-Merger Values.

(a)	The final Parent Pre-Merger Value shall equal the value determined as follows:

(i)	the Estimated Parent Pre-Merger Value, plus

(ii)

each of the Office Building Adjustment, the Parent Excess Cash Adjustment, the Parent Outstanding Debt Adjustment, and the Parent Merger Expenses Adjustment (which may be a positive or negative number), plus

(iii)	the Parent Net Working Capital Balance less the Parent Working Capital Target (which may be a positive or negative number); less

(iv)	any amounts payable by Parent or any of its Subsidiaries after the Closing Date in connection with any settlement or other resolution of the Quest Litigation prior to the Effective Time.

(b)	The final Company Pre-Merger Value shall equal the value determined as follows:

(i)	the sum of (A) Estimated Company Pre-Merger Value, plus (B) Company Excess Cash, less

(ii)	Company Outstanding Debt, plus

(iii)	The Company Merger Expenses Adjustment (which may be a positive or negative number), plus

(iv)	the Company Net Working Capital Balance less the Company Working Capital Target (which may be either a positive or negative number).

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3.     Closing Report.

(a)

As soon as reasonably practicable following the Effective Time, and in any event within 60 days thereof, Parent shall prepare and deliver to the Stockholder and the Special Committee a report (the “Closing Report”) setting forth:

(i)

the unaudited consolidated balance sheet as of the close of business on the Closing Date (but without giving effect to the consummation of the Merger) of Parent and its Subsidiaries, prepared in accordance with GAAP on a basis consistent with the Parent Latest Balance Sheet (but without giving effect to the consummation of the Merger);

(ii)

the unaudited consolidated balance sheet as of the close of business on the Closing Date of the Company and its Subsidiaries, prepared in accordance with GAAP on a basis consistent with the Latest Balance Sheet (but without giving effect to the consummation of the Merger);

(iii)

the unaudited consolidated statement of income for the Measurement Period of the Company and its Subsidiaries, prepared in accordance with GAAP on a basis consistent with the Latest Financial Statements, together with its calculation of actual Company Adjusted EBITDA and Estimated Company Pre-Merger Value;

(iv)

a statement of the actual Office Building Value (if applicable), the Jamul Land Proceeds, Parent Excess Cash, Parent Outstanding Debt, Parent Merger Expenses, Company Excess Cash, Company Merger Expenses and Company Outstanding Debt, together with reasonable supporting documentation;

(v)	a statement of the Net Working Capital Balance of each of Parent and the Company, together with reasonable supporting documentation;

(vi)	its calculation of the final Parent Pre-Merger Value and Company Pre-Merger Value; and

(vii)	its calculation of the final Parent Stockholder Percentage, Company Stockholder Percentage, Merger Share Price and Merger Consideration.

(b)

Following the Effective Time, Parent shall give each of the Stockholder and the Special Committee and their respective Representatives access to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of Parent, the Company and their respective Subsidiaries relating to the preparation of the Closing Report and shall cause the personnel of Parent, the Company and its Subsidiaries to cooperate with the Stockholder and the Special Committee in connection with their respective review of the Closing Report.

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(c)

If either the Stockholder or the Special Committee shall disagree with any calculation or matter set forth in the Closing Report, it shall notify Parent and the other party in writing of such disagreement within 30 days after its receipt of the Closing Report (a “Dispute Notice”), which Dispute Notice shall set forth in reasonable detail the particulars of such disagreement. If neither the Stockholder nor the Special Committee timely delivers a Dispute Notice within such 30-day period, then the Stockholder and the Special Committee shall be deemed to have agreed with the Closing Report and the calculations set forth therein, and such calculations (including as to the amount of Merger Consideration) shall be deemed to be final, binding and conclusive for all purposes under the Merger Agreement as of the expiration of such 30-day period.

(d)

In the event that either the Stockholder or the Special Committee timely delivers a Dispute Notice within such 30-day period, Parent, the Stockholder and the Special Committee shall use reasonable best efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve the disagreements set forth in all such Dispute Notices; provided, that the Stockholder and the Special Committee shall be deemed to have agreed upon all items in the Closing Report that were not disputed in such Dispute Notices for all purposes under the Merger Agreement. If, at the end of such period, they are unable to resolve all such disagreements, then any such remaining disagreements shall be resolved by a nationally recognized independent public accountant selected by Parent and reasonably agreed to by the Stockholder and the Special Committee (the “Auditor”); provided, that if the Parent, the Stockholder and the Special Committee have not agreed on such Auditor within 20 days following the expiration of such dispute resolution period, then at the written request of any of the Parent, the Stockholder or the Special Committee delivered to the American Arbitration Association and each other party, the Auditor shall be appointed as promptly as practicable thereafter by the American Arbitration Association in Las Vegas, Nevada. The Auditor shall act as an expert and not an arbitrator. The Auditor shall be instructed to make a determination only as to those matters still in dispute, and shall make its determination as soon as reasonably possible, and in any event within 60 days following the day on which the disagreement is referred to the Auditor. The Auditor shall have no power to modify or amend any term or provision of the Merger Agreement (including Schedule 2.2(b) and this Schedule 2.2(d)) or to modify any item previously agreed to or not previously disputed by the Stockholder and the Special Committee. The determination of the Auditor as to all such disputed items shall be final, binding and conclusive for all purposes under the Merger Agreement. The fees and expenses of the Auditor shall be paid by Parent.

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